                       PRELIMINARY INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

 Information Statement Pursuant to Section 14(c) of the Securities Exchange Act
                                    of 1934

Check the appropriate box:

[X]Preliminary Information Statement

[_]Confidential, For Use of the Commission Only (as permitted by Rule 14c-
5(d)(2))

[_]Definitive Information Statement

                         CHOICE ONE COMMUNICATIONS INC.
                (Name of Registrant as Specified in Its Charter)

                                   Copies to:
                                John C. Partigan
                               William W. Barker
                               NIXON PEABODY LLP
                        401 9th Street, N.W., Suite 900
                          Washington, D.C. 20004-2128
                           Telephone: (202) 585-8000
                           Facsimile: (202) 585-8080
                              www.nixonpeabody.com

Payment of Filing Fee (Check the appropriate box):

[_]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

  1) Title of each class of securities to which transaction applies: Common Stock, $0.01 par value

  2) Aggregate number of securities to which transaction applies: 7,000,000

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of the transaction: [e.g., cash and stock of $563,000,000]

  5) Total fee paid: A filing fee of $64,630 has been paid pursuant to Rule 0-11 of the Exchange Act and Rule 457(f) of the Securities Act. The filing fee is based on a net transaction value pursuant to Rule 457(f)(1) and (3) of $185,010,000 of Choice One common stock having a market value of $26.43 per share as of June 8, 2000 as quoted on Nasdaq, plus net cash to be paid of $59,800,000, all multiplied by the applicable fee (.000264.)

[X]Fee paid previously with preliminary materials

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

                              [LOGO OF CHOICE ONE]

                         CHOICE ONE COMMUNICATIONS INC.
                              100 Chestnut Street
                                   Suite 600
                           Rochester, New York 14604

                               ----------------

                      NOTICE OF ACTION BY WRITTEN CONSENT

To the Stockholders of Choice One:

   The Choice One board of directors has approved an agreement and plan of merger whereby US Xchange, Inc. will merge with and into Barter Acquisition Corporation, a wholly-owned subsidiary of Choice One. Pursuant to Nasdaq Rule 4310 and Delaware state law, we have obtained the written consent of holders of a majority of our outstanding common stock in order to issue 20% or more of our outstanding common stock in the merger. We have also obtained the requisite written consent of holders of a majority of our outstanding common stock in order to amend our 1998 employee stock option plan to increase the number of shares of common stock available for grants under the plan from 1,063,791 to 6,000,000 shares, to permit the Choice One board of directors to grant restricted stock and non-qualified stock options that have an exercise price that is at or below the fair market value of our common stock on the date of grant and to make certain other changes to the plan.

   Your consent is not required and is not being solicited in connection with these actions. Pursuant to Section 228 of the Delaware General Corporation Law, we are providing you with notice of approval of action by less than unanimous consent of Choice One stockholders. The enclosed information statement is being provided to you for your information to comply with the requirements of the Securities and Exchange Act of 1934.

   These actions will be effective 20 days after mailing this notice and enclosed information statement to stockholders.

                                          By Order of the Board of Directors

                                          Steve M. Dubnik
                                          Chairman and Chief Executive Officer

Rochester, New York
June 28, 2000

                               SUMMARY TERM SHEET

   On May 14, 2000, Choice One entered into an agreement and plan of merger with US Xchange, Inc., a Delaware corporation, and Ronald H. VanderPol, the sole stockholder of US Xchange. The material features of the merger are:

  . US Xchange will merge with and into Barter Acquisition Corporation, a newly formed wholly owned subsidiary of Choice One.

  . As a result of the merger, the separate corporate existence of US Xchange will cease and Barter Acquisition will continue as the surviving corporation.

  . Choice One will convert each share of US Xchange common stock into the right to receive cash and Choice One common stock. As determined by a formula in the merger agreement (described in detail below), Choice One estimates that it will issue approximately 7.0 million shares of Choice One common stock and pay approximately $311 million in net cash pursuant to the merger, subject to adjustment. This cash payment includes repayment of approximately $298 million in US Xchange debt, together with associated premiums, to be paid at closing of the merger.

  . Choice One also agreed to provide registration rights covering the Choice
    One common stock issued in the merger.

  . Consummation of the merger is subject to the satisfaction of specified conditions, including (i) obtaining financing on satisfactory terms, (ii) the redemption of at least 80% of the outstanding principal amount of the US Xchange, L.L.C. 15% Senior Notes due July 1, 2008, (iii) modification of specified agreements relating to the operations of US Xchange, (iv) compliance with all applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and expiration of all applicable waiting periods, (v) receipt of specified regulatory approvals, and (vi) other customary conditions. Both Choice One and US Xchange may terminate the merger agreement if the merger has not been consummated by November 14, 2000.

  . Assuming the satisfaction or waiver of such conditions, the merger will be completed on or about July 31, 2000.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   2
Background of the Merger.................................................   7
Action by Less Than Unanimous Consent to Issue 20% or More of Choice One
 Common Stock Pursuant to Nasdaq Rule 4310...............................   9
  General................................................................   9
  The Merger Agreement...................................................   9
  Required Regulatory Approvals..........................................  11
  Interests of Certain Persons In The Merger.............................  11
Unaudited Pro Forma Condensed Combined Financial Information.............  13
Information About US Xchange.............................................  20
Information About Choice One.............................................  32
Voting Securities of Choice One and Principal Holders Thereof............  47
Market Price Information.................................................  49
Amendment to 1998 Employee Stock Option Plan.............................  50
Index to Financial Statements ........................................... F-1

                                   APPENDICES

APPENDIX A Opinions of Financial Advisor................................. A-1

   This information statement contains "forward-looking statements" for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may involve risks and uncertainties that may cause actual results of Choice One and US Xchange to be materially different from future results or performance expressed or implied by such statements. Forward-looking statements may be identified by the use of words such as "expect," "anticipate," "project," "intend," "believe" and "plan." Factors that could contribute to such differences are discussed under "Information About Choice One" and "Information About US Xchange."

                         WE ARE NOT ASKING FOR A PROXY
                          AND YOU ARE REQUESTED NOT TO
                                SEND US A PROXY

   This information statement is furnished to common stockholders of Choice One Communications Inc., a Delaware corporation, at the direction of the Choice One board of directors. On May 14, 2000, Choice One entered into an agreement and plan of merger with US Xchange, Inc., a Delaware corporation, and Ronald H. VanderPol, the sole stockholder of US Xchange. Pursuant to the merger agreement, US Xchange will merge with and into Barter Acquisition Corporation, a newly formed wholly owned subsidiary of Choice One. As a result of the merger, the separate corporate existence of US Xchange will cease and Barter Acquisition will continue as the surviving corporation.

   Choice One will not hold a meeting of the stockholders in connection with the merger or the amendment to its 1998 employee stock option plan. Stockholders of record as of June 12, 2000 will receive this information statement describing the action taken by written consent. As of the record date, the following investors accounted for approximately 55.5% of the outstanding common stock of Choice One: Steve M. Dubnik, Morgan Stanley Capital Partners III, L.P. (and related equity funds), Morgan Stanley Dean Witter Capital Partners IV, L.P. (and related private equity funds), Fleet Equity Partners IV, Fleet Venture Resources Inc., Chisolm Partners, III, L.P., and Waller-Sutton Media Partners, L.P. Morgan Stanley and investors affiliated with it are referred to in this information statement as "Morgan Stanley and related entities."

   Completion of the merger is conditioned upon the satisfaction or waiver of specified conditions (described in detail below). Assuming the satisfaction or waiver of such conditions, the merger is expected to be completed on or about July 31, 2000.

   Pursuant to the Delaware General Corporation Law, we have obtained the requisite written consents from principal stockholders beneficially owning more than 50% of outstanding Choice One common stock. Other than this written consent, which has already been given, no further action by the Choice One stockholders is necessary to complete the merger and no such approval will be sought.

   This information statement is being mailed on June 28, 2000 to record holders of Choice One common stock. This information statement constitutes the notice of corporate action without meeting required by Section 228(d) of the Delaware General Corporate Law. These actions will be effective 20 days after mailing this notice and enclosed information statement to stockholders.

   This transaction has not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in this information statement. Any representation to the contrary is unlawful.

            The date of this information statement is June 28, 2000.

                                    SUMMARY

   This is a summary of the merger transaction and other information in this information statement. While complete in material respects, this summary is qualified by reference to the detailed information appearing elsewhere in this information statement and appendixes. Please carefully read all of these materials.

The Acquiror-Choice One Communications Inc.

   Choice One is an integrated communications provider offering broadband data and voice telecommunications services primarily to small and medium-sized businesses in second and third tier markets in the northeastern United States. The product and service offerings of Choice One include high speed data and Internet service, principally utilizing digital subscriber line, or DSL, technology, local exchange service and long distance service and web design and hosting. The principal executive offices of Choice One are located at 100 Chestnut Street, Suite 600, Rochester, New York 14604. Its telephone number is
(716) 246-4231.

The Acquired Company-US Xchange, Inc.

   US Xchange is a holding company which has no assets or independent business operations. Through its subsidiaries, US Xchange is a full service, facilities-based competitive telephone company. US Xchange provides bundled local and long distance telephone, data and Internet communications services over its own high speed digital networks and switching systems. US Xchange offers customers telecommunications services primarily in second and third tier markets in the midwestern United States. The principal executive offices of US Xchange are located at 44 Grandville Avenue SW, Suite 400, Grand Rapids, Michigan 49503. Its telephone number is (616) 493-7000.

Action by Less than Unanimous Consent to Issue 20% or More of Choice One Common Stock Pursuant to Nasdaq Rule 4310 (Page 9)

   Nasdaq Stock Market Rule 4310(25)(G) requires Nasdaq-listed companies to obtain stockholder approval before issuing 20% or more of their common stock or securities convertible into common stock in a transaction other than a public offering. Under Nasdaq Rule 4310, such a proposed issuance must be approved by a majority of votes cast at a meeting of shareholders (or by a majority of shares outstanding in the case of a less than unanimous consent of shareholders). Pursuant to Delaware state law, the Choice One board of directors obtained the consent of a majority of Choice One common stock issued and outstanding. Consequently, the issuance of Choice One common stock in the merger has been approved and Choice One is not soliciting stockholder approval on this issue.

The Merger (Page 7)

   Pursuant to Delaware state law, the Choice One board of directors has approved the merger of US Xchange with and into Barter Acquisition, a wholly-owned subsidiary of Choice One, in exchange for up to 7.0 million shares of Choice One common stock and $311 million of net cash ($298 million of which will be used to repay indebtedness of US Xchange, together with associated premiums). The amount of cash and the number of shares of Choice One common stock into which each share of US Xchange common stock will be converted will be determined immediately before the merger according to the formula specified in the merger agreement. Choice One also granted registration rights covering Choice One common stock issued in the merger.

   US Xchange operates in the same industry segment as Choice One but in different geographical regions of the United States. Choice One operates in the Northeast. US Xchange operates in the Midwest. The Choice One board of directors determined that acquisition of US Xchange would be a cost-effective means to expand its operations into the Midwest.

   The merger will be accounted for as a purchase. This means that after the merger the combined results of operations of Choice One will be included in the consolidated results of operations of US Xchange. For purposes of preparing consolidated financial statements, the purchase price, including the fees and other costs of Choice One associated with the merger at the date of completion will be allocated to the assets and liabilities of US Xchange based on their fair market values, with the excess allocated to goodwill to be amortized over the estimated economic life of the assets.

   Regulatory approval is being sought under the Hart-Scott-Rodino Act. For a complete description of the merger, conditions and effects, see page 10.

Amendment to the Choice One 1998 Employee Stock Option Plan

   Nasdaq Rule 4310(25)(G) requires Nasdaq-listed companies to obtain stockholder approval when a stock option or purchase plan is established or other arrangement made pursuant to which stock may be received by officers and directors. The Choice One board of directors proposes to amend the Choice One 1998 employee stock option plan to increase the number of shares of common stock available for grants under the plan from 1,063,791 to 6,000,000 shares, to permit restricted stock grants and non-qualified stock option grants at or below market value and to make certain other changes to the plan. Under Nasdaq Rule 4310, such an amendment requires stockholder approval by a majority of votes cast at a meeting of shareholders (or by a majority of shares outstanding in the case of a less than unanimous consent of shareholders). Pursuant to Delaware state law, the Choice One board of directors obtained the consent to the amendment of the 1998 plan by a majority of Choice One common stock outstanding. Consequently, the proposed amendment to the 1998 plan has been approved and Choice One is not soliciting stockholder approval on this issue.

Record Date; Voting Rights

   Choice One stockholders are not being asked to vote on any of these proposals. On June 12, 2000, there were 31,026,357 shares of Choice One common stock issued and outstanding held by approximately 14,100 beneficial owners. Choice One holders of our common stock of record at the close of business on June 12, 2000 are entitled to receive an information statement describing these corporate actions without a formal meeting approved by consent of less than all stockholders.

                 PRO FORMA SELECTED AND HISTORICAL CONSOLIDATED
                          FINANCIAL AND OPERATING DATA

Selected Historical Consolidated Financial Data of Choice One

   The following table sets forth our selected historical consolidated financial data for the periods indicated. The selected historical consolidated financial data set forth below covers the period from inception through fiscal year ended December 31, 1998 and 1999, and the three months ended March 31, 2000. This information was derived from both the audited and unaudited consolidated financial statements of Choice One contained elsewhere in this information statement. Read this information in conjunction with related notes included elsewhere in this information statement.

   The unaudited condensed combined pro forma statements of operations for the year ended December 31, 1999 and the three months ended March 31, 2000 reflect the combination of the statement of operations of Choice One for the year ended December 31, 1999 and for the quarter ended March 31, 2000, the statement of operations of Atlantic Connections for the ten months ended October 31, 1999, and the statement of operations of US Xchange for the year ended December 31, 1999 and for the quarter ended March 31, 2000, as adjusted for the acquisitions as if the acquisitions were consummated on January 1, 1999. The unaudited pro forma condensed combined balance sheet is presented as if the proposed acquisition of US Xchange was consummated on March 31, 2000. The unaudited pro forma statements do not give effect to the up to $2.1 million additional purchase price payable in cash or, at our option, our common stock, in connection with the acquisition of Atlantic Connections if specified performance criteria are met in the 12 months following that acquisition. The results of our operations for the periods indicated are not necessarily indicative of the results of operations in the future.

   Included in other financial data are EBITDA amounts, as adjusted. EBITDA, as adjusted, represents earnings before interest, income taxes, depreciation and amortization, non-cash deferred compensation and non-cash management allocation charges. EBITDA, as adjusted, reflects non-cash deferred compensation and non-cash management allocation charges of $.376 million in 1998, $2.0 million for the year ended December 31, 1999 and $66.2 million for the three months ended March 31, 2000. EBITDA is one financial measure used by management and some investors as an indicator of a company's historical ability to service debt. Management believes that an increase in EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either operating income, as determined by generally accepted accounting principles, nor is it an indicator of operating performance or cash flows from operating, investing and financing activities, as determined by generally accepted accounting principles, and is thus susceptible to varying calculations. EBITDA as presented may not be comparable to other similarly titled measures of other companies.

   Read the financial data below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," Choice One's audited financial statements with related notes and its unaudited pro forma financial data with related notes contained elsewhere in this information statement.

                             Period from
                              Inception
                           (June 2, 1998)        Year Ended         Three Months Ended
                               through       December 31, 1999        March 31, 2000
                          December 31, 1998 --------------------- -----------------------
                               Actual        Actual    Pro forma    Actual     Pro forma
                          ----------------- --------  ----------- ----------- -----------
                                                      (unaudited) (unaudited) (unaudited)
                                      (in thousands, except per share data)
Statement of Operations
 Data:
Revenues................      $     --      $  4,518   $  38,088   $  6,790    $  16,511
Operating expenses
  Network costs.........            --         6,979      50,146      6,990       17,962
  Selling general and
   administrative,
   including noncash
   deferred compensation
   of $1,749, $2,048 and
   $376 in 2000, 1999
   and 1998,
   respectively, and
   non-cash management
   ownership allocation
   charge of $64,529, $0
   and $0 in 2000, 1999
   and 1998,
   respectively.........         5,060        22,978      65,147     77,427       85,315
  Depreciation and
   amortization.........            36         5,153      62,048      2,992       18,035
                              --------      --------   ---------   --------    ---------
   Total operating
    expenses............         5,096        35,110     177,341     87,409      121,312
                              --------      --------   ---------   --------    ---------
   Loss from
    operations..........        (5,096)      (30,592)   (139,253)   (80,619)    (104,801)
Interest income
 (expense), net.........            22        (1,883)    (18,796)    (1,038)      (5,081)
                              --------      --------   ---------   --------    ---------
Net loss................      $ (5,074)     $(32,475)  $(158,049)  $(81,657)   $(109,882)
                              ========      ========   =========   ========    =========
Accretion of preferred
 stock..................            --            --       6,982         --        2,165
Accrued preferred stock
 dividends..............            --            --      29,505         --        8,033
Net loss applicable to
 common stock...........      $ (5,074)     $(32,475)  $(194,536)  $(81,657)   $(120,080)
                              --------      --------   ---------   --------    ---------
Net loss per share,
 basic and diluted......      $  (0.28)     $  (1.47)  $   (6.70)  $  (3.10)   $   (3.60)
                              ========      ========   =========   ========    =========

Balance Sheet Data:
Cash and cash
 equivalents............      $  1,491      $  3,615               $ 65,486    $ 119,160
Working capital
 (deficit)..............        (9,707)       (9,035)                53,919       92,830
Property and equipment,
 net....................        21,110        72,427                 90,327      227,298
Total assets............        24,472        94,512                182,380      784,348
Long term debt..........            --        51,500                     --      150,000
Stockholders' equity....        13,130        26,724                162,154      584,154

Other Financial Data:
Net cash provided by
 (used in) operating
 activities.............      $  6,587      $(24,319)              $(14,781)
Net cash used in
 investing activities...       (21,146)      (56,077)               (22,274)
Net cash provided by
 financing activities...        16,050        82,520                 98,936
Capital expenditures....        21,146        56,077                 20,412
EBITDA, as adjusted.....        (4,684)      (23,391)               (11,349)

Operating Data:
Lines sold..............            --        21,683      26,646     43,234      104,081
Lines installed:
Voice lines installed...            --        19,890      70,589     32,411       90,034
Data lines installed....            --           206       2,506        699        2,999
Total lines installed...            --        20,096      73,095     33,110       93,033
Markets in operation....            --             9          18         12           21
Number of voice switches
 deployed...............            --             8          17          8           17
Number of data switches
 deployed...............            --            10          10         17           17
Voice collocations
 installed..............            --           141         189        178          226

Selected Historical Consolidated Financial Data of US Xchange

   The following table sets forth the selected historical consolidated financial data of US Xchange, L.L.C., which comprises substantially all of the business and operations of US Xchange, for the periods indicated. The selected historical consolidated financial data set forth below covers the fiscal years ended December 31, 1997, 1998 and 1999, and the three months ended March 31, 2000. This information was derived from both the audited and unaudited consolidated financial statements of US Xchange contained elsewhere in this information statement, which, for 1999, 1998 and 1997, have been audited by BDO Seidman, LLP, independent certified public accountants.

   Read the financial data below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," US Xchange's audited financial statements with related notes and its unaudited pro forma financial data with related notes contained elsewhere in this information statement.

                                         December 31,             Three months
                                  -----------------------------      ended
                                    1997      1998       1999    March 31, 2000
                                  --------  ---------  --------  --------------
                                   (in thousands, except per
                                          share data)             (unaudited)
Statement of Operations Data:
Revenues........................  $    207  $   7,015  $ 26,430    $   9,721
Operating expenses:
  Cost of communications
   services.....................       750     16,338    37,740       10,972
  Selling, general and
   administrative...............     5,066     28,680    40,554        7,888
  Depreciation and
   amortization.................       189      3,257    13,191        4,391
                                  --------  ---------  --------    ---------
    Total operating expenses....     6,005     48,275    91,485       23,251
    Loss from operations........    (5,798)   (41,260)  (65,055)     (13,530)
Interest income (expense), net..       (30)    (9,363)  (25,592)      (8,238)
                                  --------  ---------  --------    ---------
Net loss........................  $ (5,828) $ (50,623) $(90,647)   $ (21,768)
                                  ========  =========  ========    =========

Balance Sheet Data:
Cash and cash equivalents.......  $    101  $  40,019  $     89    $   1,420
Working capital (deficit).......    (5,718)    42,338   (41,399)     (33,256)
Networks and equipment, net.....    27,968    100,345   136,106      136,971
Total assets....................    28,385    234,716   210,100      198,692
Long-term debt..................     2,189    202,533   216,547      229,267
Stockholders' equity (deficit)..      (966)     3,411   (87,237)    (109,005)

Other Financial Data:
Net cash used in operating
 activities.....................  $   (396) $ (29,088) $(82,265)   $ (20,624)
Net cash (used in) provided by
 investing activities...........   (28,168)  (158,465)  (20,297)       9,528
Net cash provided by financing
 activities.....................    28,664    227,471    62,733       12,327
Capital expenditures............    28,157     75,620    48,907        5,244
EBITDA..........................    (5,608)   (38,003)  (51,864)      (9,139)

                            BACKGROUND OF THE MERGER

Background of the Merger

   On December 20, 1999, Choice One and US Xchange signed a mutual confidentiality and nondisclosure agreement but did not commence any substantive discussions at that time.

   On March 2, 2000, Steve M. Dubnik met with Richard Postma to discuss the strategic fit of the two companies.

   On March 8 and March 9, 2000, Choice One and US Xchange began to conduct due diligence. Steve M. Dubnik, Chairman and Chief Executive Officer of Choice One, had preliminary discussions with Richard Postma, Chief Executive Officer of US Xchange, regarding a possible transaction.

   On March 30, 2000, the Choice One board of directors held its regularly scheduled board of directors meeting. The board of directors directed management to review acquisition opportunities and possible sources of financing. A special committee of the board was also formed to advise management with respect to the possible issuance of preferred stock to Morgan Stanley Dean Witter Capital Partners or its affiliates in connection with financing a possible transaction with US Xchange.

   On April 10, 2000, the board of directors of Choice One reviewed various financing proposals for the acquisition of US Xchange. The board of directors voted to direct appropriate officers of Choice One to conduct further due diligence and negotiate definitive agreements in connection with a proposed merger based upon the financing alternatives presented.

   On April 28, 2000, at a regular meeting of the Choice One board of directors, the directors discussed the status of a proposal to acquire US Xchange and various financing alternatives for such an acquisition. The directors voted to form a new subsidiary to facilitate a proposed acquisition.

   On May 5, 2000, the members of a special committee of the Choice One board of directors reviewed a definitive financing proposal from Morgan Stanley Dean Witter Capital Partners and its affiliates. The special committee voted to approve the financing proposal pending a fairness opinion in support of the proposal. To this end, the Choice One board of directors selected UBS Warburg LLC and First Union Securities Inc. to act as its independent financial advisers.

   On May 14, 2000, the Choice One board of directors met to approve the definitive merger agreement with US Xchange and related transactions, including the proposed preferred stock financing from Morgan Stanley Dean Witter Capital Partners. UBS Warburg LLC orally delivered its fairness opinions to the Choice One board of directors at the meeting relating to the fairness, from a financial point of view, of the merger consideration and the financial terms of the preferred stock and warrants to be issued to Morgan Stanley Dean Witter Capital Partners and its affiliates. Copies of the opinions are included in Appendix A and are incorporated herein by reference. The merger agreement was signed by appropriate officers on behalf of Choice One, US Xchange and Barter Acquisition on May 14, 2000.

   On May 15, 2000, a current report on Form 8-K was filed by Choice One with the SEC reporting the signing of the definitive merger agreement.

Reasons for the Merger

   In making its determination to approve the merger, the Choice One board of directors considered the following factors material. This is not an exhaustive list of all the factors considered by the Choice One board of directors. Each member of the board of directors may have considered different factors or assigned different weights to different factors and the Choice One board of directors evaluated these factors as a whole and did not quantify or otherwise assign relative weights to the factors considered. Those factors were:

  . Choice One seeks to expand its operations into the Midwestern United
    States where US Xchange operates. The Choice One board of directors considered this factor important because expanding existing sales and distribution channels is critical to future revenue growth. Choice One does not currently operate in those regions.

  . Choice One would like to add the seasoned sales team of US Xchange operating in the Midwestern United States to its own sales and marketing team operating in the Northeast. Acquiring US Xchange would allow it to do so without incurring the time and expense required to establish a channel independently. The Choice One board of directors considered this factor important for the same reasons.

  . US Xchange's operations are expected to provide valuable support for Choice One product rollouts and solutions provided to clients. The board of directors considered this factor important but it was not as heavily weighted as the other factors considered.

  . Although the Choice One board of directors did not commission a formal analysis of synergies and did not attempt to quantify synergies, Choice One expects to realize synergies from the combination of the experienced management team and broad product offerings, which include local, long distance, data and web hosting services, with the established Midwest customer base of US Xchange, extensive sales staff, and experience in the fiber business. In this case, each merger participant has particular business operational strengths. The board of directors considered this factor important because it tends to support the idea that each merger participant's access to the other's operational strengths will lead to more business advantages for each side than simply the result of adding together the revenues generated by each party to the merger or spreading existing operating expenses over a larger revenue base.

   The determination of the Choice One board of directors involved judgment with respect to, among other things, future economic, competitive and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic, competitive and other uncertainties, all of which are difficult to predict and many of which are beyond the control of Choice One.

      ACTION BY LESS THAN UNANIMOUS CONSENT TO ISSUE 20% OR MORE OF CHOICE
                 ONE COMMON STOCK PURSUANT TO NASDAQ RULE 4310

General

   Nasdaq Stock Market Rule 4310(25)(G) requires Nasdaq-listed companies to obtain stockholder approval before issuing 20% or more of their common stock or securities convertible into common stock in a transaction other than a public offering. Under Nasdaq Rule 4310, such a proposed issuance must be approved by a majority of votes cast at a meeting of shareholders (or by a majority of shares outstanding in the case of a less than unanimous consent of shareholders). Pursuant to Delaware law, the Choice One board of directors obtained the consent of a majority of Choice One common stock issued and outstanding. Consequently, the issuance of Choice One common stock in the merger has been approved and Choice One is not soliciting stockholder approval on this issue. The following is provided for your information.

The Merger Agreement

   The following summary of the material terms of the merger agreement, while complete in material respects, is nonetheless a summary. This summary is qualified in its entirety by reference to the full text of the merger agreement, a copy of which has been filed with the SEC as required by its rules.

Parties: Choice One, Barter Acquisition, a wholly owned subsidiary of Choice One ("Acquisition
                           Subsidiary"), US Xchange and Ronald H. VanderPol, US Xchange's stockholder.

Transaction Structure:     Merger of US Xchange with and into Acquisition
                           Subsidiary, with the Acquisition Subsidiary being the surviving corporation.

Consideration:             Aggregate consideration of $563,000,000 comprised
                           of: (i) cash consideration of $339,000,000, less the principal and interest on the 15% Senior Notes due July 1, 2008 of US Xchange's subsidiary
                           ("Senior Notes"), the principal on other indebtedness of US Xchange and costs incurred by US
                           Xchange in connection with the transactions contemplated by the merger agreement, and (ii) a number of shares of Choice One common stock equal to the quotient of (A) $224,000,000, (i) less the value of the restricted stock to be granted to continuing employees not involved in the fiber business, the principal amount of all loans made by Choice One to US Xchange to fund operating losses and interest thereon (including any amounts spent towards capital expenditures relating to the fiber business, but excluding any amounts spent towards any other capital expenditures), any Deficiency (as defined below), (ii) plus any Surplus (as defined below), divided by (B) $32.

Stock Consideration Adjustment;
                           The stock consideration is to be adjusted for any
Post Closing Cash          negative difference ("Deficiency") or positive
Consideration Adjustment:  difference ("Surplus") between the Net Receivables
                           Position reflected on the audited balance sheet as of March 31, 2000 and the pro forma balance sheet dated as of the closing date. After the closing, the cash consideration is to be adjusted for any negative difference or positive difference between the Net Receivables Position reflected on the pro forma balance sheet as of the closing date and the audited balance sheet as of the closing date. "Net
                           Receivables Position" means the excess of accounts receivable over all accounts payable plus accrued expenses (excluding accrued interest) of US Xchange and its subsidiaries shown on any specified balance sheet of US Xchange and its subsidiaries.

Choice One Loan:           Choice One to loan up to $25,000,000 to US Xchange
                           to fund operating losses of US Xchange. Such loan is secured by certain assets of US Xchange and its subsidiaries and guaranteed by US Xchange's stockholder.

Fiber Business:            Prior to the closing, US Xchange will transfer all
                           of its fiber business to another entity; provided, however, such entity will grant to Acquisition
                           Subsidiary indefeasible rights of use with respect to 8 fiber strands on each route (except routes where 8 fiber strands exceed 50% of US Xchange's capacity, in which case Acquisition Subsidiary will receive 4 strands).

Representation and         Customary representations, warranties and covenants
Warranties; Covenants:     of US Xchange and Choice One.

Conditions to Signing:     The holders of a majority in aggregate principal
                           amount of the Senior Notes to agree (i) that the surviving corporation may redeem the Senior Notes at a redemption price equal to 109% (8% to be paid by sellers) of the principal amount, plus accrued interest, if any, to the closing date and (ii) to an amendment to the indenture relating to the Senior Notes, providing for deletion of certain covenants and other provisions set forth therein.

Conditions to Closing:     At least 80% of the outstanding principal amount of
                           the Senior Notes shall have been acquired by US
                           Xchange or its subsidiary at a purchase price of not more than 109% (8% to be paid by sellers) of the principal amount thereof together with accrued interest thereon and the holders of the Senior
                           Notes and the trustee shall have authorized and approved an amendment to the indenture relating to the Senior Notes providing for the deletion of certain covenants and other provisions.

                           Choice One shall have received the financing necessary to consummate the transaction contemplated by the merger agreement substantially on the terms contemplated by Choice One financing letters or alternative financing on terms not materially less favorable to Choice One than those set forth in Choice One financing letters.

                           Other customary closing conditions.

Termination:               The merger agreement may be terminated by Choice
                           One if the merger shall not have been consummated within 90 days from the signing date and Choice One in its sole discretion elects not to fund any further operating losses of US Xchange and its subsidiaries, provided that Choice One may not terminate the merger agreement if US Xchange's stockholder agrees to fund operating losses of US
                           Xchange between such 90th day and the earlier of the closing date or the termination of the merger agreement.

                           Termination date is November 14, 2000.

                           Other customary termination provisions.

Registration Rights;       US Xchange's stockholder will be granted five
Board Representation;      demand registration rights (two on Form S-1 or S-2
Transfer Restrictions:     and three on Form S-3) and unlimited piggy back
                           registration rights with respect to the shares of Choice One common stock that he receives as part of the stock consideration, subject to standard cutback provisions and blackout periods.

                           US Xchange's stockholder will have the right to nominate one director to the Choice One board of directors so long as he owns at least 4,500,000 shares of Choice One common stock.

                           US Xchange's stockholder may not transfer the shares of Choice One common stock for a period of 180 days from the closing date except to a permitted transferee.

Indemnification:           US Xchange's stockholder to indemnify Choice One
                           for breach of representations, warranties, covenants and agreements made by US Xchange or US
                           Xchange's stockholder, provided that the maximum amount of indemnifiable damages that may be recovered from US Xchange's stockholder shall be $125,000,000. US Xchange's stockholder to deposit a number of shares of Choice One common stock having an aggregate value of $25,000,000 (based on a per share value of $32) in escrow.

Required Regulatory Approvals

   Under the merger agreement, the obligations of both Choice One and US Xchange to complete the merger are subject to the expiration or termination of any waiting period (including any extensions) under the Hart-Scott-Rodino Act.

   The Department of Justice and the Federal Trade Commission review transactions such as this merger to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Act, the merger may not be completed until certain information has been furnished to the Department of Justice and the Federal Trade Commission and the specified waiting period requirements of the Hart-Scott-Rodino Act have been satisfied. On June 16, 2000, Choice One and US Xchange each furnished notification of the merger and provided information to the Department of Justice and the Federal Trade Commission. There is no assurance that a challenge to the merger on antitrust grounds will not be made by the Department of Justice, the Federal Trade Commission, state attorney's general, or a private person or entity. If such a challenge is made, Choice One and US Xchange may not prevail and may be required to accept certain conditions, possibly including divestitures in order to consummate the merger.

Interests of Certain Persons in the Merger

   Morgan Stanley Dean Witter acted as lead underwriter in connection with the February 2000 initial public offering of Choice One common stock, for which it received customary underwriting fees and commissions. Morgan Stanley and/or related entities beneficially own 35.61% of the Choice One common stock. In connection with their investment, as long as it maintains a specified level of Choice One common stock ownership, Morgan Stanley has the right to designate up to a majority of the Choice One board of directors. Morgan Stanley has currently filled two of the six positions on the Choice One board of directors.

   Morgan Stanley Dean Witter Capital Partners or one of its affiliates acted as placement agent in connection with the private sale pursuant to SEC Rule 144A in November 1998 to institutional investors of US Xchange, L.L.C. 15% Senior Notes due 2008 and finance the buy-back of the notes. Morgan Stanley Dean Witter Capital Partners or one of its affiliates received a customary fee for its services.

   Morgan Stanley Dean Witter acted on behalf of US Xchange as an investment adviser in connection with the merger. In addition, in connection with the merger, Morgan Stanley Dean Witter Capital Partners, acting on its own behalf, has entered into a commitment to purchase a new series of Choice One preferred stock, a portion of the proceeds of which will be used to retire the US Xchange, L.L.C. 15% Senior Notes due 2008. Morgan Stanley Dean Witter Capital Partners will receive customary fees and warrants to purchase 4.25% of the outstanding common stock of Choice One in connection with the preferred stock financing and may receive additional fees in connection with future financings by Choice One.

   As the largest investor in Choice One, the interests of Morgan Stanley and related entities are in many cases aligned with the interests of other stockholders. Morgan Stanley and related entities may also have interests that are in addition to other stockholders. These interests may include fees and commissions paid in connection with financings and acquisitions.

   Morgan Stanley and related entities did not advise Choice One in connection with the merger. To deal with any potential conflict, Choice One retained UBS Warburg LLC to advise Choice One whether the proposed merger consideration and the financial terms of the preferred stock and warrants to be issued to Morgan Stanley Dean Witter Capital Partners and its affiliates were fair, from a financial point of view. Choice One also retained First Union Securities, Inc. as a financial adviser in connection with the merger.

   Except as disclosed, none of the current directors or officers of Choice One has any substantial interest, direct or indirect, by security holdings or otherwise, in the merger. Ronald H. VanderPol, Co-Chairman of the Board and Chief Executive Officer of US Xchange, and Richard Postma, Co-Chairman of the Board of US Xchange, are the sole executive officers and directors of US Exchange. Choice One does not currently intend to enter into employment agreements with Mr. Postma or Mr. VanderPol.

                         UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

   The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and statements of operations of Choice One and US Xchange, including their respective subsidiaries after giving effect to the merger. The unaudited pro forma condensed combined balance sheet as of March 31, 2000, set forth gives effect to the merger as if it occurred on March 31, 2000. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 gives effect to the merger with US Xchange as well as the acquisition of Atlantic Connections, L.L.C. as if they occurred on January 1, 1999. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2000 gives effect to the merger with US Xchange as if it occurred on January 1, 1999. These statements are prepared assuming the merger will be accounted for as a purchase and are based on the notes to these unaudited pro forma condensed combined financial statements. In November 1999, the Company acquired Atlantic Connections, L.L.C. The transaction was accounted for as a purchase and is included in the Company's Consolidated Statements of Operations since the date of acquisition.

   The following unaudited pro forma financial information has been prepared based upon, and should be read in conjunction with, the audited historical consolidated financial statements of Choice One, US Xchange and Atlantic Connections, L.L.C. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or operating results that would have occurred had the merger been complete on March 31, 2000 or at the beginning of the period for which the merger is being given effect, nor are they necessarily indicative of any future financial position or operating results.

   US Xchange will transfer all of the fiber business (the "Fiber Business") to another entity controlled by US Xchange's sole stockholder (the "Company Stockholder") prior to the consummation of the merger; provided, however, such entity will grant to Choice One indefeasible rights of use with respect to 8 fiber strands on each route (except routes where 8 fiber strands exceed 50% of US Xchange's capacity, in which case Choice One will receive 4 strands). The assets and liabilities comprising the Fiber Business have not yet been specifically identified and will be identified prior to the consummation of the acquisition. Where assets are shared in the Fiber Business and any other business of US Xchange, such assets will be retained by Choice One except that any such asset at least 66% used in the Fiber Business will be assigned to the transferee of the Fiber Business. Such shared assets will be made available to Choice One or US Xchange, as the case may be, at cost plus allocable overhead. The pro forma condensed combined statement of operations and the pro forma condensed combined balance sheet do not reflect the transfer of the Fiber Business.

   The unaudited pro forma statements are based upon currently available information and upon certain assumptions that Choice One believes are reasonable under the circumstances. The unaudited pro forma statements do not purport to represent what Choice One's financial position or results of operations would actually have been if the transaction in fact had occurred on such date or at the beginning of the period indicated or to project the Company's financial position or the results of operations at any future date or for any future period.

                  Unaudited Pro Forma Condensed Balance Sheet

                             (Amounts in thousands)

                                         March 31, 2000
                           -----------------------------------------------------
                           Choice One US Xchange  Pro Forma            Pro Forma
                           Historical Historical Adjustments           Combined
                           ---------- ---------- -----------           ---------
Assets:
Current Assets:
  Cash and cash
   equivalents............  $ 65,486   $  1,420   $ 52,254 (/3/)       $119,160
  Restricted investments..        --     28,550    (28,550)(/3/)             --
  Accounts receivable,
   net....................     5,167      6,794         --               11,961
  Prepaid expenses and
   other current assets...     1,789      1,113         --                2,902
                            --------   --------   --------             --------
    Total current assets..    72,442     37,877     23,704              134,023
                            --------   --------   --------             --------
Property, plant and
 equipment, net...........    90,327    136,971         --              227,298
                            --------   --------   --------             --------
    Total.................    90,327    136,971         --              227,298
                            --------   --------   --------             --------
Other assets:
  Other assets............    19,611      9,140    394,276 (/1/)        423,027
  Restricted investments..        --     14,704    (14,704)                  --
                            --------   --------   --------             --------
    Total other assets....    19,611     23,844    379,572              423,027
                            --------   --------   --------             --------
    Total Assets..........  $182,380   $198,692   $403,276             $784,348
                            ========   ========   ========             ========
Liabilities and
 Stockholders' equity:
  Current liabilities:
  Current portion of long-
   term debt..............  $  2,400   $    800   $   (800)(/3/)       $  2,400
  Senior secured
   facility...............        --     50,000    (50,000)(/3/)             --
  Accounts payable........     1,643     10,066         --               11,709
  Accrued expenses........    14,480     10,267      2,337 (/2/)(/3/)    27,084
                            --------   --------   --------             --------
    Total current
     liabilities..........    18,523     71,133    (48,463)              41,193
                            --------   --------   --------             --------
Long-term Liabilities:....     1,703    236,564    (79,266)(/3/)        159,001
                            --------   --------   --------             --------
Stockholders' equity:
  Preferred stock.........        --         --    145,812 (/3/)        145,812
  Common stock and
   additional paid in
   capital................   344,392     60,000    216,188 (/3/)(/4/)   620,580
  Deferred compensation...   (63,032)        --         --              (63,032)
  Accumulated deficit.....  (119,206)  (169,005)   169,005 (/4/)       (119,206)
                            --------   --------   --------             --------
    Total Stockholders'
     equity...............   162,154   (109,005)   531,005              584,154
                            --------   --------   --------             --------
Total liabilities and
 Stockholders' equity.....  $182,380   $198,692   $403,276             $784,348
                            ========   ========   ========             ========

   The accompanying notes are an integral part of these financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet

   1.Reflects the estimated purchase accounting adjustments for the acquisition based upon the historical book value of US Xchange's assets of March 31, 2000. For purchase accounting, US Xchange's assets have been recorded at their estimated fair market value. The estimated amounts of the assets and liabilities acquired from US Xchange are not expected to differ materially from the final assigned values. Purchase accounting adjustments were recorded to record the estimated fair value of the customer base acquired of $25 million and decrease the long-term debt not assumed of $287.7 million (including accrued interest) as well as the related asset of deferred financing costs by $6.8 million. The estimated value attached to the common stock to be issued by Choice One to US Xchange was $32 per share which represents the closing price on April 28, 2000. The calculation of excess purchase cost over fair value of net assets acquired is as follows:

                                                        (Amounts in thousands)
    Cash paid..........................................        $339,000
    Common stock issued................................         224,000
    Direct acquisition costs...........................          10,000
                                                               --------
    Total purchase cost................................         573,000
    Less: Net book value of US Xchange.................        (109,005)
    Less: Adjustments in net assets to fair value......         280,912
                                                               --------
    Excess of purchase costs over fair value of assets
     acquired and liabilities assumed (goodwill).......        $401,093
                                                               ========

   The pro forma adjustment also represents a decrease of $7.0 million for the remaining net book value of the debt issuance costs existing on US Xchange's balance sheet.

   2. Reflects the liability for direct acquisition costs of $10.0 million.

   3. Reflects issuance of 7.0 million common shares to Ronald H. VanderPol, sole shareholder of US Xchange, borrowings of $150.0 million under an amended senior credit facility, issuance of $200.0 million of preferred stock and the repayment of $287.7 million of debt and accrued interest payable of US Xchange and the removal of restrictions on invested cash.

   4. Reflects the elimination of US Xchange's shareholders' equity.

         Unaudited Pro Forma Condensed Combined Statement of Operations

                   For the Three Months Ended March 31, 2000

            (Amounts in thousands, except share and per share data)

                            Choice One
                            Pro Forma   US Xchange  Pro Forma       Pro Forma
                            Historical  Historical Adjustments       Combined
                            ----------  ---------- -----------      ----------
Revenue...................  $    6,790   $  9,721   $      --       $   16,511
Operating expenses:
Network costs.............       6,990     10,972          --           17,962
Selling, general and
 administrative...........      77,427      7,888          --           85,315
Depreciation and
 amortization.............       2,992      4,391      10,652 (/1/)     18,035
                            ----------   --------   ---------       ----------
Total operating expenses..      87,409     23,251      10,652          121,312
                            ----------   --------   ---------       ----------
Loss from operations......     (80,619)   (13,530)    (10,652)        (104,801)
Interest income (expense),
 net......................      (1,038)    (8,238)      4,196 (/2/)     (5,080)
                            ----------   --------   ---------       ----------
Net Loss..................     (81,657)   (21,768)     (6,456)        (109,881)
                            ----------   --------   ---------       ----------
Accretion of preferred
 stock....................          --         --       2,165 (/3/)      2,165
Accrued preferred stock
 dividends................          --         --       8,033 (/3/)      8,033
                            ----------   --------   ---------       ----------
Net loss applicable to
 common stock.............  $  (81,657)  $(21,768)  $ (16,654)      $ (120,079)
                            ==========   ========   =========       ==========
Weighted average number of
 shares outstanding, basic
 and diluted..............  26,357,233         --   7,000,000 (/4/) 33,357,233
Net Loss per share, basic
 and diluted..............  $    (3.10)                             $    (3.60)
                            ==========                              ==========


   The accompanying notes are an integral part of these financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations

   The unaudited 2000 condensed combined pro forma statement of operations reflects the combination of the statement of operations of Choice One for the three months ended March 31, 2000 and the statement of operations of US Xchange for the three months ended March 31, 2000.

   1.Reflects an increase in amortization expense of $10.7 million related to the amortization of the acquired goodwill and customer base. The value of the acquired goodwill is based on estimates and will be adjusted based upon the final allocation of the purchase price and is amortized using the straight-line method with an estimated useful life of 10 years. The value of the acquired customer base is $25.0 million, is based on estimates, and is amortized using the straight-line method with an estimated useful life of 5 years.

   2.Reflects a decrease in interest expense, net of $8.2 million related to the debt of US Xchange not assumed as part of the acquisition, offset by an increase in interest expense of $4.0 million related to the new debt incurred to finance a portion of the acquisition. The overall effective interest rate on the new debt was 10.78% per annum.

   3.Reflects the accretion of preferred stock and accrued preferred stock dividends issued in connection with the financing of this transaction.

   4.Reflects 7.0 million common shares expected to be issued in connection with the financing of this transaction.

         Unaudited Pro Forma Condensed Combined Statement of Operations

                      For the Year Ended December 31, 1999

            (Amounts in thousands, except share and per share data)

                                                             Atlantic
                                      Atlantic              Connections     US Xchange
                         Choice One  Connections US Xchange  Pro Forma       Pro Forma       Pro Forma
                         Historical  Historical  Historical Adjustments     Adjustments       Combined
                         ----------  ----------- ---------- -----------     -----------      ----------
Revenue................. $    4,518    $7,140     $ 26,430    $    --        $      --       $   38,088
Operating expenses:
  Network costs.........      6,979     5,427       37,740         --               --           50,146
  Selling, general and
   administrative.......     22,978     1,615       40,554         --               --           65,147
  Depreciation and
   amortization.........      5,153       514       13,191       581 (/1/)      42,609 (/3/)     62,048
                         ----------    ------     --------    -------                        ----------
  Total operating
   expenses.............     35,110     7,556       91,485        581           42,609          177,341
                         ----------    ------     --------    -------        ---------       ----------
Loss from operations....    (30,592)     (416)     (65,055)      (581)         (42,609)        (139,253)
Interest income
 (expense), net.........     (1,883)     (283)     (25,593)      (463)(/2/)      9,423 (/4/)    (18,799)
                         ----------    ------     --------    -------                        ----------
Net Loss................    (32,475)     (699)     (90,648)    (1,044)         (33,186)        (158,052)
                         ----------    ------     --------    -------        ---------       ----------
Accretion of preferred
 stock..................         --        --           --         --            6,982 (/5/)      6,982
Accrued preferred stock
 dividends..............         --        --           --         --           29,505 (/5/)     29,505
Net loss applicable to
 common stock........... $  (32,475)   $ (699)    $(90,648)   $(1,044)       $ (69,673)      $ (194,539)
                         ==========    ======     ========    =======        =========       ==========
Weighted average number
 of shares outstanding,
 basic and diluted...... 22,022,256        --           --         --        7,000,000 (/6/) 29,022,256
Net Loss per share,
 basic and diluted...... $    (1.47)                                                         $    (6.70)
                         ==========                                                          ==========


   The accompanying notes are an integral part of these financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations

   The unaudited 1999 condensed combined pro forma statement of operations reflects the combination of the statement of operations of Choice One for the year ended December 31, 1999 and the statement of operations of Atlantic Connections for the ten months ended October 31, 1999. The unaudited pro forma statements do not give effect to the up to $2.1 million additional purchase price payable in cash or, at Choice One's option, Choice One common stock in connection with the acquisition of Atlantic Connections, if specific performance criteria are met in the 12 months following the acquisition.

   1. Reflects an adjustment to depreciation expense related to the decrease in net tangible assets of Atlantic Connections, based on the assumptions that the acquisition had taken place on January 1, 1999. These assets have been restated at their estimated fair market values and depreciated over the remaining useful lives of the assets. The decrease in depreciation expense of $76,000 as compared to that recorded by Atlantic Connections, was included in operating expenses as indicated.

   Reflects an increase in amortization expense of $657,000 related to the amortization of the acquired goodwill and customer base, less the amortization expense of intangible assets recorded in Atlantic Connection's historical statement of operations. The values of the acquired goodwill and customer base are based on estimated values and are amortized using the straight-line method and estimated useful lives of 10 years and 5 years, respectively.

   2. Reflects the additional interest expense of $463,000 incurred on the debt to finance the acquisition. The overall effective interest rate was 10.78% per annum.

   The unaudited 1999 condensed combined pro forma statement of operations reflects the combination of the statement of operations of Choice One for the year ended December 31, 1999 and the statement of operations of US Xchange for the year ended December 31, 1999.

   3. Reflects an increase in amortization expense of $42.6 million related to the amortization of the acquired goodwill and customer base. The value of the acquired goodwill is based on estimates and will be adjusted based upon the final allocation of the purchase price and is amortized using the straight-line method with an estimated useful life of 10 years. The value of the acquired customer base is $25.0 million, is based on estimates, and is amortized using the straight-line method with an estimated useful life of 5 years.

   4. Reflects a decrease in interest expense of $25.6 million related to the debt of US Xchange not assumed as part of the acquisition, offset by an increase in interest expense of $16.2 million related to the new debt incurred to finance a portion of the acquisition. The overall effective interest rate on the new debt was 10.78% per annum.

   5. Reflects the accretion of preferred stock and accrued preferred stock dividends issued in connection with the financing of this transaction.

   6. Reflects 7.0 million common shares expected to be issued in connection with the financing of this transaction.

                       INFORMATION ABOUT US XCHANGE, INC.

General

   US Xchange has no assets or independent operations. Through its subsidiaries, US Xchange is a full service, facilities-based competitive telephone company. US Xchange provides bundled local and long distance telephone, data and Internet communications services over its own high speed digital networks and switching systems. US Xchange offers its telecommunications services primarily in second and third tier in the midwestern United States. Its target customers include small and medium-sized businesses, Internet service providers and government and other institutional end users, as well as residential end users. Its objective is to become the leading competitor to the incumbent local telephone company, either Ameritech Corp. or GTE Corporation, in each of its current markets, by offering complete, cost-effective telecommunications solutions.

Where US Xchange Provides Telecommunications Services

   US Xchange provides telecommunications services in markets in Wisconsin, Indiana, Illinois and Michigan. Upon entering a market, US Xchange initially resells the services of the incumbent local telephone company. As each of its local networks and switching systems becomes commercially operational in that market, US Xchange transitions its resale customers to its own facilities-based services. As of December 31, 1999, US Xchange had deployed and was commercially operating switches and local fiber optic networks in all of its initially targeted markets, including Appleton, Green Bay, Milwaukee, Madison and Oshkosh, Wisconsin; South Bend, Indiana; Bloomington, Ft. Wayne, Elkhart and Evansville, Indiana; Rockford, Illinois; and Kalamazoo and Grand Rapids, Michigan. US Xchange owns all of these switches and local fiber networks, except for part of the network in Milwaukee, where US Xchange leases transmission capacity and related electronic equipment connected to its own host switch.

How US Xchange's Networks Work

   US Xchange interconnects its networks with several of the central offices of the incumbent local telephone company and the "points of presence," or "POPs," of the principal long distance providers in each of its markets. A central office is a switching center, or central switching facility, of the incumbent local telephone company. Incumbent telephone companies often collect calls from multiple central offices at an "access tandem," which is an interconnection point on their local networks where they then transmit calls to other central offices or to a long distance carrier's POP. A POP is a location where a long distance telephone company has installed transmission equipment that serves as, or relays calls to, a network switching center of the long distance company.

   US Xchange also obtains "last mile" connections to its customers primarily through unbundled network elements that US Xchange leases from the incumbent local telephone company. Unbundled network elements are any of a number of facilities and equipment that an incumbent local telephone company may lease to another telecommunications provider, which then may offer its own telecommunications services. Unbundled network elements include features, functions and capabilities such as subscriber numbers, databases, signaling systems and information sufficient for billing and collection or necessary to transmit or route traffic or otherwise provide telecommunications services. In specific cases, if customer demand justifies the cost, US Xchange can directly connect its networks to its customers. US Xchange can also obtain access to its customers through the use of wireless transmission capacity that US Xchange can lease from other providers.

Business Strategy

   The principal elements of the business strategy of US Xchange include:

  . focusing primarily on third tier cities in the Midwest;

  . achieving early-to-market competitive and marketing advantages in each of its markets;

  . deploying networks and switching facilities that can serve customers in an entire commercial region;

  . fully integrating its networks throughout all of its commercial regions;

  . emphasizing its local presence to gain market share;

  . installing high quality, flexible networks at a low cost; and

  . implementing innovative, integrated and scaleable operations support, customer care and billing systems.

Sales and Marketing Efforts

   The customer base of US Xchange includes both business and residential end users. US Xchange also offers certain of its services on a wholesale basis to Internet service providers, utilities and other telecommunications providers.

   To gain early entry into its markets, US Xchange establishes a local sales force in each market which offers switched local, long distance and centrex services on a resale basis until US Xchange completes construction of its networks and switches its customers to its own facilities. By initially reselling other carriers' services, US Xchange builds brand name recognition in each of its markets and a customer base that US Xchange can transition to its own networks as they become operational. Typically, US Xchange has required approximately six to nine months from the beginning of network construction in a market to the provisioning of its own facilities-based switched services.

   In each of its markets, US Xchange engages in market-wide US Xchange brand name advertising campaigns, including print, television and radio advertisements, that support its marketing efforts. US Xchange also utilizes both inbound and outbound telemarketing programs and participates in affinity group programs and marketing partnerships with local and regional businesses, including utilities. These programs have a local market emphasis tailored to each particular market. US Xchange believes that its locally oriented, personalized sales and marketing organization and programs provides it competitive advantages over less focused incumbent local telephone companies in terms of image, service and customer loyalty.

   US Xchange focuses on providing responsive, personalized service to its customers on a local market and regional basis. US Xchange establishes sales offices serving, and recruits its local managers from, each of its local markets. US Xchange also has inside sales staff located in Green Bay, Wisconsin and at its headquarters in Grand Rapids, Michigan. As of May 26, 2000, US Xchange had approximately 170 employees engaged full time in its sales and marketing efforts staffing local sales offices in Wisconsin, Indiana, Illinois and Michigan. US Xchange also has agency programs to supplement its internal marketing efforts.

   In an effort to better service its current and future customers, US Xchange has made improvements during 1999 to its sales order management and customer care systems that have allowed it to better manage its business and to reduce its sales support staffing levels.

Competition

   The telecommunications industry is highly competitive, and one of the primary purposes of the U.S. Telecommunications Act of 1996 is to foster additional competition. US Xchange believes that the principal competitive factors affecting its business operations are competitive pricing, quality of services and products, and innovative service and product offerings. US Xchange expects to experience declining prices and increasing price competition. Its ability to compete effectively will depend upon its ability to provide high quality, market-driven products and services with excellent personalized customer service at prices generally below those of its competitors.

   Increasing competition has led to consolidations among the regional Bell operating companies, including the acquisition of Ameritech by SBC Communications, Inc. and the acquisition of GTE by Bell Atlantic Corporation. US Xchange expects that, as telecommunications providers continue to consolidate and form additional strategic alliances, US Xchange will face significant new competitors, including regional Bell operating companies who seek to operate outside their current local service areas. In each of its commercial regions, US Xchange also faces significant competition from other facilities-based competitive local telephone companies and long distance carriers, which further increases the pricing pressures on its business. After the investment and expense of establishing a network and support services in a given market, the marginal cost of carrying an additional call is negligible.

Regulation

   US Xchange services are subject to varying degrees of federal, state and local regulation. The Federal Communications Commission exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent those facilities are used to provide, originate or terminate interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they are used to originate or terminate intrastate communications. Local governments also sometimes impose franchise or licensing requirements on competitive local telephone companies.

Selected Financial Data

   The selected consolidated financial data set forth below for the years ended December 31, 1999, 1998 and 1997 and for the period from August 5, 1996 (date of inception) to December 31, 1996 were derived from the audited consolidated financial statements of US Xchange, L.L.C. contained elsewhere in this information statement, which have been audited by BDO Seidman, LLP, independent certified public accountants. All of the selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this information statement.

                                                                        Period from
                                  Year Ended December 31,            August 5, 1996(1)
                          -----------------------------------------   to December 31,
                              1999          1998           1997            1996
                          ------------  -------------  ------------  -----------------
Statement of Operations
 Data:
Revenues................  $ 26,429,789  $   7,015,310  $    206,682      $      --
Cost and expenses:
  Cost of communication
   services.............    37,739,781     16,338,583       749,662             --
  Selling, general and
   administrative.......    40,554,373     28,679,670     5,065,589        137,810
  Depreciation and
   amortization.........    13,190,549      3,257,055       189,347             --
    Total costs and
     expenses...........    91,484,703     48,275,308     6,004,598        137,810
Loss from operations....   (65,054,914)   (41,259,998)   (5,797,916)      (137,810)
Interest expense,
 net(2).................   (29,537,206)   (13,838,996)      (30,452)            --
Interest income.........     3,944,625      4,476,061            --             --
Net loss................  $(90,647,495) $ (50,622,933) $ (5,828,368)     $(137,810)
                                    As of December 31,
                          -----------------------------------------
                              1999          1998           1997
                          ------------  -------------  ------------
Balance Sheet Data:
Cash and cash
 equivalents............  $    189,304  $  40,018,552  $    100,590
Restricted
 investments(3).........    57,669,199     84,731,847            --
Networks and equipment,
 net....................   136,106,432    100,344,506    27,967,741
Total assets............   210,100,023    234,715,917    28,385,270
Advances from
 affiliate..............            --             --    21,038,789
Long-term debt, less
 current maturities.....   216,546,750    202,533,333     2,189,000
Member's capital
 (deficit)..............   (87,236,606)     3,410,889      (966,178)
                                                                        Period from
                                  Year Ended December 31,            August 5, 1996(1)
                          -----------------------------------------   to December 31,
                              1999          1998           1997            1996
                          ------------  -------------  ------------  -----------------
Other Data:
Capital expenditures....  $ 48,906,624  $  75,619,611  $ 28,157,088             --
EBITDA(4)...............   (51,864,365)   (38,002,943)   (5,608,569)      (137,810)
Cash flows for operating
 activities.............   (82,264,871)   (29,087,976)     (395,530)      (163,485)
Cash flows for investing
 activities.............   (20,297,716)  (158,465,165)  (28,168,184)            --
Cash flows from
 financing activities...    62,733,339    227,471,103    28,664,304        163,485
Ratio of earnings to
 fixed charges(5).......            --             --            --             --
Deficiency of earnings
 to cover fixed
 charges(5).............    94,621,915     52,918,654     5,830,471        137,810

--------
(1) US Xchange was organized on August 5, 1996 (inception).
(2) Excludes capitalized interest of approximately $4.0 million for 1999, $2.3 million for 1998 and $2,000 for 1997. During the construction of US Xchange's networks, interest expense related to construction expenditures is capitalized.
(3) Represents pledged securities which were purchased to secure the first six scheduled interest payments on the 15% Senior Notes due 2008.

(4) EBITDA consists of earnings (loss) before net interest, income taxes, depreciation and amortization. EBITDA is provided because we believe it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of US Xchange's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles, or "GAAP." The indenture governing US Xchange's 15% Senior Notes contains (and US Xchange expects that agreements governing any additional future indebtedness may contain) covenants based on EBITDA that, among other things, may limit our ability to incur additional indebtedness. EBITDA is not a measure of financial performance under GAAP and should not be considered an alternative to earnings (loss) from operations and net income (loss) as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. Our consolidated statements of cash flows used in and provided by operating, investing and financing activities, as calculated under GAAP, are included with US Xchange's consolidated financial statements contained elsewhere in this Report.

(5) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as net loss plus fixed charges. Fixed charges consist of interest expense and amortization of debt issuance costs, whether expensed or capitalized, and that portion of rental expense (one-third) estimated to represent interest expense. After giving pro forma effect to the increase in interest expense resulting from the issuance of our 15% Senior Notes due 2008 on June 25, 1998, as of the beginning of each such period, net interest expense would have been $23.8 million, $25.9 million and $10.6 million, and earnings would have been insufficient to cover fixed charges by approximately $64.0 million, $32.4 million and $11.0 million for the years ended December 31, 1998 and 1997 and for the period from inception (August 5, 1996) through December 31, 1996, respectively.

Management's Discussion and Analysis of Financial Condition and Results of Operations

 Overview

   From its inception on August 5, 1996 through June 30, 1997, US Xchange was in the development stage. During that time, its principal activities included developing its business plan, hiring management and other key personnel, designing the architecture for its network systems and negotiating an interconnection agreement with an incumbent local telephone company.

   Operations of US Xchange have resulted in significant losses, negative cash flows from operating and investing activities and negative EBITDA to date. US Xchange expects that planned capital expenditures, together with the associated operating expenses in each of its markets, will result in operating losses, negative cash flows from operating and investing activities and negative EBITDA for approximately 24 to 36 months after US Xchange commences facilities-based switched operations in each market. Accordingly, US Xchange expects to experience increasing consolidated losses as it expands its operations, deploys its network and switching facilities and develops its customer base.

First Quarter Ended March 31, 2000 Compared to First Quarter Ended March 31,
1999

 Results of Operations

   Revenues for the first quarter of 2000 totaled $9.7 million, an increase of 126% over the $4.3 million in the comparable period in 1999. The increase is attributable to the continued growth in its customer base in all of its markets and increased usage by its current customers. Revenues derived from its facilities-based switched operations during the first quarter of 2000 were $4.9 million, an increase of 656% over the comparable quarter of 1999 total of $648,000. This increase was the result of continued growth in the number of facility-based customers as well as the continued conversion of resale customers to its own switches in all of its facilities-based markets. At March 31, 2000, US Xchange had approximately 60,100 installed local access lines in service, of which approximately 66% were served by its own facilities.

   Cost of communication services increased to $11 million for the first quarter of 2000, or 113% of revenues, from $8.2 million, or 189% of revenues, for the comparable period in 1999. The increase relates primarily to the costs of leased telecommunications facilities and services in connection with the growth of its local and long distance services.

   Selling, general and administrative expenses were $7.9 million, or 81% of revenues, for the first quarter of 2000, compared to $10.1 million, or 232% of revenues, for the same period in 1999. The decrease was due primarily to reduced personnel costs associated with improved processes and procedures.

   Depreciation and amortization expenses increased to $4.4 million for the first quarter of 2000 from $2.2 million for the comparable period in 1999. The increase primarily reflects the thirteen switches and networks that were commercially operational during the first quarter of 2000 compared to eight switches and networks in operation for the same quarter of 1999.

   Interest expense for the three months ended March 31, 2000 increased $3.0 million to $8.9 million compared to $5.9 million during the same period in 1999. The increase relates primarily to the accrual of interest on the senior secured credit facility and the subordinated secured line of credit from the sole member. Interest costs of $559,000 and $1.6 million were capitalized during the three months ended March 31, 2000 and 1999, respectively, as part of the construction costs of its networks.

   Interest income of $625,000 for the first quarter of 2000 resulted primarily from interest earnings on the short-term investment of the cash proceeds from the issuance of the 15% Senior Notes.

   For the reasons stated above, US Xchange's net loss increased to $21.8 million for the first quarter of 2000, compared with $20.8 million for the comparable period in 1999.

 Liquidity and Capital Resources

   Deficiency in net cash used in operations was $20.6 million for the three months ended March 31, 2000, compared to $29.8 million for the comparable period in 1999. Cash from operating activities in 2000 were used primarily to fund US Xchange's net loss of $21.8 million. The reduction in the deficiency of $8 million is primarily due to an increase in unearned revenues of $3.9 million relating to sales of indefeasible rights of use on its fiber optic networks, additional depreciation and amortization expense of $2.4 million and an improved working capital position of $2.1 million. For the same period in 1999, cash from operating activities was used primarily to fund its net loss of $20.8 million and a decrease in accounts payable and accrued liabilities of $9.1 million. US Xchange expects that negative operating cash flows will continue as it expands its operations and transitions its customers from resale services to facilities-based services.

   Net cash from investing activities for the three months ended March 31, 2000 provided cash of $9.5 million primarily due to a $15 million decrease in restricted investments for payment of interest on its Senior Notes offset by expenditures for its switching and long haul fiber optic networks of $5.2 million. Net cash from investing activities during the same period in 1999 was $737,100 primarily due to a $15.5 million decrease in restricted investments for payment of interest on our 15% Notes offset by $14.5 million used to acquire network related equipment, office equipment and information systems software and to construct local and long haul fiber optic networks.

   Financing activities provided net cash of $12.3 million during the three months ended March 31, 2000. This relates primarily to $12.5 million of proceeds received from borrowings under its subordinated debt arrangement with its sole member, offset by a $200,000 repayment of principal on its bank credit facility. For the comparable period in 1999 financing activities used cash of $483,200 for repayment of principal on a bank credit facility and for payment of debt issuance costs incurred to obtain the senior secured credit facility.

   At March 31, 2000, US Xchange had $2.4 million of outstanding indebtedness under its bank credit facility. The borrowings bear interest at an annual rate equal to (1) 1/2 % under the bank's prime lending rate or (2) 2% over the bank's costs of funds, at the bank's option. The effective annual interest rate of the bank credit facility was 8.5% at March 31, 2000. The borrowings are repayable in monthly installments of $66,667 through March 31, 2003 and are secured by specific assets of US Xchange and one of its wholly owned subsidiaries and by the guarantees of the same subsidiary and of RVP Development Corporation.

   All financial covenants under the bank credit facility apply to RVP Development Corporation and not to US Xchange. At March 31, 2000, RVP Development Corporation was in compliance with all of its covenant requirements under the bank credit facility.

   On April 30, 1999, US Xchange obtained a $50.0 million senior secured revolving credit facility, pursuant to a Loan and Security Agreement among its wholly-owned subsidiary US Xchange Finance Company, L.L.C., as borrower, US Xchange and its operating subsidiaries, as guarantors, and General Electric Capital Corporation, as Administrative Agent and lender. As of March 31, 2000, US Xchange had $50 million outstanding under this facility. All outstanding borrowings bear interest at a floating rate equal to either a defined base rate plus 3.0% or at LIBOR plus 4.0% at its option. The effective rate was 10.1% as of March 31, 2000.

   In connection with the proposed merger with Choice One, GE Capital has agreed to forbear from exercising its rights and remedies relating to its non-compliance with financial performance covenants until the earlier of (i) July 31, 2000 or (ii) the occurrence of any of the following events:

  . the occurrence of an event of default, or the occurrence of an event or the happening of a condition which with the passing of time or the giving of notice or both would constitute an event of default, under the loan agreement, other than the events of default for the periods ending December 31, 1999 and March 31, 2000;

  . certain events of bankruptcy;

  . termination of the merger.

   As of March 31, 2000, US Xchange estimated that its future capital requirements (including requirements for capital expenditures, working capital, debt service and operating losses) to fund the operating losses of its networks, the expansion of certain of its local networks and the planned installation of long-haul fiber interconnecting its networks will total approximately $69.8 million. Of this amount, approximately $5.0 million was committed for capital expenditures required for the completion of its long-haul routes and the expansion of certain of its local networks through the second quarter of 2000. US Xchange plans to finance these capital requirements with the available borrowings under its subordinated line of credit from its sole member (approximately $23.0 million as of March 31, 2000), cash expected to be generated from future revenues, and interim debt financing of up to $25 million provided by Choice One under the merger agreement, and possibly through sales of dark fiber along our local and long-haul networks.

   The actual amount and timing of its capital requirements may vary significantly from its estimates based upon a number of factors, including, among other things:

  . the timing and success of its current development plans;

  . shortfalls in its revenue and cost projections;

  . demand for its services;

  . regulatory, technological and competitive developments;

  . any decision to expand its operations into additional commercial regions or markets or within any of its current networks; and

  . any acquisitions or joint ventures that US Xchange decides to undertake.

   Actual revenues and costs may vary materially from expected amounts, and such variations will likely affect its future cash flow requirements. Accordingly, US Xchange cannot make assurances that its actual capital requirements will not exceed its current estimates.

 New Accounting Standards

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, this standard requires that entities recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. This standard, as amended by SFAS 137 issued in June 1999, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. Historically, US Xchange has not entered into, and it currently has no plans to enter into, any derivative instruments. Accordingly, US Xchange believes that this standard will not have a material impact on its consolidated financial position, results of operations or cash flows.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

 Results of Operations

   US Xchange revenues increased 377% to $26.4 million in 1999 from $7 million in 1998. The increase is attributable to both its expansion into one additional market, Grand Rapids, Michigan, in 1999 and to the continued growth in its customer base and their use of its services in all of its markets. Revenues derived from US Xchange's facilities-based switched operations grew to $10.2 million in 1999 compared to $559,000 in 1998. This increase was due to thirteen switches being commercially operational during all or a portion of 1999 compared to only six switches being in service during 1998 and to the continued conversion of resale customers onto its own switches in all of its facilities-based markets. During 1999, US Xchange installed approximately 30,000 total local access lines compared to 21,000 in 1998. At December 31, 1999, US Xchange had approximately 53,000 installed local access lines in service, of which approximately 60% were served by its own facilities.

   Cost of communication services increased to $37.7 million in 1999, or 143% of revenues, from $16.3 million, or 233% of revenues, in 1998. The increase of 131% related primarily to the costs of leased telecommunications facilities and US Xchange's own network operating costs in connection with the expansion of its customer base in all of its markets.

   Selling, general and administrative expenses grew to $40.6 million in 1999, or 153% of revenues, compared to $28.7 million in 1998, or 409% of revenues. This increase of 41% was primarily due to the increase in employees during the first three quarters of 1999 and the other costs associated with the expansion of US Xchange's services in its existing markets.

   Depreciation and amortization expenses increased to $13.2 million in 1999 from $3.3 million in 1998 primarily due to the placement in service of additional telecommunications network assets, including switches, fiber optic networks, and related equipment. Depreciation expense is expected to increase as a result of continuing capital expenditures related to the expansion of US Xchange's networks and operations.

   Gross interest expense increased $17.4 million to $33.5 million in 1999 from $16.1 million in 1998 due primarily to US Xchange's increased average outstanding indebtedness during the current year over the comparable prior year. Interest expense will increase in future periods in conjunction with additional borrowings under the subordinated secured line of credit from Mr. VanderPol. Interest costs of $4 million in 1999 and $2.3 million in 1998 were capitalized as part of the construction costs of its networks.

   Interest income is derived primarily from earnings on excess cash and the U.S. government securities that were purchased from the net proceeds on the sale of the 15% Senior Notes and used to fund US Xchange's first six scheduled interest payments on such Notes. The decrease in interest income for 1999 from 1998 is expected to continue in future periods as the U.S. government securities are liquidated in conjunction with the payment of the semi-annual interest payments on the 15% Senior Notes.

   Net loss increased to $90.6 million in 1999 from $50.6 million in 1998. The increase in the 1999 losses is attributable to the significant expenditures US Xchange incurred before the realization of revenues, due to the expansion of its network operations, the added depreciation expense relating to the expansion of its networks and the increased interest expense on its indebtedness to fund its network development and operations.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

 Results of Operations

   Revenues for 1998 totaled $7.0 million, of which $559,000 was derived from its facilities-based switched operations and the balance was derived from resale services. The increase in its revenues from $207,000 in 1997 was substantially due to its expansion into seven new markets during 1998: South Bend, Elkhart, Bloomington, Fort Wayne and Evansville, Indiana; Rockford, Illinois and Kalamazoo, Michigan. For those markets that US Xchange entered during 1997, US Xchange also saw continued increases in the total number of, and usage by, its customers during 1998. All revenues during 1997 were derived from resold services. During 1998, US Xchange installed approximately 21,000 total access lines, compared to 2,000 during 1997. At December 31, 1998, facilities-based lines represented 12% of its total of approximately 23,000 installed access lines in service.

   Cost of communication services was $16.3 million for 1998, an increase of $15.6 million from $750,000 in 1997. Approximately 63%, or $9.8 million, of the increase is attributable to the growth in its customer base and the related costs of leased telecommunications facilities and services from the incumbent local telephone companies in connection with its resale services. Its facilities-based network operating costs, including personnel-related costs, have increased approximately $4.4 million, reflecting the networks that became commercially operational during 1998.

   Selling, general and administrative expenses increased to $28.7 million for 1998 compared to $5.1 million for 1997. Of the $23.6 million increase, approximately 67%, or $15.9 million, was due to hiring additional personnel to support its continued growth. Its advertising and marketing costs increased approximately $2.6 million in connection with its increased marketing efforts.

   Depreciation and amortization expenses for 1998 increased to $3.6 million from $189,000 in 1997. The increase reflected the six switches and networks that became commercially operational during 1998 and the overall growth in capital assets through December 31, 1998. Depreciation and amortization will continue to increase as a result of continuing capital expenditures related to its network expansion.

   Interest expense was $13.5 million for 1998 and $30,500 for 1997. A significant portion, approximately $13.2 million, relates to the accrual of interest on its 15% Senior Notes, with the remainder associated with the borrowings under its $4.0 million bank credit facility, which US Xchange describe in detail below. Interest costs of $2.3 million and $2,103 were capitalized during 1998 and 1997, respectively, related to network construction projects.

   Interest income of $4.5 million for 1998 resulted primarily from interest earnings on the short-term investment of the cash proceeds of the issuance of its 15% Senior Notes.

   For the reasons stated above US Xchange's net loss increased to $50.6 million in 1998, compared with $5.8 million in 1997.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

 Results of Operations

   Following the completion of its development stage activities, US Xchange began its sales efforts in July 1997 and generated resale revenues of approximately $207,000 for 1997, of which approximately $178,000 was generated in the fourth quarter of 1997.

   Total operating expenses for 1997 approximated $6.0 million, including approximately $750,000 related to cost of communication services, approximately $5.1 million of selling, general and administrative expenses, which primarily consisted of payroll and legal and professional costs related to the commencement of its operations, and depreciation and amortization on office equipment and leaseholds of approximately $189,000. During the period from inception through December 31, 1996, US Xchange incurred general and administrative expenses of approximately $138,000, primarily due to payroll and professional costs related to the commencement of its operations. Interest expense for 1997 of approximately $30,000 was due to the borrowings under its bank credit facility.

Liquidity and Capital Resources

   US Xchange experienced a deficiency in net cash from operations of $82.3 million for 1999, $29.1 million for 1998 and $396,000 for 1997. The increase in the deficiency is primarily due to the significant cash outlays required to develop and operate its networks and the resulting increased operating losses in connection with its expansion into its planned markets. With a growing customer base, US Xchange expects that accounts receivable will increase and negatively impact cash from operations consistent with the $4.8 million in 1999. US Xchange expects to experience continuing negative operating cash flows as it expands its operations and transitions its customers from resale services to its facilities-based services.

   Net cash used in investing activities was $20.3 million for 1999, $158.5 million for 1998 and $28.2 million for 1997. US Xchange invested $48.9 million in 1999, $75.6 million in 1998 and $28.2 million in 1997 to acquire network-related equipment, information systems software and office furniture and to construct local and long haul fiber optic networks to support the growth of its business. In addition, during the second quarter of 1998, US Xchange set aside $82.5 million of the proceeds from the sale of its 15% Senior Notes to purchase U.S. government securities and accrued interest thereon to secure and fund payment of the first six interest payments on such Notes. In 1999 US Xchange paid $30.5 million from these funds to the holders of the Notes.

   Financing activities provided net cash totaling $62.7 million in 1999, $227.5 million in 1998 and $28.7 million in 1997. A significant portion of the change from 1998 relates to the approximately $193.0 million received during the second quarter of 1998, which came from the net proceeds of the sale of its 15% Senior Notes. In 1999, US Xchange received $50 million through its senior secured credit facility with GE Capital and $14.5 million through a subordinated secured line of credit from Mr. Ronald VanderPol, its Co-Chairman. Member capital contributions and advances from RVP Development Corporation, a holding company wholly-owned by Mr. VanderPol, totaling $33.9 million and $26.1 million were received in 1998 and 1997, respectively. During the first quarter of 1998, US Xchange also received $1.2 million of proceeds from its bank credit facility referred to below. Repayments of the bank credit facility commenced in the second quarter of 1998 and totaled $.7 million for both 1998 and 1999.

   In August 1997, US Xchange obtained a $4.0 million bank credit facility, which was fully utilized as of March 31, 1998.

   At December 31, 1999, RVP Development Corporation was in compliance with all of its covenant requirements under the bank credit facility.

   On June 25, 1998, US Xchange issued and sold $200 million aggregate principal amount of its 15% Senior Notes due July 1, 2008. Of the $193.0 million of net proceeds that US Xchange received for these Notes, it used approximately $82.5 million to purchase U.S. government securities, including accrued interest, to secure and fund its first six scheduled semi-annual payments of interest on these Notes. The Company made interest payments of $15.5 million and $15 million on January 1, 1999 and July 1, 1999, respectively, to the holders of the Notes. During 1998 and the first half of 1999, US Xchange spent the entire net proceeds to fund the installation and deployment of its networks and their associated operating losses.

   The indenture governing US Xchange's 15% Senior Notes imposes certain financial and operating restrictions on US Xchange and its restricted subsidiaries. These restrictions limit, among other things, US Xchange's ability to:

  . incur additional indebtedness;

  . create liens;

  . engage in sale-leaseback transactions;

  . sell assets;

  . effect consolidations or mergers;

  . make investments or certain other restricted payments;

  . pay dividends or make distributions in respect of membership interests;

  . redeem membership interests;

  . issue or sell membership interests of its restricted subsidiaries; and

  . enter into transactions with any of its members or affiliates.

   While these limitations are subject to a number of important qualifications and exceptions, if US Xchange was to fail to comply with these restrictions and, in some cases, was to fail to cure its noncompliance, it would be in default under the indenture. Under the indenture, US Xchange is also required to file reports with the SEC and to deliver these reports to the trustee and the holders of the 15% Senior Notes. US Xchange has not timely delivered its annual report on Form 10-K for the year ended December 31, 1999 or its quarterly report on Form 10-Q for the quarter ended March 31, 2000 and, accordingly, has failed to comply with its reporting obligations under the indenture. However, in connection with the merger discussed below, substantially all the holders of the 15% Senior Notes have agreed that the 15% Senior Notes may be redeemed on the merger closing date. If the merger were not to be completed, the trustee or holders of 25% of the outstanding principal of the 15% Senior Notes could declare the outstanding principal and accrued and unpaid interest to be immediately due and payable. US Xchange cannot give any assurance that it would have sufficient cash resources or be able to obtain any additional financing to meet these payment obligations.

 New Accounting Standards

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, this standard requires that entities recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. This standard, as amended by SFAS 137 issued in June 1999, is effective for fiscal quarters of all fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. Historically, US Xchange has not entered into, and it currently has no plans to enter into, any derivative instruments. Accordingly, US Xchange believes that this standard will not have a material impact on its consolidated financial position, results of operations or cash flows.

 Quantitative and Qualitative Disclosures About Market Risk

   US Xchange is exposed to market risk related to changes in interest rates because the interest rate on approximately $67 million of its debt is indexed to floating interest rates. It monitors the risk associated with interest rates on an ongoing basis, but US Xchange has not entered into any interest rate swaps or other financial instruments to actively hedge the risk of changes in prevailing interest rates.

   In June 1998, US Xchange issued $200 million of 15% Senior Notes, which mature on July 1, 2008 and pay interest semi-annually on January 1 and July 1 of each year, beginning January 1, 1999. The effective interest rate is 15.35%. As of December 31, 1999, the fair market value of the 15% Senior Notes was approximately $161 million. As a result of issuing fixed interest securities, US Xchange is less sensitive to market rate fluctuations.

 Changes and Disagreements with Accountants

   None.

                          INFORMATION ABOUT CHOICE ONE

General

   Choice One is an integrated communications provider offering broadband data and voice telecommunications services primarily to small and medium-sized businesses in second and third tier markets in the northeastern United States. Its offerings include high speed data and Internet service, principally utilizing DSL technology, local exchange service and long distance service. Choice One seeks to become the leading integrated communications provider in each of its target markets by offering a single source for competitively priced, high quality, customized telecommunications services. A key element of its strategy is to be one of the first integrated communications providers to provide comprehensive coverage in each of the markets it serves. Choice One is achieving this market coverage by installing both data and voice network equipment in multiple established telephone company central offices. Choice One also intends to maximize utilization of its market network coverage by offering data and voice services on a wholesale basis to Internet service and other telecommunications providers. Through its strategy of connecting substantially all of its clients directly to its own switches, it is able to more efficiently route traffic, ensure quality service and control costs. As of December 31, 1999, Choice One initiated service with 3,125 clients and for 20,096 access lines, including 206 DSL lines.

   As of December 31, 1999, Choice One offered data and voice services in nine markets and intends to expand into approximately 11 additional markets by the end of the second quarter 2001. Following completion of its planned expansion to these approximately 20 markets, it believes its networks will be able to reach approximately 3.7 million business lines, which constitute more than 75% of the estimated business lines in these markets, and 5.3 million households. While its network expansion would allow it to reach this number of business lines and households, the number of business lines and households that it actually services will depend on its ability to obtain market share from its competitors.

   As of December 31, 1999, it had applications accepted to collocate its network equipment in 277 established telephone company central offices; completed 141 of these collocations; and had 136 additional collocations in progress in its operational and under construction markets. Choice One has also installed equipment to provide DSL services in 132 of its current collocations.

   Choice One has developed a flexible network build-out strategy allowing it to leverage rapidly evolving telecommunications technology. In each of its first nine markets, it has deployed or intends to deploy both data and voice switches. In its Allentown, Harrisburg and Scranton markets, it has employed a "DSL first" method of market entry by installing a data switch and initially offering only data services. Choice One will then add voice services within 12 months after entering such markets. It believes this DSL first strategy provides for faster time to market and lower initial capital costs, while preserving flexibility for its future development. Choice One intends to continue entering new markets using methods tailored to meet the needs of clients in its target markets and the technology available in those markets. Choice One expects that its market entry strategy and network architecture will continue to evolve in order to capitalize on advances in telecommunications technology and to satisfy the changing needs of its clients.

   Choice One has designed and is developing integrated operations support systems and other back office systems that it believes will provide significant competitive advantages by enhancing its efficiency and allowing it to support rapid and sustained growth and provide exceptional client care. Choice One has automated most of its back office systems and is in the process of integrating them into a seamless end-to-end system that will synchronize multiple tasks, including installation, billing and client care. In order to minimize the time between a client order and service installation it has also established an on-line and real-time connection of its operations support systems with Bell Atlantic Corporation. Choice One anticipates establishing similar connections with other established telephone companies.

   In each of its markets, Choice One has a locally based sales force that provides high quality, personalized client care. In addition to its direct sales force, Choice One uses third party agencies to sell its services. These agencies include telecommunications equipment vendors, consultants, systems integrators and cellular phone retailers. Sales agents are paid a monthly commission based on revenue generated by their client base. As of December 31, 1999, Choice One had 150 persons in its sales and sales support staff and had sales arrangements with 17 third party agencies.

   Choice One may acquire telecommunications companies in its target market region to accelerate market penetration and growth. Once acquired, it plans to expand the range of services offered by the acquired entities to correspond to the full range of Choice One services. In November 1999, Choice One acquired Atlantic Connections, LLC, a local and long distance service provider with operations in Portsmouth, NH and Worcester, MA, for an initial cash purchase price of approximately $8.3 million plus up to an additional $2.1 million that would be payable in cash, or at Choice One's option, in common stock, if specified performance criteria are met in the 12 months following the acquisition. Choice One's strategy is to migrate the approximately 3,100 small and medium-sized business clients of Atlantic Connections to its switch-based network and to offer a full suite of Choice One data and voice services to these clients. Many of these clients are located where it either currently has or plans to provide network based voice and data services. Initially, Atlantic Connections will maintain its identity in the Worcester, MA and Portsmouth, NH markets as a Choice One subsidiary. Once a majority of the clients for Atlantic Connections' services are successfully moved onto its network, Choice One will cease using the Atlantic Connections brand name. All new sales in these markets will consist of Choice One products and services. Atlantic Connections has historically had excellent relationships with its clients as measured by the rate of retention within their client base.

   Choice One was founded in June 1998 by a group of telecommunications executives led by Steve M. Dubnik, the former chief operating officer of North American Operations of ACC Corp. In addition to Mr. Dubnik, members of its group of founding executives include Kevin Dickens, Senior Vice President, Operations and Engineering; Mae Squier-Dow, Senior Vice President, Sales, Marketing and Service; and Philip Yawman, Senior Vice President, Corporate Development, all of whom were formerly executives at ACC Corp. Mr. Dubnik and this group of founding executives have hired a management team with extensive experience and success in the telecommunications industry. Members of Choice One's management team have significant experience in the northeastern markets, having previously served at such companies as Frontier Corporation, Teleport Communications Group, Inc., and MFS Communications Company. Choice One's 20 top executives and managers have an average of 16 years of experience in the telecommunications industry.

   Choice One's approximately $61.8 million of initial funded equity has been provided by experienced investors in the telecommunications industry, including Morgan Stanley Capital Partners III, L.P., Fleet Equity Partners VI, L.P. and Waller-Sutton Media Partners, L.P., and its management team. Choice One's credit facility permits it to borrow up to $150.0 million for the next eight years with maximum borrowing limits to be reduced during the eight year period, subject to the covenants, restrictions and significant borrowing conditions described in the credit facility. Choice One completed a $164 million initial public offering in February 2000.

Competition

   Choice One operates in a highly competitive environment and currently does not have a significant market share in any of its markets. Most of Choice One's actual and potential competitors have substantially greater financial, technical, marketing and other resources, including brand name recognition, than it does. Also, the continuing trend toward business alliances in the telecommunications industry, and the increasingly reduced regulatory and technological barriers to entry in the data and Internet services markets, could give rise to significant new competition. Choice One believes that the principal competitive factors affecting its business will be pricing levels and clear pricing policies, client service, accurate billing and, to a lesser extent, variety of services. The ability of Choice One to compete effectively will depend upon its ability to provide high quality market-driven services at prices generally equal to or below those charged by competitors of Choice One. To maintain its competitive posture, Choice One believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, by others.

Properties

   Choice One is headquartered in Rochester, New York and leases offices and space in a number of locations, primarily for sales offices and network equipment installations. The table below lists leased facilities of Choice One as of December 31, 1999:

                                                    Lease          Approximate
   Location                                       Expiration      Square Footage
   --------                                     --------------    --------------
   Albany, NY.................................. October 2008(1)        4,500
   Albany, NY.................................. October 2003(2)        3,725
   Buffalo, NY................................. October 2008(3)        7,000
   Manchester, NH.............................. October 2009(3)       11,413
   Pittsburgh, PA.............................. February 2009(3)      12,200
   Portsmouth, NH.............................. April 2000(5)          1,078
   Portsmouth, NH.............................. April 2004(5)          2,520
   Providence, RI.............................. March 2009(3)          9,335
   Rochester, NY............................... January 2009(4)       32,000
   Rochester, NY............................... December 2009(3)      11,390
   Springfield, MA............................. September 2009(3)      7,450
   Syracuse, NY................................ December 2008(3)       9,850
   Worcester, MA............................... September 2009(3)      4,446
   Worcester, MA............................... September 2001(5)      1,000

  (1) Lease of network equipment facilities only.
  (2) Lease of office space only.
  (3) Lease of both office space and network equipment facilities.
  (4) Lease of our principal executive offices.
  (5) Atlantic Connections lease of office space.

   Choice One believes that its leased facilities are adequate to meet its current needs and that additional facilities are available to meet its development and expansion needs in existing and projected target markets.

Litigation

   Choice One is not a party to any pending legal proceedings that it believes would, individually or in the aggregate, have a material adverse effect on its financial condition or results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

 Overview

   Since its inception on June 2, 1998 through January 1999, Choice One was in the development stage of operations and did not generate any revenue. Its principal activities during that time consisted of the following:

  . the hiring of management and other key personnel;

  . the raising of capital;

  . the procurement of governmental authorizations and space in central offices;

  . the acquisition of equipment and facilities;

  . the development, acquisition and integration of operations support systems and other back office systems; and

  . the negotiation of interconnection agreements

   Included in the management's discussion and analysis of financial condition and results of operations of Choice One are EBITDA, as adjusted, amounts. EBITDA, as adjusted, represents earnings before interest, income taxes, depreciation and amortization and non-cash deferred compensation. EBITDA, as adjusted, is used by management and certain investors as an indicator of a company's historical ability to service debt. Management believes that an increase in EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. However, EBITDA, as adjusted, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either operating income, as determined by generally accepted accounting principles, nor as an indicator of operating performance or cash flows from operating, investing and financing activities, as determined by generally accepted accounting principles, and is thus susceptible to varying calculations. EBITDA, as adjusted, may not be comparable to other similarly titled measures of other companies.

   Therefore, its revenues during this period are not indicative of revenues that may be attained in the future. As a result of its development activities, Choice One has experienced significant operating losses and negative EBITDA, as adjusted to date. Choice One does not expect to achieve positive EBITDA, as adjusted, in any market while Choice One emphasizes development, construction and expansion of its telecommunications services business in such market and until Choice One establishes a sufficient revenue-generating client base. Choice One expects to continue to experience increasing operating losses and negative EBITDA, as adjusted, as it expands its operations.

   Choice One rapidly deployed its networks since commencing service. Choice One was operational in 12 markets across the northeastern United States as of March 31, 2000. The table below provides selected key operational data for the three months ended:

                                                   March 31, 2000 March 31, 1999
                                                   -------------- --------------
   Markets served.................................          12             2
   Number of switches-voice.......................           8             2
   Number of switches-data........................          17             0
   Central office collocations-voice..............         162             3
   Central office collocations-data...............         178             0
   Addressable market (business lines)............   1,900,000       100,000
   Lines sold in quarter-total....................      16,588           625
   Lines sold in quarter-voice....................      15,518           600
   Lines sold in quarter-data.....................       1,070            25
   Lines installed in quarter-total...............      13,014           293
   Lines installed in quarter-voice...............      12,543           290
   Lines installed in quarter-data................         471             3
   Lines in service-total.........................      33,110           293
   Lines in service-voice.........................      32,411           290
   Lines in service-data..........................         699             3
   Total employees................................         520           127
   Sales employees................................         214            38

Three Months Ending March 31, 2000 Compared to Three Months Ending March 31,
1999

   Choice One generated $6.8 million in revenue during the three months ended March 31, 2000. The first quarter revenue represents a 90% increase compared to revenue for the fourth quarter of 1999. Choice One installed 13,014 lines during the first quarter of 2000; an increase of 60% compared with 8,140 lines installed during the fourth quarter of 1999. At March 31, 2000, Choice One has a total installed base of 33,110 lines, which compares with 20,096 access lines installed as December 31, 1999. Sales are expected to increase from the level realized in the first quarter of 2000 as new markets are opened and as sales employees in existing markets are increased.

   The net loss (after noncash one-time management allocation charge and amortization of deferred compensation and a portion of the deferred management allocation charge) for the first quarter of 2000 was $81.7 million. The net loss for the first quarter of 1999 was $4.4 million. Earnings before interest, taxes, depreciation, amortization, non-cash deferred compensation and management allocation charge ("EBITDA, as adjusted") was a negative $11.3 million for the first quarter of 2000 versus a negative $3.1 million for the first quarter of 1999.

   Of the 13,014 access lines installed during the first quarter of 2000, 100% are facility based and Choice One is not currently marketing telephone company provided service via resale. At March 31, 2000, facility-based lines represent 87% of the total installed base as compared to 75% of the total installed base at December 31, 1999.

 Network Costs

   Network costs for the three months ended March 31, 2000 were $7.0 million. The first quarter network costs represent a 58% increase compared to network costs for the fourth quarter of 1999. This sharp increase is consistent with the deployment of Choice One's networks and growth of its services.

 Selling, General And Administrative Expenses

   Selling, general and administrative expenses for the three months ended March 31, 2000 were $77.4 million. This compares to selling, general and administrative expenses of $9.2 million during the fourth quarter of 1999. These increased expenses resulted primarily from the recording of a $64.5 million non-cash management allocation charge and an expansion of Choice One's staffing and deployment of its networks. The number of employees increased to 520 as of March 31, 2000, from 390 as of December 31, 1999 and 127 as of March 31, 1999. As of March 31, 2000, sales employees (which include direct sales, sales support and sales management) increased to 214. This compares to 161 as of December 31, 1999 and 38 as of March 31, 1999. Choice One expects the number of sales employees and total employees to increase significantly throughout the remainder of 2000.

 Management Ownership Allocation Charge

   The magnitude of the loss for the three months ended March 31, 2000 is principally due to the management ownership allocation charge included in selling, general and administrative expenses.

   Under generally accepted accounting principles, upon consummation of the initial public offering, Choice One was required to record the $119.9 million increase in the assets of Choice One Communications L.L.C. allocated to management as an increase in additional paid-in capital, with a corresponding increase in deferred compensation, of which Choice One was required to record $64.5 million as a non-cash, non-recurring charge to operating expense during the period in which this offering is consummated and $55.4 million was recorded as deferred management ownership allocation charge. The deferred charge will be amortized at $19.0 million, $23.9 million, $11.6 million and $.9 million during 2000, 2001, 2002 and 2003, respectively, which is based upon the period over which Choice One has the right to repurchase the securities.

   In addition to the above expenses, Choice One recognized $1.7 million during the three months ended March 31, 2000 of amortization of deferred compensation expense. This also is a non-cash charge. Deferred compensation was recorded in connection with membership units of Choice One Communications LLC sold to certain management employees and grants to employees under its 1998 Stock Option Plan.

 Depreciation and Amortization

   Depreciation and amortization for the three months ended March 31, 2000 was $3.0 million. The first quarter depreciation and amortization expense represents a 68% increase compared to depreciation and amortization expenses for the fourth quarter of 1999. The increase is consistent with the deployment of its networks and initiation of services in 12 markets by March 31, 2000. Its depreciation and amortization expense includes depreciation of switch related equipment, non-recurring charges and equipment collocated in established telephone company central offices, network infrastructure equipment, information systems and furniture and fixtures.

   It also includes amortization of goodwill and customer base. The acquisition of Atlantic Connections was accounted for using the purchase method of accounting. The amount of the purchase price in excess of the fair value of the net assets acquired, $5.5 million, is being amortized over a 10-year period. The value of the customer base acquired from Atlantic Connections, which management estimates to be approximately $3.3 million, is being amortized over a five-year period. The acquisition of EdgeNet Inc. was accounted for using the purchase method of accounting. The amount of the purchase price in excess of the fair value of the net assets acquired, $3.5 million, is being amortized over a 10-year period. The value of the customer base acquired from EdgeNet, which management estimates to be approximately $0.5 million, is being amortized over a five-year period. Choice One expects that its depreciation and amortization expense will increase as Choice One continues to make capital expenditures, acquire long-term rights in telecommunications facilities and acquire other businesses.

 Interest Expense And Income

   Interest expense for the three months ended March 31, 2000 was $1.5 million. Interest expense includes interest payments on borrowings under its credit facility. It also includes amortization of deferred financing costs related to its credit facility. Interest income for the three months ended March 31, 2000 was $0.5 million. Interest income results from the investment of cash and cash equivalents. There was no interest income during the three months ended March 31, 1999. Interest income results from the cash proceeds generated from the initial public offering of its common stock.

 Income Taxes

   Choice One has not generated any taxable income to date and do not expect to generate taxable income in the next few years. Use of its net operating loss carryforwards, which begin to expire in 2018, may be subject to limitations under Section 382 of the Internal Revenue Code of 1986, as amended. Choice One has recorded a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, due to the uncertainty of its reliability.

 Liquidity and Capital Resources

   Credit Facility. Its credit facility permits us to borrow up to $150.0 million, subject to various conditions, covenants and restrictions for the next eight years with maximum borrowing limits to be reduced starting in 2002 by 5.0% with increasing reductions thereafter for each year. The $50.0 million term loan portion of the credit facility will not be available for borrowing by us after November 3, 2000 if these funds have not been borrowed before that date. As of March 31, 2000, there were no borrowings outstanding under the revolving portion of the credit facility. The credit facility, which is secured by liens on substantially all of its and its subsidiaries' assets and a pledge of its subsidiaries' common stock, contains covenants and events of default that are customary for credit of this nature.

   Cash Flows. Choice One has incurred significant operating and net losses since its inception. Choice One expects to continue to experience increasing operating losses and negative EBITDA as Choice One expands its operations and builds its client base. As of March 31, 2000, Choice One has an accumulated deficit of $119.2 million. Net cash used for operating activities was approximately $14.8 million for the three months ended March 31, 2000 and approximately $9.3 million for the three months ended March 31, 1999. The net cash used for operating activities during the three months ended March 31, 2000 was primarily due to net losses and an increase in accounts receivable.

   Net cash provided by financing activities was $98.9 million for the three months ended March 31, 2000 and $13.7 million for the three months ended March 31, 1999. Net cash provided by financing activities for the three months ended March 31, 2000 was primarily related to the initial public offering. Net cash provided by financing activities for the three months ended March 31, 1999 was related to borrowings under the credit facility.

   Capital Requirements. Capital expenditures were $20.4 million and $5.9 million for the three months ended March 31, 2000 and March 31, 1999, respectively. Choice One expects that its capital expenditures will be substantially higher in future periods in connection with the purchase of infrastructure equipment necessary for the development and expansion of its network, the development of new markets and potential acquisitions, investments and strategic alliances.

   At March 31, 2000, Choice One has approximately $65.5 million in cash and cash equivalents. In addition, Choice One has a $150.0 million credit facility. At March 31, 2000, there were no borrowings outstanding on that facility. Choice One believes that its cash resources and available credit facilities are sufficient to meet its requirements for at least the next twelve months.

 Quantitative and Qualitative Disclosures About Market Risk

   At March 31, 2000, the carrying value of its debt obligations excluding capital lease obligations was $2.4 million and the fair value of those obligations was $2.4 million.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

 Results of Operations

   During the period from its inception on June 2, 1998 through December 31, 1998, Choice One incurred a net loss of $5.1 million, which was attributable to selling, general and administrative, or SG&A, expenses of $5.1 million, including noncash deferred compensation of $.4 million, and minimal depreciation and amortization expense.

   Choice One became operational in nine markets by the end of 1999 and generated $4.5 million in revenue for the year ended December 31, 1999. For the year ended December 31, 1999, after giving pro forma effect to the acquisition of Atlantic Connections and the incurrence of debt in connection therewith, Choice One would have had a net loss of $34.2 million. Its historical network operating costs, selling, general and administrative expenses and depreciation and amortization expense during this period were $7.0 million, $23.0 million, and $5.2 million, respectively. Choice One expects these costs and expenses to increase significantly in future periods as its expands its operations.

 Atlantic Connections and Predecessors Overview

   In November 1999, Choice One acquired Atlantic Connections, a local and long distance service provider with operations in Portsmouth, New Hampshire and the Worcester, Massachusetts metropolitan area for an initial cash purchase price of approximately $8.3 million plus up to an additional $2.1 million that would be payable in cash, or at its option, in common stock, if specified criteria are met in the 12 months following the acquisition. The sellers used approximately $3.3 million of the purchase price to repay Atlantic Connections' long-term debt in full.

 Atlantic Connections Results of Operations

 Revenues

   Total revenues of Atlantic Connections were $6.5 million for 1998 compared to $5.5 million for 1997, an increase of $1.0 million, or 18.2%. This increase was the result of growth in sales to existing customers as well as the addition of new customers. The increase in 1998 was also due in part to the addition of two new services.

   Total revenues were $5.5 million for 1997 compared to $5.3 million for 1996, an increase of $196,000, or 3.8%. During this period, minutes of use increased over 14.0%, but were offset by competitive pressure on rates.

 Cost of Service

   Cost of service was $5.2 million for 1998 compared to $3.7 million for 1997, an increase of $1.5 million, or 40.5%. This increase was primarily due to the higher cost of local exchange resale and, to a lesser extent, from inefficiencies resulting from having two network systems while Atlantic Connections converted traffic in phases from its old to its new network. The upfront cost of implementing a new service also contributed to the increase in cost of service for 1998.

   Cost of service was $3.7 million for 1997 compared to $3.8 million for 1996, a decrease of approximately $.1 million or 2.6%. The decrease was primarily attributable to significant reductions in "wholesale" access costs. This decrease was also in part due to the accounting treatment for various new network costs related to the installation of new switches, which were accounted for under general and administrative expenses rather than cost of service, until placed into service.

 Selling, General and Administrative

   Selling, general and administrative expenses were $2.0 million for 1998 compared to $1.5 million for 1997, an increase of $543,000, or 35.2%. This increase was primarily due to expenses associated with sales growth and additional personnel.

   Selling, general and administrative expenses were $1.5 million for 1997 compared to $1.2 million for 1996, an increase of $350,000, or 29.1%. This increase was primarily attributable to increases in salary expenses associated with management, inside sales and other personnel, consulting, accounting and legal fees and expenses directly related to upgrades in Atlantic Connections' office equipment and switch installation. Additionally, certain expenses relating to the installation of new switches that would normally have been applied under cost of service were expensed under general and administrative for 1997 because the switches were not in service.

 Liquidity and Capital Resources

   Initial Equity Financing. Choice One's initial equity financing consisted of approximately $61.8 million contributed by its institutional investors and management. On June 30, 1999, the aggregate amount of capital committed by certain of these members and new members was increased to a total capital commitment of approximately $133.4 million.

   Credit Facility. Choice One's credit facility permits it to borrow up to $150.0 million, subject to various conditions, covenants and restrictions, including those described below, for the next eight years with maximum borrowing limits to be reduced starting in 2002 by 5.0% with increasing reductions thereafter for each year. The $50.0 million term loan portion of the credit facility will not be available for borrowing by Choice One after November 3, 2000 if these funds have not been borrowed before that date. As of December 31, 1999, $51.5 million was outstanding under the revolving portion of the credit facility. The credit facility, which is secured by liens on substantially all of Choice One and its subsidiaries' assets and a pledge of our subsidiaries' common stock, contains covenants and provisions that restrict operations of Choice One and its subsidiaries.

   Events of default under the credit facility include various events of default customary for such type of agreement, such as failure to pay scheduled payments when due, cross-defaults with and cross-acceleration to other indebtedness, the occurrence of a change in control, loss of material communications licenses, and events of bankruptcy, insolvency and reorganization. In addition, if Mr. Dubnik ceases to be Choice One's chief executive officer and a replacement satisfactory to the lenders is not hired within 180 days, there will be an event of default under its credit facility.

   Cash Flows. Choice One has incurred significant operating and net losses since its inception. Choice One expects to continue to experience increasing operating losses and negative EBITDA as it expands its operations and build its client base. As of December 31, 1999, Choice One had an accumulated deficit of $37.5 million. Net cash provided by operating activities was approximately $6.6 million for the period of inception through December 31, 1998 and net cash used in its operating activities was approximately $24.3 million for the year ended December 31, 1999. The net cash used for operating activities during 1999 was primarily due to net losses and a decrease in current liabilities.

   Net cash provided by financing activities was $16.0 million for the period from inception through December 31, 1998 and $82.5 million for the year ended December 31, 1999. Net cash provided by financing activities for the period from inception through December 31, 1998 was related to equity contributions. Net cash provided by financing activities for the year ended December 31, 1999 was related to $43.3 million of borrowings under the credit facility, $44.0 million of equity contributions and $4.8 million of payments of financing costs.

   Capital Requirements. Capital expenditures were $21.1 million and $56.1 million from the period of inception through December 31, 1998 and during the year ended December 31, 1999, respectively. Choice One expects that its capital expenditures will be substantially higher in future periods in connection with the purchase of infrastructure equipment necessary for the development and expansion of its network, the development of new markets and potential acquisitions and strategic alliances. Net cash used in its investing activities was $21.1 million for the period of inception through December 31, 1998 and $56.1 million for the year ended December 31, 1999. The net cash used for investing activities was due to capital expenditures.

   To expand and develop Choice One's business, it will need a significant amount of cash. The actual amount and timing of its future capital requirements may differ materially from its estimates as a result of the demand for its services and regulatory, technological and competitive developments, including additional market developments and new opportunities in the industry and other factors. Choice One also expects that it may require additional financing, or require financing sooner than anticipated, if its development plans or projections change or prove to be inaccurate or to complete its roll-out plan to 20 markets. Choice One may also require additional financing in order to take advantage of unanticipated opportunities, to effect acquisitions of businesses, to develop new services or to otherwise respond to changing business conditions or unanticipated competitive pressures. Sources of additional financing may include commercial bank borrowings, vendor financing or the private or public sale of equity or debt securities. Its ability to obtain additional financing is uncertain.

 Quantitative and Qualitative Disclosures About Market Risk

   At December 31, 1999, the carrying value of Choice One's debt obligations excluding capital lease obligations was $51.5 million and the fair value of those obligations was $51.5 million. The weighted average interest rate of its debt obligations at December 31, 1999 was 10.78%.

   Choice One has not in the past, used in any material respect financial instruments as hedges against financial and currency risks or for trading. However, as it expands its operations, Choice One may begin to use various financial instruments, including derivative financial instruments, in the ordinary course of business, for purposes other than trading. These instruments could include letters of credit, guarantees of debt and interest rate swap agreements. Choice One does not intend to use derivative financial instruments for speculative purposes. Interest rate swap agreements would be used to reduce its exposure to risks associated with interest rate fluctuations and, subject to limitations and conditions, are required by its credit facility. By their nature, these instruments would involve risk, including the risk of nonperformance by counterparties, and our maximum potential loss may exceed the amount recognized in its balance sheet. Choice One would attempt to control its exposure to counterparty credit risk through monitoring procedures and by entering into multiple contracts.

 Recent Accounting Pronouncements

   In June 1998, the financial accounting standards board, or FASB, issued statement of financial accounting standards, SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities," which was amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133," and is effective on a prospective basis for interim periods and fiscal years beginning January 1, 2001. This Statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging securities. To the extent Choice One begins to enter into such transactions in the future, it will adopt the Statement's disclosure requirements in the financial statements for the year ending December 31, 2001.

   In March 1998, the American Institute of Certified Public Accountants, or AICPA, issued Statement of Position 98-1, "Accounting For the Costs of Computer Software Developed For or Obtained For Internal-Use," which requires the capitalization of particular costs incurred in connection with developing or obtaining software for internal-use. Choice One adopted the provisions of SOP 98-1 in our financial statements as of January 1, 1999.

   In April 1998, the AICPA issued Statement of Position 98-5, "Reporting the Costs of Start-Up Activities," which requires that costs related to start-up activities be expensed as incurred. Choice One adopted the provisions of SOP 98-5 in its financial statements as of January 1, 1999.

 Change and Disagreements with Accountants

   None.

Management

   The following sets forth information concerning its directors, executive officers and other key personnel, including their ages, as of December 31,1999.

 Name                               Age Title
 ----                               --- -----
 Steve M. Dubnik(1)...............   37 Chairman of the Board, President and
                                        Chief Executive Officer, Director
 Kevin S. Dickens.................   36 Senior Vice President, Operations and
                                        Engineering
 Ajay Sabherwal...................   33 Senior Vice President, Finance and
                                        Chief Financial Officer
 Mae H. Squier-Dow................   38 Senior Vice President, Sales, Marketing
                                        and Service
 Philip H. Yawman.................   34 Senior Vice President, Corporate
                                        Development
 Robert Bailey....................   53 Vice President, Convergent Network
                                        Systems
 Joseph A. Calzone................   36 Vice President, Engineering and Network
                                        Operations
 Linda S. Chapman.................   36 Vice President, Human Resources
 James R. Currie..................   52 Vice President, Operations
 Elizabeth A. Ellis...............   41 Vice President, Information Technology
 Robert J. Merrill................   43 Vice President, Business Development
 Michelle C. Paroda...............   36 Vice President, Client Services
 Joseph M. Schaal.................   34 Vice President, Application Services
                                        and Strategy
 Kim Robert Scovill...............   46 Vice President, Regulatory Affairs and
                                        General Counsel
 John J. Zimmer...................   41 Vice President, Finance and Controller
 Paul Cissel......................   42 Vice President, Sales, New England
 Michael A. D'Angelo..............   34 Vice President, Sales, Western Region
 Daniel K. Iles...................   39 Regional Vice President of Sales,
                                        Western Region
 Eric Peterson....................   36 Regional Vice President of Sales, New
                                        England
 John B. Ehrenkranz(1)............   34 Director
 Bruce M. Hernandez(1)............   39 Director
 Royce J. Holland.................   51 Director
 Michael M. Janson................   52 Director
 Robert M. Van Degna(1)...........   55 Director

--------
(1) Member of the Executive Committee.

   Steve M. Dubnik, Chairman of the Board, President, Chief Executive Officer and Founder, has worked in the telecommunications industry for 15 years. Before founding Choice One in June 1998, Mr. Dubnik served in various capacities with ACC Corp., including as the President and Chief Operating Officer of North American Operations of ACC from November 1996 to April 1998 and as Chairman of the Board of Directors of ACC TelEnterprises Ltd. from July 1994 to April 1998. From December 1997 to April 1998, he also jointly performed the functions of Chief Executive Officer of ACC. Prior to joining ACC, Mr. Dubnik served as President, Mid-Atlantic Region, of RCI Long Distance (now Frontier Corporation) from 1992 through June 1994. For more than five years prior, he held various senior positions with Rochester Telephone Corporation (now Frontier Corporation) in engineering, operations, information technology and sales.

   Kevin S. Dickens, Senior Vice President, Operations and Engineering since July 1998, has worked in the telecommunications industry for 11 years. Before joining Choice One, Mr. Dickens was President and Chief Executive Officer of ACC Corp.'s Canadian subsidiary, ACC TelEnterprises Ltd., from May 1997 to June 1998. Before that, Mr. Dickens was Vice President of Network Planning and Optimization at Frontier Corporation, from September 1996 to May 1997, with responsibility for Frontier's long distance network. Before that, Mr. Dickens was a Senior Director of Advanced Technology and a Senior Director of Engineering at Frontier Corporation since September 1994. Mr. Dickens has also worked in various positions in engineering and technology development, business unit management, marketing and sales.

   Ajay Sabherwal, Senior Vice President, Finance and Chief Financial Officer since September 1999, has worked both directly in the telecommunications industry and as an equity analyst covering the telecommunications industry for over 10 years. Mr. Sabherwal was most recently executive director of institutional equity research for Toronto-based CIBC World Markets from June 1996 to September 1999. Prior to joining CIBC World Markets as a senior research analyst in June of 1996, Mr. Sabherwal was the telecommunications analyst for BZW (Barclays de Zoete Wedd) Canada and its successor company from November 1993 until June 1996. Mr. Sabherwal has also held management positions at Unitel Communications (now AT&T Canada), Deloitte and Touche Management Consultants, and CNCP Telecommunications in the areas of new product development and launch, planning, managing vendor relationships and budgeting.

   Mae H. Squier-Dow, Senior Vice President, Sales, Marketing and Service since June 1998, has worked in the telecommunications industry for 15 years. Ms. Squier-Dow served as President of ACC Telecom, a U.S. subsidiary of ACC Corp., from June 1996 to May 1998, and in several positions at ACC Long Distance U.K. Ltd., including as Commercial Director from April 1995 to June 1996, and as Director of Client Relations and Marketing, Vice President of International Planning and Operations Director from October 1993 to April 1995. Ms. Squier-Dow also served as Vice President of Client Relations at ACC Corp. from March 1992 to October 1993 and as its Director of Client Relations from January 1991 to March 1992.

   Philip H. Yawman, Senior Vice President, Corporate Development since July 1998, has worked in the telecommunications industry for 11 years. Prior to joining Choice One, Mr. Yawman was Vice President of Investor Relations and Corporate Communications at ACC Corp. from April 1997 to January 1998. Mr. Yawman also served in various positions at Frontier Corporation from July 1989 to April 1997, including as head of investor relations activities and in several product management positions.

   Robert Bailey, Vice President of Convergent Network Systems since September 1999, is responsible for evaluating and selecting the technology to be deployed by Choice One in the next generation of switching systems architecture, including the evolution from circuit switching systems to packet and ATM-based infrastructure. Most recently, he was Vice President and Chief Technology Officer for the Upstate Cellular Network (Frontier Cellular), a joint venture of Bell Atlantic Mobile and Frontier Corporation, from January 1985 until April 1999, where he was responsible for engineering and operations of a cellular network that covered 5.5 million population units in upstate New York. Previously, Mr. Bailey held a number of key positions at Frontier Corporation, including Vice President of Strategic Technologies, and President of Frontier Cellular, Frontier Network Systems and Frontier's long distance network. Prior to entering the deregulated business units in 1985, he held a number of senior positions in operations and engineering at Frontier's predecessor regulated company, Rochester Telephone.

   Joseph A. Calzone, Vice President, Engineering and Network Operations since July 1998, has worked in the telecommunications industry for 13 years. Prior to joining Choice One, Mr. Calzone held various key management positions at Citizens Communications from October 1995 to May 1998, most recently as head of the National Sales and Services organization and as Vice President of Long Distance Engineering and Operations. Before that, Mr. Calzone was employed by Frontier Corporation for 10 years, where he held various positions such as Director of Carrier Services and Sales, Director of Strategic Accounts and Manager of Traffic Engineering and Switching.

   Linda S. Chapman, Vice President, Human Resources since August 1998, was the Director of Human Resources of ACC Corp.'s U.S. subsidiary, ACC Telecom, from June 1997 to July 1998. Before that, Ms. Chapman held various management positions with MCI from March 1994 to May 1997 and worked in the Lodging division of Marriott International from October 1986 to February 1994.

   James R. Currie, Vice President, Operations was at Citizens Communications from 1994 until he came to Choice One in June 1999. At Citizens he was in a number of executive positions including Director of Long Distance Operations, Director of Network Provisioning, Senior Director--Business Call Centers and Sales

Engineering, Vice President of Eastern Region Operations and Vice President of Carrier Access Sales. Prior to joining Citizens, Mr. Currie's experience includes over 20 years of operations and engineering experience with New York Telephone, CONTEL as well as with GTE.

   Elizabeth A. Ellis, Vice President, Information Technology since July 1998, has worked in the information technology field for over 18 years, including the past five years in the telecommunications industry. Prior to joining Choice One in July 1998, Ms. Ellis was Commercial Director for ACC Telecom's subsidiaries in the United Kingdom and Germany from August 1994 to June 1998 where she was responsible for all aspects of network, operations, client service, telemarketing and information technology. Before that, Ms. Ellis was employed at Wytecom, Inc. from March 1992 to August 1994.

   Robert J. Merrill, Vice President, Product Development since September 1998, has worked in the telecommunications industry for over 21 years. Prior to joining Choice One, Mr. Merrill was the Vice President of Marketing and Product Development for Frontier Communication's Carrier Services Group, from January to September 1998 and the Director of Product Development (Wholesale) from June 1997 to January 1998. Before that, Mr. Merrill was at Rochester Telephone as the Director of Marketing and Product Development from April 1995 to June 1997 and as the General Manager of Visions Long Distance from June 1993 to April 1995. Before that, Mr. Merrill worked in a variety of areas including marketing and product development, regulatory affairs, engineering, network operations, sales, finance and business development for GTE, AT&T and NECA for over 15 years.

   Michelle C. Paroda, Vice President, Client Services since July 1998, has worked in the telecommunications industry for 15 years. Prior to joining Choice One, Ms. Paroda had been employed in a variety of positions by Frontier Corporation since 1984, most recently as Vice President of Client Service. Joseph M. Schaal, our Vice President, Application Services and Strategy since July 1998, has worked in the telecommunications industry for 10 years. Prior to joining Choice One, Mr. Schaal held various positions at Frontier Corporation in project management, business planning, financial management, operations and software development at Frontier Corporation from January 1995 to February 1997, most recently as its Director of Application and Product Development from March 1997 to May 1998.

   Kim Robert Scovill, Vice President, Regulatory Affairs and General Counsel since December 1998, has worked in the telecommunications industry for over 26 years. Mr. Scovill began his career in 1972 as a founding faculty member of Ohio University's Center of Telecommunications Management. Mr. Scovill served as a senior administrator and Administrative Law Judge at the Public Utilities Commission of Ohio from May 1982 to August 1986. Mr. Scovill also served as the Manager of Corporate Issues at Cincinnati Bell Telephone from May 1986 to March 1990, where he managed the introduction of such telecommunications innovations as cellular calling party pays and Kentucky's deaf relay service. From January 1991 to February 1998, Mr. Scovill was Vice President of Worthington Voice Services, a telecommunications and e-commerce company. From February 1998 to December 1998, Mr. Scovill was Vice President and General Counsel of Omnicall, a South Carolina-based CLEC.

   John J. Zimmer, Vice President, Finance and Controller since August 1998, is a certified public accountant and has worked in the telecommunications industry for 9 years. Prior to joining Choice One, Mr. Zimmer was employed by ACC Corp., as Vice President and Treasurer from January 1997 to July 1998, as Vice President of Finance from September 1994 to January 1997, and as Controller from March 1991 through August 1994. Before that, Mr. Zimmer was an Audit and Accounting Manager with Arthur Andersen & Co.

   Paul Cissel, Vice President, of Sales, New England Region, since November 1999, has worked in both the telecommunications and electronics industries for over 19 years. Mr. Cissel was President of Atlantic Connections when Choice One acquired it in November 1999. Prior to joining Atlantic Connections in September 1998, Mr. Cissel was the Senior Vice President of Sales and Marketing for Phoenix Network from November 1993 to November 1996.

   Michael A. D'Angelo, Vice President of Sales, Western Region, since September 1998, has worked in the telecommunications industry for over 12 years. Prior to joining Choice One, Mr. D'Angelo was the Director of Sales, Southeast Regional Manager at ICG Communications from November 1997 to September 1998. Before that, Mr. D'Angelo was Regional Sales Manager for Citizens Communications from January 1995 to November 1997, Territory Manager for MFS Telecom Communications from August 1994 to January 1995, and Major Account Manager and Account Executive for Rochester Telephone from March 1987 to February 1994.

   Daniel K. Iles, Regional Vice President of Sales, Western Region, since July 1998, has worked in the telecommunications industry for 13 years. Prior to joining Choice One, Mr. Iles was the Director of Sales for Intermedia Corporation from March 1997 to July 1998. Before that, Frontier Corporation employed Mr. Iles, as Director of Sales from October 1995 to March 1997 and as Regional Manager-Upstate New York from November 1990 to October 1995.

   Eric Peterson, Regional Vice President of Sales, New England Region, since November 1999. Prior to joining Choice One, Mr. Peterson held a similar position with HarvardNet from December 1998 to August 1999. He served as the Vice President of Sales and Marketing for FaxNet, a startup company, from 1996 until 1998. From 1991 to 1996, Mr. Peterson held a series of positions with Allnet Communications, where he helped to establish the Allnet Wholesale Division. His telecom career began at First Phone in Boston where he was Director of Sales from 1988 to 1991.

   John B. Ehrenkranz, was elected to the board of directors in July 1998 and is a Managing Director of Morgan Stanley & Co. Incorporated where he has been employed since 1987. Mr. Ehrenkranz is also a Managing Director of Morgan Stanley Capital Partners III, Inc. and of MSDW Capital Partners IV, Inc., one of which is the managing member of the general partner of each of the Morgan Stanley Dean Witter Capital Partners Entities. Mr. Ehrenkranz also currently serves on the board of directors of Allegiance Telecom, Inc., as well as other privately held companies.

   Bruce M. Hernandez, was elected to the board of directors in July 1998 and is a Principal and Chief Executive Officer of Waller Sutton Media Partners, L.P., where he has been employed since 1997. Mr. Hernandez previously served as Chief Financial Officer of Horizon Cellular from 1993 to 1997.

   Royce J. Holland, was elected to the board of directors in January 2000 and is the Chairman of the Board and Chief Executive Officer of Allegiance Telecom, Inc., which he founded in April 1997. Prior to founding Allegiance, Mr. Holland was one of several co-founders of MFS Communications, where he served as President and Chief Operating Officer from April 1990 until September 1996 and as Vice Chairman from September 1996 to February 1997. In January 1993, Mr. Holland was appointed by President George Bush to the National Security Telecommunications Advisory Committee. In December 1998, Mr. Holland was named Chairman of the Association for Local Telecommunications Services, the industry trade organization for the competitive local telephone sector. In November 1999, Mr. Holland was appointed by Texas Governor George W. Bush to the Texas (Electronic) E-Government Task Force. Mr. Holland also presently serves on the board of directors of CSG Systems, a publicly held billing services company.

   Michael M. Janson, was elected to the board of directors in July 1998 and is a Managing Director of Morgan Stanley & Co. Incorporated where he has been employed since 1987. Mr. Janson is also a Managing Director of Morgan Stanley Capital Partners III, Inc. and of MSDW Capital Partners IV, Inc., one of which is the managing member of the general partner of each of the Morgan Stanley Dean Witter Capital Partners Entities. Mr. Janson also currently serves on the board of directors of Silgan Holdings, Inc., as well as other privately held companies.

   Robert M. Van Degna, was elected to the board of directors in July 1998 and is a Managing Director of Fleet Equity Partners, an investment firm affiliated with Fleet Boston Financial Corp. Mr. Van Degna joined Fleet Financial Group in 1971 and held a variety of lending and management positions until he organized Fleet Equity Partners in 1982. Mr. Van Degna served on the board of directors of ACC Corp. from 1995 to 1998 and he was Chairman of the Board when ACC merged with Teleport Communications Group. Mr. Van Degna also currently serves on the Board of Preferred Networks, Inc., as well as other privately held companies.

Executive Compensation

   The following table sets forth compensation paid during the period from June 1998 to December 31, 1998, and the year ended December 31, 1999 to the chief executive officer of Choice One and the other four most highly paid executive officers of Choice One whose annual salary and bonus, on a prorated basis, exceeded $100,000 for all services rendered to Choice One during such period.

                           Summary Compensation Table

                                                       Long Term
                           Annual Compensation        Compensation
                         -------------------------- ----------------  All Other
   Name and Principal                               Restricted Stock Compensation
        Position         Year    Salary($) Bonus($)  Awards ($)(5)      ($)(6)
   ------------------    ----    --------- -------- ---------------- ------------
Steve M. Dubnik......... 1998(1)  $75,385  $14,000           --         $1,777
 Chairman and Chief      1999     142,800   15,070           --          4,284
 Executive Officer

Kevin S. Dickens........ 1998(2)   65,000   13,000           --          1,650
 Sr. Vice President,     1999     132,600   13,993           --          3,978
 Operations and
  Engineering

Mae Squier-Dow.......... 1998(1)   70,000   13,000           --          1,650
 Sr. Vice President,     1999     132,600   13,993           --          3,978
 Sales, Marketing and
  Service

Philip Yawman........... 1998(3)   60,000   23,000           --          1,650
 Sr. Vice President,     1999     132,200   13,993           --          3,966
 Corporate Development

Ajay Sabherwal.......... 1999(4)   36,400   41,483       39,485          1,092
 Sr. Vice President-
  Finance and Chief
 Financial Officer

--------
(1) Mr. Dubnik and Ms. Squier-Dow joined Choice One on June 15, 1998 and the compensation disclosed is for the period from that date through December 31, 1999.
(2) Mr. Dickens joined Choice One on July 1, 1998 and the compensation disclosed is for the period from that date through December 31, 1999.
(3) Mr. Yawman joined Choice One July 13, 1998 and the compensation disclosed is for the period from that date through December 31, 1999.
(4) Mr. Sabherwal joined Choice One on September 20, 1999 and the compensation disclosed is from that date through December 31, 1999.
(5) Except as noted, none of these executive officers received personal benefits in excess of the lesser of $50,000 or 10% of such individuals reported salary and bonus for 1999 or 1998. The amounts in this column for 1999 for Mr. Sabherwal include the following-$39,485 for value of the Class B Units in Choice One Communications L.L.C. that exceed the amount paid for these units.
(6) Reflects Choice One's matching contributions made under its 401(k) plan on behalf of such executive officer.

         VOTING SECURITIES OF CHOICE ONE AND PRINCIPAL HOLDERS THEREOF

   The following table sets forth information regarding the beneficial ownership of Choice One's outstanding common stock as of March 1, 2000 by: (i) each of its directors and the executive officers, (ii) all directors and executive officers as a group and (iii) each owner of more than 5% of its equity securities, referred to as the 5% owners. Except as set forth below, the business address of each stockholder, officer or director listed below is c/o Choice One Communications Inc., 100 Chestnut Street, Rochester, New York 14604.

                                                                   Shares
                                                             Beneficially Owned
                                                             ------------------
Name and Address of Beneficial Owner(1)                        Number   Percent
---------------------------------------                      ---------- -------
Directors and Executive Officers
Steve M. Dubnik (2)(3).....................................   2,200,253   7.09%
Kevin S. Dickens (2)(4)....................................   1,100,124   3.54
Ajay Sabherwal (2).........................................     440,054   1.41
Mae Squier-Dow (2).........................................   1,100,124   3.54
Philip Yawman (2)(5).......................................     660,077   2.12
John B. Ehrenkranz (6).....................................  11,043,826  35.61
Bruce M. Hernandez (7).....................................   1,323,007   4.26
Michael M. Janson (8)......................................  11,043,826  35.61
Robert M. Van Degna (9)....................................   2,646,014   8.53
Royce J. Holland (10)......................................      66,150      *
All directors and executive officers as a group (25
 persons)..................................................  22,247,427  71.73
5% Owners
Morgan Stanley Dean Witter Capital Partners Entities (11)..  11,043,826  35.61
Fleet Entities (12)........................................   2,646,014   8.53
Waller-Sutton Media Partners, L.P. (13)....................   1,323,007   4.26

--------
  *  Denotes less than one percent.
 (1) The persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to the information contained in the notes to the table and to community property laws, where applicable.
 (2) The shares of common stock owned by Mr. Dubnik, Mr. Dickens, Ms. Squier-Dow and Mr. Yawman are subject to vesting, with 20% of such shares of common stock vested on July 8, 1998, and an additional 20% vesting on each of July 8, 1999, 2000, 2001 and 2002. The shares of common stock owned by Mr. Sabherwal are subject to vesting, with 20% of such shares vested on August 19, 1999, and an additional 20% vesting on each of August 19, 2000, 2001, 2002 and 2003. The shares of common stock owned by management vest 25% on each of the first four anniversaries of the grant date.
 (3) Includes 708,485 shares of common stock held by the Dubnik Family Limited Partnership, of which Mr. Dubnik is sole general partner. Mr. Dubnik disclaims any beneficial ownership of these shares of common stock.
 (4) Includes 354,242 shares of common stock held by the Dickens Family Limited Partnership, of which Mr. Dickens is sole general partner. Mr. Dickens disclaims any beneficial ownership of these shares of common stock.
 (5) Includes 236,162 shares of common stock held by P.H.Y. Associates, L.P. of which Mr. Yawman is the sole stockholder of the sole general partner. Mr. Yawman disclaims any beneficial ownership of these shares of common stock.
 (6) Mr. Ehrenkranz is a managing director of Morgan Stanley & Co. Incorporated, Morgan Stanley Capital Partners III, Inc., and MSDW Capital Partners IV, Inc., one of which is the managing member of the general partner of each of the Morgan Stanley Dean Witter Capital Partners Entities. The table includes 11,043,826 shares held by Morgan Stanley Dean Witter Capital Partners Entities. Mr. Ehrenkranz disclaims beneficial ownership of the shares held by these entities. The table does not include options to purchase 10,000 shares of common stock to be granted after the offering at a price equal to the initial public offering price, and such options will vest 25% per year over a four year period.
 (7) Mr. Hernandez is Chief Executive Officer of Waller-Sutton Media, L.L.C., general partner of Waller Sutton Media Partners, L.P. The table includes 1,323,007 shares held by Waller-Sutton Media Partners, L.P. Mr. Hernandez disclaims beneficial ownership of the shares held by the entity. The table does not include options to purchase 10,000 shares of common stock to be granted after the offering at a price equal to the initial public offering price and such options will be fully vested and immediately exercisable.
 (8) Mr. Janson is a managing director of Morgan Stanley & Co. Incorporated and a director of Morgan Stanley Capital Partners III, Inc., and MSDW Capital Partners IV, Inc., one of which is the managing member of the general partner of each of the Morgan Stanley Dean Witter Capital Partners Entities. The table includes 11,043,826 shares held by Morgan Stanley Dean Witter Capital Partner Entities. Mr. Janson disclaims beneficial ownership of the shares held by these entities. The table does not include options to purchase 10,000 shares of common stock to be granted after the offering at a price equal to the initial public offering price, and such options will vest 25% per year over a four-year period.
 (9) Mr. Van Degna is Chairman & Chief Executive Officer of Fleet Growth Resources II, Inc., the general partner of Fleet Equity Partners VI, L.P., Chairman and CEO of Silverado III Inc., the general partner of Silverado III, LP, the general partner of Chisholm Partners III LP; Chairman and CEO of Fleet Venture Resources, Inc. and a general partner of Kennedy Plaza Partners. The table includes 2,646,014 shares held by the Fleet Entities. Mr. Van Degna disclaims beneficial ownership of the shares held by these entities. The table does not include options to purchase 10,000 shares of common stock to be granted after the offering at a price equal to the initial public offering price, and such options will vest 25% per year over a four-year period.
(10) Mr. Holland's ownership does not include options to purchase 10,000 shares of common stock to be granted after the offering at a price equal to the initial public offering price, and such options will vest 25% per year over a four year period.
(11) These shares are owned by Morgan Stanley Capital Partners III, L.P. and related private equity funds, and Morgan Stanley Dean Witter Capital Partners IV, L.P. and related a private equity fund. Their address is c/o Morgan Stanley Dean Witter Capital Partners, 1221 Avenue of the Americas, New York, New York 10020.
(12) These shares are owned by Fleet Equity Partners VI, L.P., Fleet Venture Resources, Inc., Chisholm Partners III, L.P. and Kennedy Plaza Partners. Their address is c/o Fleet Equity Partners, 50 Kennedy Plaza, 12th Floor, Providence, Rhode Island, 02903.
(13) These shares are owned by Waller-Sutton Media Partners L.P. Its address is One Rockefeller Plaza, Suite 3300, New York, New York 10020.

                            MARKET PRICE INFORMATION

Market Information for Choice One

   Choice One common stock trades on the Nasdaq Stock Market under the symbol "CWON." The following table sets forth for the periods indicated the high and low sale closing prices for its common stock as reported from February 20, 2000 through June 12, 2000 on the Nasdaq Stock Market. The prices do not include retail mark ups, mark downs or commissions.

             Common Stock
                 Price
             -------------
              High   Low
             ------ ------
             $61.62 $20.87

   The last reported sale price of its common stock on the Nasdaq Stock Market on June 12, 2000 was $32.00 per share. On that date there were approximately 14,100 holders of record of its common stock.

   Choice One has never paid or declared any cash dividends on its common stock and does intend to do so in the foreseeable future.

Market Information for US Xchange

   US Xchange, Inc. is a privately owned company and is not listed on any exchange or quoted on Nasdaq. The 15% Senior Notes of US Xchange, L.L.C. due 2008 are traded over the counter. The closing price for the notes on June 12, 2000 was $108.

                  AMENDMENT TO 1998 EMPLOYEE STOCK OPTION PLAN

   On August 12, 1998, stockholders of Choice One approved the 1998 employee stock option plan under which it may issue stock options exercisable for shares of its common stock to its employees and employees of its subsidiaries who did not own Class B Units of the predecessor, Choice One Communications L.L.C. The 1998 plan is administered by a committee of the Choice One board of directors and must consist of at least two outside directors. The committee is authorized under the employee option plan to select employees eligible for participation in the plan and determine the terms and conditions of the awards under the plan. As of December 31, 1999, 390 persons were eligible to participate in the 1998 plan. The board of directors had the authority to grant options to purchase 1,063,791 shares of common stock under the 1998 plan. As of that date, the board of directors had granted options to purchase 605,202 shares of Choice One common stock under the 1998 plan.

   Options granted under the 1998 plan may be either incentive stock options or such other forms of non-qualified stock options, as the committee may determine. As originally drafted, the 1998 plan did not cover the grant of restricted stock. Only incentive stock options have been granted under the 1998 plan as of December 31, 1999. Incentive stock options are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended. The exercise price of an incentive stock option granted to an individual who owns shares possessing more than 10% of the total combined voting power of all classes of Choice One stock will be at least 110% of the fair market value of a share of common stock on the date of grant. The exercise price of an incentive stock option granted to an individual other than a 10% owner and of a non-qualified stock options will be at least 100% of the fair market value of a share of common stock on the date of grant.

   Options granted under the 1998 plan may be subject to time vesting and other restrictions at the sole discretion of the committee. Subject to limitations and exceptions, the right to exercise an option generally will terminate at the earlier of:

  . the first date on which the initial grantee of such option is not employed by Choice One for any reason other than termination without cause, death or permanent disability or

  . the expiration date of the option.

   If the holder of an option dies or suffers a permanent disability while still employed by Choice One, any option may be exercised by the participant, or in the event of the participant's death, by the participant's personal representative, any time prior to the earlier of the expiration date of the option or the expiration of three months after the date of termination, but only if and to the extent that the employee was entitled to exercise the option at the date of such termination. If the holder of an option is terminated without cause, or resigns we will, upon the recommendation of the chief executive officer, repurchase the vested shares of the participant at fair market value, provided the participant executes and delivers a covenant not to compete within 10 days of termination.

   In the event of a change of control of Choice One, vesting will be accelerated by one year, or an amount of options will vest immediately such that 50% of a participant's options are vested, whichever is greater. Each participant holding an exercisable option shall have the right, subject to restrictions and qualifications, to exercise the option in full, or to exercise the option for an amount of cash equal to the difference between the fair market value on the date of surrender and the option price. A change of control shall occur upon the happening of any of the following:

  . the sale, lease, exchange or transfer of all or substantially all of its assets;

  . Choice One's consolidation or merger with another corporation in which it is not the surviving corporation, or pursuant to which any shares of its common stock are to be converted into cash, securities or other property;

  . the consummation of a liquidation or dissolution of Choice One;

  . any person becomes the beneficial owner, directly or indirectly, of 30% or more of Choice One's then outstanding common stock; or

  . the board of directors as of August 12, 1998, which is known as the incumbent board, ceases to constitute at least a majority of the board, except that any person who becomes a director thereafter by the approval of at least three quarters of the directors comprising the incumbent board, shall be considered a member of the incumbent board.

   The proposed amendment to the 1998 plan will amend the plan to:

  . Increase the number of shares of common stock available for grants under the plan from 1,063,791 to 6,000,000 shares

  . Permit grants of "restricted stock";

  . Permit "in the money" stock grants (i.e., grant of options at or below fair market value on the date of grant); and

  . Clarify termination and "change in control" provisions.

   The board of directors believes that this will enhance its ability to attract and retain key employees consistent with the intention of the 1998 plan.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
US XCHANGE, INC. AND SUBSIDIARIES
Report of Independent Certified Public Accountants........................   F-2
Consolidated Balance Sheets, as of March 31 (unaudited), December 31, 1999
 and 1998.................................................................   F-3
Consolidated Statements of Operations, for the three months ended March
 31, 2000 (unaudited), and the Years Ended December 31, 1999, 1998 and
 1997.....................................................................   F-4
Consolidated Statements of Member's Capital (Deficit), Years Ended
 December 31, 1999, 1998 and 1997.........................................   F-5
Consolidated Statements of Cash Flows, for the three months ended March
 31, 2000 (unaudited), and the Years Ended December 31, 1999, 1998 and
 1997.....................................................................   F-6
Notes to Consolidated Financial Statements................................   F-7

CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
Report of Independent Public Accountants..................................  F-14
Consolidated Balance Sheets as of March 31, 2000 (Unaudited) December 31,
 1999 and December 31, 1998...............................................  F-15
Consolidated Statements of Operations for the quarter ended March 31, 2000
 (Unaudited), the year ended December 31, 1999 and the period from inception (June 2, 1998) through December 31, 1998.......................  F-16
Consolidated Statements of Stockholder's Equity for the year ended
 December 31, 1999 and the period from inception (June 2, 1998) through
 December 31, 1998........................................................  F-17
Consolidated Statements of Cash Flows for the quarter ended March 31, 2000
 (Unaudited), the year ended December 31, 1999 and the period from inception (June 2, 1998) through December 31, 1998.......................  F-18
Notes to Consolidated Financial Statements................................  F-19

ATLANTIC CONNECTIONS, LLC
Report of Independent Auditors............................................  F-36
Consolidated Balance Sheets as of December 31, 1998 and September 30, 1999
 (Unaudited)..............................................................  F-37
Consolidated Statements of Operations for the period from July 24, 1998
 (date of inception) to December 31, 1998 and for the nine months ended
 September 30, 1999 (Unaudited)...........................................  F-38
Consolidated Statements of Unitholders' Equity (Deficit)..................  F-39
Consolidated Statements of Cash Flows for the period from July 24, 1998
 (date of inception) to December 31, 1998 and for the nine months ended
 September 30, 1999 (Unaudited)...........................................  F-40
Notes to Consolidated Financial Statements................................  F-41

ATLANTIC CONNECTIONS, INC.
Report of Independent Auditors............................................  F-47
Balance Sheets as of December 31, 1997 and August 31, 1998................  F-48
Statements of Operations for the year ended December 31, 1997 and the eight months ended August 31, 1998.......................................  F-49
Statements of Stockholders' Deficit for the year ended December 31, 1997 and the eight months ended August 31, 1998...............................  F-50
Statements of Cash Flows for the year ended December 31, 1997 and the eight months ended August 31, 1998.......................................  F-51
Notes to Financial Statements.............................................  F-52

ATLANTIC CONNECTIONS, LTD.
Report of Independent Auditors............................................  F-55
Balance Sheets as of December 31, 1997 and August 31, 1998................  F-56
Statements of Operations for the year ended December 31, 1997 and the eight months ended August 31, 1998.......................................  F-57
Statements of Stockholders' Deficit for the year ended December 31, 1997 and the eight months ended August 31, 1998...............................  F-58
Statements of Cash Flows for the year ended December 31, 1997 and the eight months ended August 31, 1998.......................................  F-59
Notes to Financial Statements.............................................  F-60

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

US Xchange, L.L.C.
Grand Rapids, Michigan

   We have audited the accompanying consolidated balance sheets of US Xchange, L.L.C. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, member's capital (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of US Xchange, L.L.C. and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ BDO SEIDMAN, LLP
Grand Rapids, Michigan

May 17, 2000

                               US Xchange, L.L.C

                          CONSOLIDATED BALANCE SHEETS

                                      March 31,
                                        2000              December 31,
                                    -------------  ---------------------------
                                                       1999           1998
                                     (unaudited)   -------------  ------------
              ASSETS
Current assets
  Cash and equivalents............. $   1,419,902  $     189,304  $ 40,018,552
  Restricted investments...........    28,550,368     28,795,226    28,525,109
  Accounts receivable, less
   allowance for doubtful accounts
   of $792,000 and $174,000........     6,794,043      5,995,466     1,865,503
  Other............................     1,112,598      1,003,960       700,411
                                    -------------  -------------  ------------
    Total current assets...........    37,876,911     35,983,956    71,109,575
                                    -------------  -------------  ------------
Networks and equipment
  Networks and networks in process
   (cost to complete of
   $5,337,000).....................   129,592,135    125,797,486    85,821,872
  Furniture and equipment..........    20,574,240     19,423,809    14,017,604
  Leasehold improvements...........     7,740,850      7,451,545     3,937,223
                                    -------------  -------------  ------------
                                      157,907,225    152,672,840   103,776,699
  Less accumulated depreciation and
   amortization....................    20,936,107     16,566,408     3,432,193
                                    -------------  -------------  ------------
Net networks and equipment.........   136,971,118    136,106,432   100,344,506
                                    -------------  -------------  ------------
Other assets
  Restricted investments...........    14,704,268     28,873,973    56,206,738
  Debt issuance costs, net.........     6,817,800      7,029,423     6,793,770
  Miscellaneous....................     2,322,354      2,106,239       261,328
                                    -------------  -------------  ------------
    Total other assets.............    23,844,422     38,009,635    63,261,836
                                    -------------  -------------  ------------
Total assets....................... $ 198,692,451  $ 210,100,023  $234,715,917
                                    =============  =============  ============
 LIABILITIES AND MEMBER'S CAPITAL
             (DEFICIT)
Current liabilities
  Accounts payable................. $  10,066,442  $   9,286,552  $ 11,264,241
  Accrued interest.................     7,663,064     15,191,526    15,521,634
  Accrued other liabilities........     2,603,126      2,105,387     1,185,820
  Current maturities of long-term
   debt............................       800,000        800,000       800,000
  Senior secured facility..........    50,000,000     50,000,000            --
                                    -------------  -------------  ------------
    Total current liabilities......    71,132,632     77,383,465    28,771,695
Unearned revenues..................     7,297,557      3,406,414            --
Long-term debt, less current
 maturities:
  15% Senior Notes.................   200,000,000    200,000,000   200,000,000
  Member subordinated debt
   (including accrued interest)  ..    27,666,962     14,746,750            --
  Notes payable....................     1,600,000      1,800,000     2,533,333
                                    -------------  -------------  ------------
    Total liabilities..............   307,697,151    297,336,629   231,305,028
                                    -------------  -------------  ------------
Member's capital (deficit)
  Capital contributions............    60,000,000     60,000,000    60,000,000
  Accumulated deficit..............  (169,004,700)  (147,236,606)  (56,589,111)
                                    -------------  -------------  ------------
    Total member's capital
     (deficit).....................  (109,004,700)   (87,236,606)    3,410,889
                                    -------------  -------------  ------------
Total liabilities and member's
 capital (deficit)................. $ 198,692,451  $ 210,100,023  $234,715,917
                                    =============  =============  ============

          See accompanying notes to consolidated financial statements.

                               US Xchange, L.L.C.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                         Three Months
                            Ended             Year Ended December 31,
                          March 31,    ---------------------------------------
                             2000          1999          1998         1997
                         ------------  ------------  ------------  -----------
                         (unaudited)
REVENUES................ $  9,720,601  $ 26,429,789  $  7,015,310  $   206,682
                         ------------  ------------  ------------  -----------
Costs and expenses
  Cost of communication
   services (excluding
   depreciation and
   amortization, shown
   separately below)....   10,971,909    37,739,781    16,338,583      749,662
  Selling, general and
   administrative.......    7,887,858    40,554,373    28,679,670    5,065,589
  Depreciation and
   amortization.........    4,391,193    13,190,549     3,257,055      189,347
                         ------------  ------------  ------------  -----------
    Total costs and
     expenses...........   23,250,960    91,484,703    48,275,308    6,004,598
                         ------------  ------------  ------------  -----------
  Loss from operations..  (13,530,359)  (65,054,914)  (41,259,998)  (5,797,916)
                         ------------  ------------  ------------  -----------
Interest expense........   (8,862,370)  (29,537,206)  (13,838,996)     (30,452)
                         ------------  ------------  ------------  -----------
Interest income.........      624,635     3,944,625     4,476,061           --
                         ------------  ------------  ------------  -----------
    Net loss............ $(21,768,094) $(90,647,495) $(50,622,933) $(5,828,368)
                         ============  ============  ============  ===========




          See accompanying notes to consolidated financial statements.

                               US Xchange, L.L.C.

             CONSOLIDATED STATEMENTS OF MEMBER'S CAPITAL (DEFICIT)

                                         Capital     Accumulated
                                      Contributions    Deficit        Total
                                      ------------- -------------  ------------
Balance, January 1, 1997.............  $        --  $    (137,810) $   (137,810)
  Member capital contributions.......    5,000,000             --     5,000,000
  Net loss for the year..............           --     (5,828,368)   (5,828,368)
                                       -----------  -------------  ------------
Balance, December 31, 1997...........    5,000,000     (5,966,178)     (966,178)
  Member capital contributions.......   55,000,000             --    55,000,000
  Net loss for the year..............           --    (50,622,933)  (50,622,933)
                                       -----------  -------------  ------------
Balance, December 31, 1998...........   60,000,000    (56,589,111)    3,410,889
  N t loss for the year..............           --    (90,647,495)  (90,647,495)
                                       -----------  -------------  ------------
Balance, December 31, 1999...........  $60,000,000  $(147,236,606) $(87,236,606)
                                       ===========  =============  ============




          See accompanying notes to consolidated financial statements.

                               US Xchange, L.L.C.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                         Three Months
                            Ended              Year Ended December 31,
                          March 31,    -----------------------------------------
                             2000          1999          1998           1997
                         ------------  ------------  -------------  ------------
                         (unaudited)
OPERATING ACTIVITIES
Net loss...............  $(21,768,094) $(90,647,495) $ (50,622,933) $ (5,828,368)
Adjustments to
 reconcile net loss to
 net cash used in
 operating activities
 Depreciation and
  amortization.........     4,602,817    13,988,549      3,609,055       189,347
 Provision for
  uncollectible
  accounts.............       284,065       698,488        227,949         2,000
 Increase in unearned
  revenues.............      (585,437)    3,406,414             --            --
 Accrued interest on
  member subordinated
  debt.................       393,587       246,750             --            --
 Interest earned on
  restricted
  investments..........     3,891,143    (3,437,351)    (2,262,063)           --
 Changes in assets and
  liabilities:
  Accounts receivable..    (1,082,642)   (4,828,448)    (1,948,217)     (147,235)
  Other current
   assets..............      (108,638)     (303,550)      (539,803)     (134,933)
  Accounts payable.....       779,890    (1,977,689)     5,945,748     5,318,493
  Accrued liabilities..    (7,030,723)      589,461     16,502,288       205,166
                         ------------  ------------  -------------  ------------
   Net cash used in
    operating
    activities.........   (20,624,032)  (82,264,871)   (29,087,976)     (395,530)
                         ------------  ------------  -------------  ------------
INVESTING ACTIVITIES
Purchase of restricted
 investments...........            --            --    (82,469,784)           --
Decrease in restricted
 investments...........    15,000,000    30,500,000             --            --
Purchase of networks
 and equipment.........    (5,244,335)  (48,906,624)   (75,619,611)  (28,157,088)
Increase in other
 assets................      (227,660)   (1,891,092)      (375,770)      (11,096)
                         ------------  ------------  -------------  ------------
   Net cash used in
    investing
    activities.........     9,528,005   (20,297,716)  (158,465,165)  (28,168,184)
                         ------------  ------------  -------------  ------------
FINANCING ACTIVITIES
Proceeds from long-term
 debt..................    12,526,625    64,500,000    201,211,000     2,789,000
Direct costs of
 financing.............            --    (1,033,327)    (7,034,441)           --
Repayment of long-term
 debt..................      (200,000)     (733,334)      (666,667)           --
Advances from
 affiliated company....            --            --         61,211    20,875,304
Member capital
 contributions.........            --            --     33,900,000     5,000,000
                         ------------  ------------  -------------  ------------
   Net cash provided by
    financing
    activities.........    12,326,625    62,733,339    227,471,103    28,664,304
                         ------------  ------------  -------------  ------------
   Net Increase
    (decrease) in cash
    and equivalents....     1,230,598   (39,829,248)    39,917,962       100,590
Cash and equivalents,
 beginning of year.....       189,304    40,018,552        100,590            --
Cash and equivalents,
 end of year...........  $  1,419,902  $    189,304  $  40,018,552  $    100,590
                         ============  ============  =============  ============
Supplemental disclosure
 of cash flow
 information Interest
 paid (net of amounts
 capitalized)..........  $ 15,409,781  $ 28,572,890  $     279,209  $     12,334
                         ============  ============  =============  ============
Supplemental disclosure
 of non-cash financing
 activities
Conversion of advances
 to member's capital...  $         --  $         --  $  21,100,000  $         --
                         ============  ============  =============  ============

          See accompanying notes to consolidated financial statements.

                               US Xchange, L.L.C.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 Business

   US Xchange, Inc., the parent company of US Xchange, L.L.C., has no assets or independent business operations. US Xchange, L.L.C. and its wholly-owned subsidiaries (Company) provide facilities-based competitive local telecommunications services in selected cities of the north central area of the United States. The Company operates in a single segment and its maximum duration is until December 2030. The Company competes with incumbent local exchange carriers (ILECs) by offering business and residential customers innovative and customized products, superior customer service and lower costs through the use of an advanced telecommunications systems network.

   From its inception in August 1996 until June 30, 1997, the Company was in the development stage. During that time, the Company's principal activities included developing its business plan, hiring management and other key personnel, designing the architecture for its network systems and negotiating an interconnection agreement with an ILEC.

   The Company's sole member and an affiliated company of the member provided equity funding to the Company of $60 million. In August 1999, the member agreed to provide up to $50 million in subordinated debt financing (see Note 3).

 Principles of Consolidation

   The consolidated financial statements include the accounts of US Xchange, L.L.C. and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

 Fair Value of Financial Instruments

   The carrying amounts for cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value. The fair value of long-term debt, including the senior secured facility, is estimated based on quoted market rates for similar financial instruments.

                                       1999                      1998
                             ------------------------- -------------------------
                               Carrying                  Carrying
                                Amount     Fair Value     Amount     Fair Value
                             ------------ ------------ ------------ ------------
   Long-term debt........... $267,346,750 $228,346,750 $203,333,333 $203,333,333

 Cash and Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Concentration of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivables. The risk is limited due to the large number of entities comprising the Company's customer base and the dispersion of those entities across many different industries and geographical areas. Credit is extended based on evaluation of the customer's financial condition and generally collateral is not required. Anticipated credit losses are provided for in the consolidated financial statements and have been within management's expectations.

                               US Xchange, L.L.C.

 Networks and Equipment

   Networks and equipment are stated at cost. Leasehold improvements are amortized using the straight-line method over their useful life or lease term, whichever is shorter. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets as follows:

                                                                           Years
                                                                           -----
   Telecommunications equipment...........................................  5-8
   Fiber optic cable......................................................  20
   Leasehold improvements................................................. 10-15
   Office furniture and equipment.........................................  3-7

   Costs directly related to the construction of network systems and facilities, including interest, are capitalized. Uncompleted portions of fiber optic networks are reported as networks in progress. Upon completion, the construction costs will be classified as fiber optic networks and depreciated over their useful lives. Interest expense capitalized in connection with construction projects amounted to approximately $4 million, $2.3 million and $2,000 in 1999, 1998 and 1997, respectively. Repairs and maintenance costs are expensed as incurred. The Company had firm commitments for capital expenditures of approximately $3.8 million at December 31, 1999.

 Long-Lived Assets

   The Company periodically reviews long-lived assets for impairment by comparing the carrying value of the assets to their estimated future undiscounted cash flows. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

 Revenue Recognition

   Revenues are recognized as services are provided to customers. Sales of indefeasible rights to use fiber or capacity (IRU) are recorded as unearned revenue at the earlier of the acceptance of the applicable portion of the network by the customer or the receipt of cash. The revenue is recognized over the life of the agreement as services are provided beginning on the date of customer acceptance. There were no IRU revenues in 1999, 1998 or 1997.

 Advertising Costs

   Costs for advertising, which were approximately $2.1 million, $2 million and $180,000 for the years ended December 31, 1999 and 1998, and 1997 respectively, are expensed as incurred within the fiscal year

 Income Taxes

   The Company is treated as a partnership for U.S. federal income tax purposes. Income and losses are reported on the respective tax returns of the members, therefore, no provision for federal income taxes has been made in these consolidated financial statements.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                               US Xchange, L.L.C.

 Reclassifications

   Certain prior year amounts have been reclassified to conform to the 1999 presentation.

 New Accounting Standards

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. This standard, as amended by SFAS 137 issued in June 1999, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Historically, the Company has not entered into derivative contracts and, therefore, does not expect that adoption of this standard will have a material impact on its consolidated financial statements.

2. Restricted Investments

   Restricted investments consist of U.S. government securities and money market funds plus accrued interest thereon purchased in connection with the 15% Notes (see Note 3) to secure the first three years' interest payments on these notes. Interest payments are made semi-annually and commenced on January 1, 1999. All these investments are classified as held-to-maturity securities. Such investments are stated at cost, which approximates fair value, and are reported in both current and long-term assets, based upon the maturity dates of the individual securities.

3. Long-Term Debt

   On August 26, 1999, the Company entered into a line of credit agreement with its sole member for up to $50 million in subordinated debt financing. Borrowings under this arrangement totaled $14.5 million at December 31, 1999. Under this subordinated line of credit, interest accrues on outstanding borrowings at a floating rate equal to prime rate less 1.25% (effectively 7.25% at December 31, 1999), and borrowings are secured by all present and future assets of the Company and are subordinated to the indebtedness under the Company's current and any future secured credit facilities. Repayment of borrowings under this line of credit and all accrued interest will commence upon the repayment of all obligations under the Company's current and future secured credit facilities.

   On April 30, 1999, the Company obtained a $50 million senior secured credit facility pursuant to a loan and security agreement among the Company's wholly-owned subsidiary, US Xchange Finance Company, L.L.C., as borrower, the Company and its operating subsidiaries, as guarantors, and General Electric Capital Corporation (GE Capital), as Administrative Agent and lender. As of December 31, 1999 the full $50 million was outstanding. Issuance costs approximating $1 million are being ratably amortized over the term of the facility. Loans under this facility bear interest at a floating rate equal to either a defined base rate plus 3% or at LIBOR plus 4%, at the borrower's option. The effective interest rate was 10.45 % at December 31, 1999. Interest is payable at least on a quarterly basis. During 1999 unused portions of this facility were subject to a commitment fee ranging between .75% and 1.25% of the unused amount. The aggregate outstanding principal is repayable in quarterly installments, commencing July 31, 2002 and continuing through April 30, 2007, based upon the following annual debt reduction formula: 10%, 15%, 20%, 25% and 30%. Borrowings are secured by all present and future real and personal property, assets and revenues of the borrower and its subsidiaries. The Company and the subsidiaries of the borrower have guaranteed the repayment of all indebtedness under this facility.

   The senior secured revolving credit facility contains financial performance covenants regarding minimum quarterly revenues, maximum quarterly EBITDA losses and maximum annual capital expenditures, with which

                               US Xchange, L.L.C.

the Company did not comply for the quarter and the year ended December 31, 1999. (EBITDA consists of earnings (losses) before net interest, income taxes, depreciation and amortization.) GE Capital has agreed to forebear from exercising any remedies against the Company as a result of the non-compliance with these covenants through the earlier of a Termination Event, as defined in the forbearance agreement, or July 31, 2000 (the "forbearance period"). As a result, the Company has classified the GE Capital senior secured facility as a current liability since there is no assurance that GE Capital will not require repayment of this credit facility after the forbearance period expires. However, it is anticipated that this credit facility will be settled as a result of the impending merger of the Company's new parent (see footnote 8).

   On June 25, 1998, the Company completed a sale of $200 million principal amount of 15% Senior Notes due 2008 (15% Senior Notes). Of the total net proceeds approximating $193 million, the Company placed approximately $82.5 million, representing funds, together with interest thereon, sufficient to pay the first six semi-annual interest payments on the 15% Senior Notes, into an escrow account for the benefit of the holders. Issuance costs approximating $7 million are being amortized ratably over the term of the debt. Interest on the 15% Senior Notes is payable semi-annually, on January 1 and July 1, commencing January 1, 1999. The Company made interest payments of $15.5 million and $15 million on January 1, 1999 and July 1, 1999, respectively, to the holders of the 15% Senior Notes. The 15% Senior Notes are non-callable and mature in full on July 1, 2008.

   The 15% Senior Notes are unsubordinated, unsecured senior indebtedness of the Company. The Company's subsidiaries have no obligation to pay amounts due on the 15% Senior Notes and do not guarantee the 15% Senior Notes. Therefore, the 15% Senior Notes are effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries.

   The 15% Senior Notes are subject to certain covenants that, among other things, restrict the ability of the Company and certain subsidiaries to incur additional indebtedness, pay dividends or make distributions or redemptions in respect of membership interests.

   On August 28, 1997, the Company entered into a credit facility agreement with a local bank that provided for borrowings of up to $4 million for the acquisition of office furniture, equipment and computer software and for construction costs related to leasehold improvements of office and switch site locations. In March 1998, the credit facility was fully utilized and converted into a term note payable in 60 equal monthly installments commencing April 1998. Amounts borrowed bear interest at 1/2% under the bank's prime rate or 2% over the bank's cost of funds, at the Company's option. The effective rate was 8.0% at December 31, 1999. Specific assets and the guarantee of an affiliated company owned by the Company's sole member secure all borrowings. The credit facility also provides that the affiliated company maintains minimum debt to tangible net worth and current ratio levels. At December 31, 1999, the affiliated company was in compliance with the covenant requirements.

   The aggregate principal repayments of long-term debt over the next five years is as follows:

   Year Ending December 31,
   ------------------------
     2000.............................................................. $800,000
     2001..............................................................  800,000
     2002..............................................................  800,000
     2003..............................................................  200,000

                               US Xchange, L.L.C.

4. Related Party Transactions

   In connection with the Company's issuance of the 15% Senior Notes, advances from an affiliated company owned by the Company's sole member of $21.1 million were converted to member's capital as of March 31, 1998. Under an expense sharing agreement with the affiliated company, the Company incurred $318,500, $346,200 and $257,500 relating to management and administrative services for 1999, 1998 and 1997, respectively. In October 1999, the Company entered into a lease agreement with the affiliated company for certain office furniture in its corporate administrative offices. Total lease costs under this agreement for 1999 was $48,750. Total lease costs under this agreement for the three months ended March 31, 2000 was $48,750. The Company also leases its corporate administrative offices from two companies each of which is 50% controlled by the same affiliated company. Rents paid under these lease agreements were $394,207 and $134,757 for the three months ended March 31, 2000 and 1999, respectively.

   The Company also leases its corporate administrative offices from two companies each of which is 50% controlled by the same affiliated company owned by the Company's sole member. Rents paid under these lease agreements during 1999 and 1998 were $822,200 and $198,600, respectively. There were no rents for 1997. Total costs incurred under this arrangement for the three months ended March 31, 2000 and 1999 were $6,095 and $33,350, respectively.

   In June 1997, the Company entered into a lease agreement with another affiliated company owned by the member for aircraft transportation services. Total travel costs incurred under this arrangement for 1999, 1998 and 1997 was $75,200, $101,200 and $69,100, respectively.

5. Employee Benefit Plan

   In May 1997, the Company established a 401(k) plan that covers substantially all employees. Employees who are 21 years of age or older are eligible to participate in the 401(k) plan upon completion of three months of service, at which time they may voluntarily contribute a percentage of compensation. Participants are eligible to receive Company matching contributions after completion of 12 months of service. The Company will match 50% of the participant's contribution up to a maximum of 3% of such participant's eligible annual compensation. Matching contributions vest to the participant over a five-year period. The cost of the plan in 1999 and 1998 was approximately $267,000 and $51,000, respectively. The Company was not required to make a contribution to the plan for 1997.

6. Leases

   The Company leases administrative and sales office facilities, operating sites and certain equipment under noncancelable operating leases having initial or remaining terms of more than one year. Certain of the Company's facility leases include renewal options, and most leases include provisions for rent escalation to reflect increased operating costs and/or require the Company to pay certain maintenance and utility costs. Rental expense under these operating leases was $3.4 million, $1.7 million and $83,500 for 1999, 1998 and 1997, respectively

                               US Xchange, L.L.C.

   Future minimum lease payments under noncancelable operating leases at December 31, 1999, were as follows:

                                Office      Operating
   Year Ending December 31,   facilities site facilities Equipment    Total
   ------------------------   ---------- --------------- ---------- ----------
   2000...................... $2,210,557    $631,785     $1,095,945 $3,938,287
   2001......................  2,192,213     640,750        615,439  3,448,401
   2002......................  1,980,657     634,812        307,200  2,922,669
   2003......................  1,397,028     329,964          5,378  1,732,370
   2004......................    580,073     237,739             --    817,812
   2005-2009.................         --     865,822             --    865,822

7. Quarterly Financial Data (Unaudited)

                                                1999
                       --------------------------------------------------------
                          First
                         Quarter    Second Quarter Third Quarter Fourth Quarter
                       -----------  -------------- ------------- --------------
   Revenues........... $ 4,339,438   $ 5,947,990    $ 7,480,351   $ 8,662,010
   Operating loss..... (15,985,086)  (16,429,878)   (17,188,349)  (15,451,601)
   Net loss........... (20,808,244)  (22,222,439)   (24,386,946)  (23,229,866)

                                                1998
                       --------------------------------------------------------
                          First
                         Quarter    Second Quarter Third Quarter Fourth Quarter
                       -----------  -------------- ------------- --------------
   Revenues........... $   565,203   $ 1,419,200    $ 2,144,552   $ 2,886,355
   Operating loss.....  (5,260,764)   (8,569,793)   (12,969,746)  (14,732,695)
   Net loss...........  (5,321,499)   (8,927,589)   (16,782,717)  (19,591,128)

   At December 31, 1999, the Company reclassified amortization of debt issuance costs to interest expense. These costs had previously been classified as depreciation and amortization expense. This reclassification changed the previously reported quarterly operating losses for 1999 and 1998 as follows:

                                First                        Third
                               Quarter     Second Quarter   Quarter     Fourth Quarter
                             ------------  -------------- ------------  --------------
   1999
   As previously reported..  $(16,184,586)  $(16,629,378) $(17,387,849)
   Reclassification........       199,500        199,500       199,500
                             ------------   ------------  ------------
                             $(15,985,086)  $(16,429,878) $(17,188,349)
                             ============   ============  ============

   1998
   As previously reported..  $ (5,260,764)  $ (8,569,793) $(12,872,746)  $(14,908,695)
   Reclassification........            --             --       176,000        176,000
                             ------------   ------------  ------------   ------------
                             $ (5,260,764)  $ (8,569,793) $(12,696,746)  $(14,732,695)
                             ============   ============  ============   ============

8. Subsequent Event.

   On May 14, 2000, the new parent of the Company, a corporation wholly-owned by the Company's sole member, entered into a definitive merger agreement with Choice One Communications, Inc. (Choice One), a publicly-held company. Under terms of the agreement, Choice One will exchange 7 million shares of its common stock and $311 million in net cash for all of the outstanding common stock of the Company's parent. In addition, as a condition of the merger, substantially all of the holders of the 15% Senior Notes have agreed to a redemption price equal to 109% of their principal amount plus accrued interest, if any, to the closing date of the merger. Based on the price of Choice One's stock as of the close of business on the day before the merger announcement, the merger is valued at approximately $518 million. The merger is subject to regulatory approvals and other customary conditions.

                               US Xchange, L.L.C.

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

   Not applicable.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Choice One Communications Inc.:

   We have audited the accompanying consolidated balance sheets of Choice One Communications Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholder's equity, and cash flows for the year ended December 31, 1999 and the period from inception (June 2, 1998) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Choice One Communications Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999 and the period from inception (June 2, 1998) through December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Rochester, New York
January 26, 2000

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

         As of March 31, 2000, December 31, 1999 and December 31, 1998

            (Amounts in thousands, except share and per share data)

                                           March 31,  December 31, December 31,
                                             2000         1999         1998
                                          ----------- ------------ ------------
                                          (unaudited)
                 ASSETS
Current assets:
Cash and cash equivalents................  $  65,486    $ 3,615      $ 1,491
Accounts receivable, net.................      5,167      2,929           --
Prepaid expenses and other current
 assets..................................      1,789        709          144
                                           ---------    -------      -------
Total current assets.....................     72,442      7,253        1,635
                                           ---------    -------      -------
Property and equipment:
Property and equipment...................     97,816     77,318       21,146
Less--Accumulated depreciation...........     (7,489)    (4,891)         (36)
                                           ---------    -------      -------
Total property and equipment.............     90,327     72,427       21,110
                                           ---------    -------      -------
Other assets.............................     19,611     14,832        1,727
                                           ---------    -------      -------
Total assets.............................  $ 182,380    $94,512      $24,472
                                           =========    =======      =======
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt........  $   2,400    $    --      $    --
Accounts payable.........................      1,643      5,060        1,630
Accrued expenses.........................     14,480     11,228        9,712
                                           ---------    -------      -------
Total current liabilities................     18,523     16,288       11,342
                                           ---------    -------      -------
Long-term debt...........................         --     51,500           --
Other long-term liabilities..............      1,703         --           --
                                           ---------    -------      -------
Total long-term debt and other
 liabilities.............................      1,703     51,500           --
Commitment and contingencies
Stockholders' equity:
Common stock, $0.01 par value,
 47,730,196, 47,730,196 and 22,339,621
 authorized, 31,012,570, 22,022,256 and
 21,275,829 shares issued and outstanding
 as of March 31, 2000, December 31, 1999
 and 1998, respectively..................        310        220          213
Additional paid-in capital...............    344,082     72,454       21,314
Deferred compensation....................    (63,032)    (8,401)      (3,323)
Accumulated deficit......................   (119,206)   (37,549)      (5,074)
                                           ---------    -------      -------
Total stockholders' equity...............    162,154     26,724       13,130
                                           ---------    -------      -------
Total liabilities and stockholders'
 equity..................................  $ 182,380    $94,512      $24,472
                                           =========    =======      =======

  The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

  For three months ended March 31, 2000, the year ended December 31, 1999 and the period from inception (June 2, 1998) through December 31, 1998

            (Amounts in thousands, except share and per share data)

                                                                    Period from
                                                                     Inception
                                             Three                    (June 2,
                                            Months                     1998)
                                          Ended March   Year Ended    through
                                           31, 2000    December 31, December 31,
                                          (Unaudited)      1999         1998
                                          -----------  ------------ ------------
Revenues................................. $    6,790    $    4,518   $       --
Operating expenses:
  Network costs..........................      6,990         6,979           --
  Selling, general and administrative,
   including noncash deferred
   compensation of $1,749, $2,048 and
   $376 in 2000, 1999 and 1998,
   respectively and non-cash management
   ownership allocation charge of
   $64,529, $0 and $0 in 2000, 1999 and
   1998, respectively....................     77,427        22,978        5,060
  Depreciation and amortization..........      2,992         5,153           36
                                          ----------    ----------   ----------
    Total operating expenses.............     87,409        35,110        5,096
                                          ----------    ----------   ----------
Loss from operations.....................    (80,619)      (30,592)      (5,096)
                                          ----------    ----------   ----------
Interest income/(expense):
  Interest income........................        464            76          138
  Interest expense.......................     (1,502)       (1,959)        (116)
                                          ----------    ----------   ----------
  Interest income/(expense), net.........     (1,038)       (1,883)          22
                                          ----------    ----------   ----------
Net loss................................. $  (81,657)   $  (32,475)  $   (5,074)
                                          ==========    ==========   ==========
Net loss per share, basic and diluted.... $    (3.10)   $    (1.47)  $    (0.28)
                                          ==========    ==========   ==========
Weighted average number of shares
 outstanding, basic and diluted.......... 26,357,233    22,022,256   18,017,791
                                          ==========    ==========   ==========


          The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                    For the year ended December 31, 1999 and the period from inception (June 2, 1998) through December 31, 1998

                   (Amounts in thousands, except share data)

                           Common Stock    Additional
                         -----------------  Paid-In     Deferred   Accumulated
                           Shares   Amount  Capital   Compensation   Deficit    Total
                         ---------- ------ ---------- ------------ ----------- --------
Balance, June 2, 1998
  (date of inception)...         --  $ --   $    --     $    --     $     --   $     --
  Issuance of common
   stock................ 21,275,829   213    17,615          --           --     17,828
  Deferred
   compensation.........         --    --     3,699      (3,699)          --         --
  Amortization of
   deferred
   compensation.........         --    --        --         376           --        376
  Net loss and
   comprehensive loss...         --    --        --          --       (5,074)    (5,074)
                         ----------  ----   -------     -------     --------   --------
Balance, December 31,
 1998................... 21,275,829   213    21,314      (3,323)      (5,074)    13,130
  Capital contributions
   and Issuance of
   common stock.........    746,427     7    44,014          --           --     44,021
  Deferred
   compensation.........         --    --     7,126      (7,126)          --         --
  Amortization of
   deferred
   compensation.........         --    --        --       2,048           --      2,048
  Net loss and
   comprehensive loss...         --    --        --          --      (32,475)   (32,475)
                         ----------  ----   -------     -------     --------   --------
Balance, December 31,
 1999................... 22,022,256  $220   $72,454     $(8,401)    $(37,549)  $ 26,724
                         ==========  ====   =======     =======     ========   ========



          The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

  For three months ended March 31, 2000, the year ended December 31, 1999 and the period from inception (June 2, 1998) through December 31, 1998

                             (Amounts in thousands)

                                                                   Period from
                                                                    inception
                                             Three                   (June 2,
                                            Months                    1998)
                                          Ended March  Year Ended    through
                                           31, 2000   December 31, December 31,
                                          (Unaudited)     1999         1998
                                          ----------- ------------ ------------
Cash flows from operating activities:
Net loss................................   $(81,657)    $(32,475)    $ (5,074)
Adjustments to reconcile net loss to net
 cash (used in) provided by operating
 Activities:
 Depreciation and amortization..........      2,992        5,153           36
 Amortization of deferred financing
  costs.................................        159          294           51
 Deferred compensation..................     66,278        2,048          376
 Changes in assets and liabilities:
  Accounts receivable, net..............     (2,058)      (1,771)          --
  Prepaid expenses and other current
   assets...............................       (234)        (476)        (144)
  Accounts payable......................     (3,456)       2,107        1,630
  Accrued expenses......................      3,185          801        9,712
                                           --------     --------     --------
   Net cash (used in) provided by
    operating activities................    (14,791)     (24,319)       6,587
                                           --------     --------     --------
Cash flows from investing activities:
 Capital Expenditures...................    (20,412)     (56,077)     (21,146)
 Cash payments for acquisition of
  business, net of cash acquired........     (1,862)          --           --
                                           --------     --------     --------
   Net cash used in investing
    activities..........................    (22,274)     (56,077)     (21,146)
Cash flows from financing activities:
 Additions to long-term debt............     12,900       71,251           --
 Principal payments of long-term debt...    (64,400)     (28,000)          --
 Proceeds from capital contributions and
  issuance of common stock..............    150,838       44,021       17,828
 Payments of financing costs............       (402)       4,752)      (1,778)
                                           --------     --------     --------
   Net cash provided by financing
    activities..........................     98,936       82,520       16,050
                                           --------     --------     --------
Net increase in cash and cash
 equivalents............................     61,871        2,124        1,491
Cash and cash equivalents, beginning of
 period.................................      3,615        1,491           --
                                           --------     --------     --------
Cash and cash equivalents, end of
 period.................................   $ 65,486     $  3,615     $  1,491
                                           ========     ========     ========
Supplemental disclosures of cash flow
 information:
 Interest paid..........................   $  1,895     $  1,381     $     65
                                           ========     ========     ========
 Income taxes paid......................   $    241     $     10     $     --
                                           ========     ========     ========

          The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                    Three Month Period Ended March 31, 2000
                                  (Unaudited)

          (All amounts in thousands, except share and per share data)

NOTE 1. GENERAL

   The Company is an integrated communications provider offering broadband data and voice telecommunications services primarily to small and medium- sized businesses in second and third tier markets in the northeastern United States. The Company's services include high-speed data and Internet service, principally utilizing digital subscriber line technology, and local exchange service and long distance service. The Company seeks to become the leading integrated communications provider in each target market by offering a single source for competitively priced, high quality, customized telecommunications services.

   Until February 1999, the Company was in the development stage, as defined by Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company's principal activities included developing its business plans; procuring governmental authorizations; raising capital; hiring management and other key personnel; developing, acquiring and integrating operations support systems and other back office systems; acquiring equipment and facilities; and negotiating interconnection agreements. Accordingly, the Company has incurred operating losses and operating cash flow deficits. The Company's success will be affected by the problems, expenses, and delays encountered in connection with the formation of any new business, and the competitive environment in which the Company operates. The Company's performance will further be affected by its ability to access potential markets; secure financing or raise additional capital; implement expanded interconnection and collocation with established telephone company facilities; lease adequate trunking capacity from established telephone companies or competitive local exchange carriers; purchase and install switches in additional markets; implement its anticipated services; manage future growth; implement efficient operations support systems and other back office systems; develop a sufficient customer base; attract, retain and motivate qualified personnel; develop strategic alliances or investments needed to complement existing business; and achieve acceptable profits on long distance business due to high levels of competition, declining prices and low customer retention rates. The Company's networks and the provisions of telecommunications services are subject to significant regulation at the federal, state and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a material adverse effect upon the Company. The telecommunications industry is subject to rapid and significant changes in technology and is highly competitive. Although management believes that the Company will be able to successfully mitigate these risks, there can be no assurance that the Company will be able to do so or that the Company will ever operate profitably.

   Expenses are expected to exceed revenues in each location in which the Company offers service until a sufficient customer base is established. It is anticipated that obtaining a sufficient customer base will take a number of years, and positive cash flows from operations are not expected in the near future.

NOTE 2. BASIS OF PRESENTATION

   The accompanying unaudited interim consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"). The interim consolidated financial statements include the consolidated accounts of Choice One Communications Inc. and its wholly-owned subsidiaries (collectively, "the Company") with all significant intercompany transactions eliminated. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the financial position, results of operations and cash flows for the interim periods presented have been made. Certain footnote disclosures normally included in financial statements

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES prepared in accordance with generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such SEC rules and regulations. These financial statements should be read in conjunction with the Company's audited financial statements as of and for the year ended December 31, 1999. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the full year. Certain amounts in the prior period's consolidated financial statements have been reclassified to conform to the current period presentation.

NOTE 3. ACQUISITION.

   On February 24, 2000, the Company acquired EdgeNet, Inc. a corporation based in Buffalo, New York, which is engaged in the business of providing Internet home page design and development. The purchase price was approximately $4.1 million, approximately $1.7 million in cash and approximately $2.4 million in a promissory note that is convertible into 132,148 shares of our common stock not sooner than 180 days after the closing of the initial public offering. The acquisition was accounted for using the purchase method of accounting and, accordingly, the net assets and results of operations of EdgeNet, Inc. have been included in the Company's consolidated statement since the acquisition date. The purchase price was allocated based upon the fair value of the assets acquired and liabilities assumed with any excess reflected as goodwill ($3.5 million), which is being amortized on a straight-line basis over ten years.

   In connection with the acquisition, liabilities assumed and cash paid were as follows:

   Fair value of assets acquired, including cash acquired............... $4,397
   Less-liabilities assumed.............................................    134
                                                                         ------
   Total consideration paid.............................................  4,263
   Less-cash acquired...................................................      1
   Less-amounts borrowed................................................  2,400
                                                                         ------
   Net cash paid for acquisition........................................ $1,862
                                                                         ======

NOTE 4. PRO FORMA RESULTS OF OPERATIONS

   The following unaudited pro forma condensed results of operations combine the operations of the Company with those of Atlantic Connections as adjusted for the acquisition on November 3, 1999 by the Company. The pro forma results of operations are presented as if the acquisition of Atlantic Connections was consummated on January 1, 1999. The pro forma information is presented after giving effect to certain adjustments for depreciation, amortization of intangible assets and interest expense on the acquisition financing. The pro forma statements do not give effect to the up to $2.1 million additional purchase price payable in cash or, at our option, our common stock if specified performance criteria are met in the 12 months following the acquisition.

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

   The unaudited pro forma results of operations are based upon currently available information and upon certain assumptions that the Company believes are reasonable. The unaudited pro forma statements do not purport to represent what the Company's financial position or results of operations would actually have been if the transaction in fact occurred on such date or at the beginning of the period indicated or to project the Company's financial position or the results of operations at any future date or for any future period.

                                                                  Pro Forma
                                                                 Three Months
                                                                    Ended
                                                                March 31, 1999
                                                                --------------
   Revenues....................................................   $    1,783
   Loss from operations........................................       (4,570)
   Net loss....................................................   $   (4,795)
   Net loss per share, basic and diluted.......................   $    (0.23)
   Weighted average number of shares outstanding, basic and
    diluted....................................................   21,275,829

NOTE 5. PROPERTY AND EQUIPMENT

   Property and equipment, at cost consisted of the following at March 31, 2000 and December 31, 1999:

                                                          March 31, December 31,
                                                            2000        1999
                                                          --------- ------------
   Switch equipment......................................  $71,915    $56,263
   Computer equipment and software.......................   14,034     11,416
   Office furniture and equipment........................    4,493      2,687
   Leasehold improvement.................................    4,367      1,675
   Construction in progress..............................    3,007      5,277
                                                           -------    -------
                                                           $97,816    $77,318
                                                           =======    =======

NOTE 6. OTHER ASSETS

   Other assets consisted of the following at March 31, 2000 and December 31, 1999:

                                                         March 31,  December 31,
                                                           2000         1999
                                                         ---------  ------------
   Goodwill............................................. $  9,298     $ 5,464
   Deferred financing costs.............................    5,340       5,305
   Customer base........................................    3,800       3,300
   Indefeasible right to use............................    1,703          --
   Other assets.........................................      664       1,406
                                                         --------     -------
                                                           20,805      15,475
   Less-Accumulated amortization........................   (1,194)       (643)
                                                         --------     -------
                                                         $ 19,611     $14,832
                                                         ========     =======

NOTE 7. LONG-TERM DEBT

   In October 1998, the Company, as a guarantor, and the Company's subsidiaries, as borrowers, entered into an agreement for a revolving credit facility with three financial institutions (the "Credit Agreement"). The Credit Agreement provided the Company with a maximum credit facility of $60.0 million. The Credit Agreement was used to finance capital expenditures and to provide working capital.

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

   In November 1999, the Company, as a guarantor, and the Company's subsidiaries, as borrowers, amended and restated the Credit Agreement (the "Amended Agreement"). The Amended Agreement, which terminates on November 3,2007, provides the Company with a maximum revolving credit facility of $100.0 million and a delayed draw term loan of $50.0 million. Any unused portion of the term loan commitment will expire on November 3, 2000. The Amended Agreement was used to finance the purchase of Atlantic, and will be used to finance capital expenditures and to provide working capital. Borrowings under the Amended Agreement are secured by substantially all of the assets of the Company and bear interest, at the Company's option, at either the LIBOR rate or the base rate (the higher of the prime interest rate or the federal funds rate plus
0.5 percent), with additional percentage points added based on the Company's leverage ratio, as defined in the agreement. In addition, the Company is also required to pay a commitment fee of 0.75 percent to 1.50 percent per annum based on the Company's utilization of the Amended Agreement.

   The Amended Agreement revised certain covenants including maximum debt to capital ratio, minimum revenue amounts, maximum earnings before interest, taxes, depreciation and amortization (EBITDA) losses, maximum capital expenditure levels, minimum ratio of fixed assets to total debt, maximum leverage ratio, maximum fixed charge coverage ratio, and minimum interest coverage ratio, all as defined in the Amended Agreement. At March 31, 2000, the Company was in compliance with these covenants.

   The Amended Agreement also requires the Company to enter into hedging agreements with respect to interest rate exposure with an aggregate notional principal amount equal to 50 percent of the outstanding borrowings once at least 50 percent of the aggregate commitment has been utilized. The aggregate commitment under the Amended Agreement is reduced by 1.25 percent per quarter commencing on December 31, 2002 until September 30, 2003, by 2.50 percent per quarter commencing on December 31, 2003 until September 30, 2004, by 6.25 percent per quarter commencing on December 31, 2004 until September 30, 2005, and by 7.50 percent per quarter commencing on December 31,2005 until termination of the loan on November 3, 2007. At March 31, 2000, there were no borrowings under the Amended Agreement.

   In February 2000, in connection with the acquisition of EdgeNet, the Company entered into $2.4 million of promissory notes with the shareholders of EdgeNet. The promissory notes are convertible into 132,148 shares of our common stock not sooner than 180 days after the closing of the initial public offering.

NOTE 8. CAPITALIZATION

   On January 17, 2000, the Company's Board of Directors voted to amend the Certificate of Incorporation of the Company to increase the number of authorized common shares and preferred shares to 150 million and 5 million respectively, as calculated after the stock split.

   On January 25, 2000, the Company's Board of Directors approved a 354.60-for-one stock split, the effect of which is retroactively reflected within these financial statements for all periods presented.

   On February 16, 2000, The Company raised $164.3 million of gross proceeds in an initial public offering of Common Stock (the "Equity Offering").

   The Company's institutional investors and management owned 95.0 percent and
5.0 percent, respectively, of the ownership interests of Choice One LLC, an entity that owned substantially all of the Company's outstanding capital stock. As a result of the successful initial public offering, Choice One LLC was dissolved and its assets, which consisted almost entirely of such capital stock, was distributed to the Company's institutional investors and management in accordance with the LLC Agreement. The LLC Agreement provided that the Equity Allocation between the Company's institutional investors and management be 68.5 percent to the Investor Members and 31.5 percent to management based upon the valuation implied by the initial public offering.

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

   Under generally accepted accounting principles, upon the consummation of the initial public offering, the Company was required to record the increase (based upon the valuation of the Common Stock implied by the Equity Offering) in the assets of Choice One LLC allocated to management as a $119.9 million increase in additional paid-in capital, with a corresponding increase in noncash deferred compensation, of which we were required to record $64.5 million as a noncash, nonrecurring charge to operating expense and $55.4 million was recorded as a deferred management ownership allocation charge. The deferred charge will be amortized at $19.0 million, $23.9 million, $11.6 million and $0.9 million during 2000, 2001, 2002 and 2003, respectively, which is the period over which the Company has the right to repurchase the securities (at the lower of fair market value or the price paid by the employee) in the event the management employee's employment with the Company is terminated.

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1999 and 1998

          (All amounts in thousands, except share and per share data)

Description of Business

   Choice One Communications Inc. and subsidiaries ("Choice One" or the "Company"), an integrated communications provider, was incorporated under the laws of the State of Delaware on June 2, 1998. Choice One is a wholly owned subsidiary of Choice One Communications L.L.C. ("Choice One LLC").

   The Company is an integrated communications provider offering broadband data and voice telecommunications services primarily to small and medium-sized businesses in second and third tier markets in the northeastern United States. The Company's services include high speed data and Internet service, principally utilizing digital subscriber line technology, local exchange service and long distance service. The Company seeks to become the leading integrated communications provider in each target market by offering a single source for competitively priced, high quality, customized telecommunications services.

   Until February 1999, the Company was in the development stage, as defined by Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company's principal activities included developing its business plans; procuring governmental authorizations; raising capital; hiring management and other key personnel; developing, acquiring and integrating operations support systems and other back office systems; acquiring equipment and facilities; and negotiating interconnection agreements. Accordingly, the Company has incurred operating losses and operating cash flow deficits.

   The Company's success will be affected by the problems, expenses, and delays encountered in connection with the formation of any new business, and the competitive environment in which the Company operates. The Company's performance will further be affected by its ability to access potential markets; secure financing or raise additional capital; implement expanded interconnection and collocation with established telephone company facilities; lease adequate trunking capacity from established telephone companies or competitive local exchange carriers; purchase and install switches in additional markets; implement its anticipated services; manage future growth; implement efficient operations support systems and other back office systems; develop a sufficient customer base; attract, retain and motivate qualified personnel; develop strategic alliances or investments needed to complement existing business; and achieve acceptable profits on long distance business due to high levels of competition, declining prices and low customer retention rates. The Company's networks and the provisions of telecommunications services are subject to significant regulation at the federal, state and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a material adverse effect upon the Company. The telecommunications industry is subject to rapid and significant changes in technology and is highly competitive. Although management believes that the Company will be able to successfully mitigate these risks, there can be no assurance that the Company will be able to do so or that the Company will ever operate profitably.

   Expenses are expected to exceed revenues in each location in which the Company offers service until a sufficient customer base is established. It is anticipated that obtaining a sufficient customer base will take a number of years, and positive cash flows from operations are not expected in the near future.

Summary of Significant Accounting Policies

 Principles of Consolidation

   The consolidated financial statements include all accounts of Choice One Communications Inc. and all of its subsidiaries. All significant intercompany balances and transactions have been eliminated.

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

 Cash and Cash Equivalents

   Cash and cash equivalents are highly liquid investments with original maturities of three months or less. The cost of the cash equivalents approximates fair market value.

 Property and Equipment

   Property and equipment includes office furniture and equipment, computer equipment and software, switch equipment, construction-in-progress of switches and leasehold improvements. These assets are stated at cost, which includes direct costs, capitalized labor and capitalized interest. For financial reporting purposes, depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

   Switch equipment..................................................   10 years
   Computer equipment and software...................................  3-5 years
   Office furniture and equipment....................................  3-7 years

   Leasehold improvements are amortized using the straight-line method over the shorter of the estimated life of the asset or the related lease term. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed as incurred.

 Other Assets

   Other assets primarily consist of goodwill, customer base, deferred financing costs and other assets.

   Goodwill represents the excess purchase price over the fair value of net assets acquired and is being amortized using the straight-line method over ten years.

   Customer base represents the fair value of the customer base obtained in the acquisition of Atlantic Connections, L.L.C. (see Note 3) and is being amortized using the straight-line method over five years.

   Deferred financing costs consists of capitalized amounts for bank financing fees, professional fees and other expenses related to the Company's credit facility. These costs are being amortized on a straight-line basis, which approximates the effective interest rate method, over the life of the related debt (eight years). Amortization expense for these costs is included as a component of interest expense in the Consolidated Statements of Operations.

   Other assets consist primarily of professional fees and other expenses associated with the Company's anticipated initial public offering of Common Stock. Upon the successful completion of the initial public offering, these costs will be deducted from the net proceeds received by the Company.

   The Company reviews its long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed of," for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such events or changes in circumstances are present, a loss is recognized if the carrying value of the asset is in excess of the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

 Income Taxes

   Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for temporary differences between financial statement and income tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the tax rates and laws that are currently in effect. In addition, the amount of any future tax benefits is reduced by a valuation allowance until it is more likely than not that such benefits will be realized.

 Deferred Compensation

   The Company recognizes deferred compensation for the difference between the estimated fair market value of the Company's stock and the price at which units of Choice One LLC have been sold to management employees since the formation of the Company or the exercise price of certain options granted. The deferred compensation charge is amortized over the period in which the employee earns the right to sell the stock at market value or, in the case of options, over the vesting period.

 Derivatives

   The Company has limited involvement with derivative financial instruments and does not use them for trading purposes. The Company uses derivative instruments solely to reduce the financial impact of interest rate changes on its Credit Agreement (see Note 7). The Company's Credit Agreement requires the Company to enter into hedging agreements with respect to interest rate exposure with an aggregate notional principal amount equal to 50.0 percent of the outstanding borrowings once at least 50.0 percent of the aggregate commitment has been utilized.

   The differentials to be received or paid under these agreements will be recognized as an adjustment to interest expense in the Consolidated Statements of Operations. Gains and losses on termination of interest rate swaps will be recognized when terminated in conjunction with the retirement of the associated debt. At December 31, 1999 and 1998, the Company was not a party to any derivative financial instrument agreements.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires that every derivative be recorded as either an asset or liability in the balance sheet and measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair market value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The Company is required to adopt SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133," on a prospective basis for interim periods and fiscal years beginning January 1, 2001. The Company has not yet determined the effect of adopting SFAS No. 133.

 Fair Value of Financial Instruments

   The Fair Value of Financial Instruments are accounted for in accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." SFAS No. 107 requires that the Company disclose the fair value of its financial instruments for which it is practicable to estimate fair value. The carrying amounts of cash and cash equivalents, prepaid expenses and other current assets, accounts payable and amounts included in accruals

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES meeting the definition of a financial instrument approximate fair value because of the short-term maturity of these instruments. Based on borrowing rates currently available to the Company for loans with similar terms and maturities, long-term debt approximates fair value.

 Recognition of the Cost of Start-up Activities

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5 requires start-up activities and organization costs to be expensed as incurred and start-up costs to be capitalized prior to the adoption of SOP 98-5 be reported as the cumulative effect of a change in accounting principle. The Company expensed all such costs as incurred in accordance with SOP 98-5.

 Net Loss per Common Share

   The Company calculates net loss per share under the provisions of the SFAS No. 128, "Earnings per Share." SFAS No. 128 requires dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share is based on the weighted average number of common shares outstanding. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. No reconciliation of basic and diluted is needed, as the effect of dilutive securities would be antidilutive. The Company had options to purchase 605,202 and 198,397 shares outstanding at December 31, 1999 and 1998, respectively, that were not included in the calculation of diluted loss per share because the effect would be antidilutive.

 Comprehensive Income

   During 1998 the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which requires comprehensive income and its components to be presented in the financial statements. During 1998 and 1999, the Company had no comprehensive income components; therefore, comprehensive loss was the same as net loss for both periods presented.

 Revenue Recognition

   Revenue is recognized in the month in which service is provided. Deferred revenue represents advance billings for services not yet provided. Such revenue is deferred and recognized in the month in which service is provided.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of these assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Acquisition

   In November 1999, the Company purchased all of the outstanding units of Atlantic Connections, L.L.C. ("Atlantic"), a local and long distance provider with operations in the Portsmouth, New Hampshire and Worcester, Massachusetts metropolitan areas. The purchase price was approximately $8.3 million and is subject to adjustment based on Atlantic's October billed revenue and working capital at October 31, 1999 under the

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES terms of the Purchase Agreement. In addition, the Purchase Agreement includes an earn-out provision that will require the Company to pay up to an additional 25 percent of the initial purchase price if certain objectives are met. Those objectives include sales, access line provisioning and customer retention targets as well as the retention of certain key employees. The additional purchase price will be paid approximately one year after the purchase date. The transaction was accounted for as a purchase and is included in the Company's Consolidated Statements of Operations since the date of acquisition. The purchase price was allocated based upon the fair value of the assets acquired and liabilities assumed with any excess reflected as goodwill ($5,464), which is being amortized on a straight-line basis over ten years.

   In connection with the acquisition, liabilities assumed and cash paid were as follows:

   Fair value of assets acquired, including cash acquired.............  $10,304
   Less-liabilities assumed...........................................    2,038
                                                                        -------
   Total consideration paid...........................................    8,266
   Less-cash acquired.................................................       17
   Less-amounts borrowed..............................................    8,249
                                                                        -------
   Net cash paid for acquisition......................................  $    --
                                                                        =======

   The following table sets forth the unaudited pro forma results of operations of the Company for the years ended December 31, 1999 and 1998. The unaudited pro forma results of operations assume that the operations of the Company were combined with those of Atlantic as if the acquisition occurred on January 1, 1998. The unaudited pro forma results of operations are presented after giving effect to certain adjustments for depreciation, amortization of intangible assets, and interest expense on the acquisition financing. The unaudited pro forma results of operations are based upon currently available information and upon certain assumptions that the Company believes were reasonable. The unaudited pro forma results do not purport to represent what the Company's financial position or results of operations would actually have been if the transaction in fact had occurred on such date or at the beginning of the period indicated or to project the Company's financial position or the results of operations at any future date or for any future period.

                                                          1999        1998
                                                       ----------  ----------
   Revenues........................................... $   11,658  $    6,472
   Net loss........................................... $  (34,215) $   (7,876)
   Net loss per share, basic and diluted.............. $    (1.55) $    (0.44)
   Weighted average number of shares outstanding,
    basic and diluted................................. 22,022,256  18,017,791

   On February 24, 2000, the Company acquired EdgeNet, Inc., a corporation based in Buffalo, New York, which is engaged in the business of providing Internet home page design and development. The purchase price was approximately $4.1 million, approximately $1.7 million in cash and approximately $2.4 million in a promissory note that is convertible into 132,148 shares of its common stock not sooner than 180 days after the closing of the initial public offering. The acquisition was accounted for using the purchase method of accounting and, accordingly, the net assets and results of operations of EdgeNet, Inc. have been included in the Company's consolidated statement since the acquisition date.

   The purchase price was allocated based upon the fair value of the assets acquired and liabilities assumed with any excess reflected as goodwill ($3.5 million), which is being amortized on a straight-line basis over ten years.

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

   In connection with the acquisition, liabilities assumed and cash paid were as follows:

   Fair value of assets acquired, including cash acquired............... $4,397
   Less-liabilities assumed.............................................    134
                                                                         ------
   Total consideration paid.............................................  4,263
   Less-cash acquired...................................................      1
   Less-amounts borrowed................................................  2,400
                                                                         ------
   Net cash paid for acquisition........................................ $1,862
                                                                         ======

Property and Equipment

   Property and equipment, at cost consisted of the following at December 31:

                                                                 1999    1998
                                                                ------- -------
   Switch equipment............................................ $56,263 $ 7,080
   Computer equipment and software.............................  11,416   6,088
   Office furniture and equipment..............................   2,687     217
   Leasehold improvements......................................   1,675     150
   Construction in progress....................................   5,277   7,611
                                                                ------- -------
                                                                $77,318 $21,146
                                                                ======= =======

   Depreciation expense for the year ended December 31, 1999 and for the period from inception (June 2, 1998) through December 31, 1998 amounted to $4,855 and $36, respectively. No depreciation expense was recorded in 1998 on the switch equipment costs. Depreciation of the switch equipment began once the switches were placed in service in 1999. Construction in progress costs relate to projects to acquire, install and make operational switch equipment. Direct labor costs incurred in connection with the installation and construction of certain equipment is capitalized until such equipment becomes operational. These costs are then amortized over the life of the related asset. Capitalized labor included in property, plant and equipment was $3,894 and $617 at December 31, 1999 and 1998, respectively. Approximately $250 of interest costs, associated with borrowings used to finance the construction of long-term assets, was capitalized at December 31, 1999. There was no capitalized interest at December 31, 1998, as capital expenditures were funded by capital contributions and the issuance of common stock.

Other Assets

   Other assets consisted of the following at December 31:

                                                                 1999     1998
                                                                -------  ------
   Goodwill.................................................... $ 5,464  $   --
   Deferred financing costs....................................   5,305   1,628
   Customer base...............................................   3,300      --
   Other assets................................................   1,406     150
                                                                -------  ------
                                                                 15,475   1,778
   Less-Accumulated amortization...............................    (643)    (51)
                                                                -------  ------
                                                                $14,832  $1,727
                                                                =======  ======

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

Accrued Expenses

   Accrued expenses consisted of the following at December 31:

                                                                  1999    1998
                                                                 ------- ------
   Accrued network costs........................................ $ 3,969 $   --
   Accrued switch equipment costs...............................   2,470  4,611
   Accrued payroll and employee related benefits................   1,440    936
   Accrued leasehold improvements...............................   1,091     --
   Accrued software costs.......................................     906  3,760
   Accrued interest.............................................     547     --
   Other expenses...............................................     805    405
                                                                 ------- ------
                                                                 $11,228 $9,712
                                                                 ======= ======

Long-Term Debt

   In October 1998, the Company, as a guarantor, and the Company's subsidiaries, as borrowers, entered into an agreement for a revolving credit facility with three financial institutions (the "Credit Agreement"). The Credit Agreement provided the Company with a maximum credit facility of $60.0 million. The Credit Agreement was used to finance capital expenditures and to provide working capital.

   In November 1999, the Company, as a guarantor, and the Company's subsidiaries, as borrowers, amended and restated the Credit Agreement (the "Amended Agreement"). The Amended Agreement, which terminates on November 3, 2007, provides the Company with a maximum revolving credit facility of $100.0 million and a delayed draw term loan of $50.0 million. Any unused portion of the term loan commitment will expire on November 3, 2000. The Amended Agreement was used to finance the purchase of Atlantic, and will be used to finance capital expenditures and to provide working capital. Borrowings under the Amended Agreement are secured by substantially all of the assets of the Company and bear interest, at the Company's option, at either the LIBOR rate or the base rate (the higher of the prime interest rate or the federal funds rate plus
0.5 percent), with additional percentage points added based on the Company's leverage ratio, as defined in the agreement. In addition, the Company is also required to pay a commitment fee of 0.75 percent to 1.50 percent per annum based on the Company's utilization of the Amended Agreement.

   The Amended Agreement revised certain covenants including maximum debt to capital ratio, minimum revenue amounts, maximum earnings before interest, taxes, depreciation and amortization (EBITDA) losses, maximum capital expenditure levels, minimum ratio of fixed assets to total debt, maximum leverage ratio, maximum fixed charge coverage ratio, and minimum interest coverage ratio, all as defined in the Amended Agreement. At December 31, 1999, the Company was in compliance with these covenants.

   The Amended Agreement also requires the Company to enter into hedging agreements with respect to interest rate exposure with an aggregate notional principal amount equal to 50 percent of the outstanding borrowings once at least 50 percent of the aggregate commitment has been utilized.

   The aggregate commitment under the Amended Agreement is reduced by 1.25 percent per quarter commencing on December 31, 2002 until September 30, 2003, by 2.50 percent per quarter commencing on December 31, 2003 until September 30, 2004, by 6.25 percent per quarter commencing on December 31, 2004 until September 30, 2005, and by 7.50 percent per quarter commencing on December 31, 2005 until termination of the loan on November 3, 2007.

   As of December 31, 1999, $51.5 million principal amount of revolving borrowings was outstanding under the Amended Agreement, which bore interest at a weighted average rate of 10.78 percent. The Company had no long-term debt outstanding as of December 31, 1998.

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

Stockholder's Equity

 Capitalization

   The Company's board of directors approved a 354.60-for-one stock split on January 25, 2000, the effect of which is retroactively reflected within these financial statements for all periods presented.

   In July 1998, the Company's institutional investors and management entered into a Limited Liability Company agreement (the "LLC agreement") in order to govern the affairs of Choice One LLC, which presently holds all of the outstanding shares of the Company's Common Stock. Choice One LLC has two outstanding classes of Units. Class A Units are held by its institutional investors (95 percent) and Class B Units are held by management (5 percent). The rights of the two classes of Units will differ upon, among other events, the consummation of a public securities offering by the Company.

   On June 30, 1999, the Company's institutional investors and management entered into an agreement amending the LLC Agreement. The amendment increases the amount of capital contributions committed by its institutional investors and management as a whole by approximately $71.3 million to a total capital commitment of approximately $133.4 million. In addition, the existing Investor Purchase Agreements were amended such that certain of its institutional investors increased their pro rata commitment to Choice One LLC on the same terms as those included in the previous commitments. These commitments providing for additional equity contributions expire on January 1, 2001 or upon the completion of a successful debt or equity offering as defined in the agreement. If the commitments terminate, the total capital committed to the LLC would reduce back to an aggregate of approximately $62.1 million.

   Choice One LLC has agreed to make contributions as necessary to fund the Company's expansion into fourteen markets. In order to obtain funds, the Company submitted proposals to Choice One LLC detailing the funds necessary to build out the Company's business in these markets. Through December 31, 1999, Choice One LLC has approved the proposals for fourteen markets. As of December 31, 1999 and 1998, Choice One LLC has contributed a total of approximately $61.8 million and $17.8 million, respectively, to the Company.

Stock Option Plan

   On August 12, 1998, the Company's stockholder approved the 1998 Employee Stock Option Plan (the "Plan"). The persons to whom options are granted, the number of shares granted to each and the period over which the options become exercisable are determined by the Employee Option Plan Administrative Committee. The options granted have a term of ten years and vest at equal rates over a four-year period. The total number of shares available under the Plan is 1,063,791.

   The Company accounts for stock based compensation issued to its employees in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and has elected to adopt the "disclosure-only" provisions of SFAS No. 123, "Accounting for Stock Based Compensation." Had compensation cost for the Plan been determined based on the fair value of the options at the grant dates for awards under the plan consistent with the method prescribed in SFAS No. 123, the Company's net loss would have increased to the pro forma amount indicated below for the year ended December 31, 1999 and the period from inception
(June 2, 1998) through December 31, 1998.

                                                               1999     1998
                                                             --------  -------
   Net loss as reported..................................... $(32,475) $(5,074)
   Net loss pro forma....................................... $(32,658) $(5,087)

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

   Net loss per share, basic and diluted:

                                                                  1999    1998
                                                                 ------  ------
   As reported.................................................. $(1.47) $(0.28)
   Pro forma.................................................... $(1.48) $(0.28)

   For purposes of the pro forma disclosure above, the fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model and the minimum value method permitted by SFAS No. 123 for entities not publicly traded with the following weighted-average assumptions used for grants in 1999 and 1998:

                                                           1999         1998
                                                       ------------ ------------
   Dividend yield.....................................  0.0 percent  0.0 percent
   Risk-free interest rate............................ 5.74 percent 4.99 percent
   Expected life......................................      7 years      7 years

   The weighted average grant date fair value of options granted during the year ended December 31, 1999 and the period from inception (June 2, 1998) through December 31, 1998 was $12.09 and $13.99, respectively. SFAS No. 123 has only been applied to options granted beginning August 12, 1998. As a result, the pro forma compensation expense may not be representative of that to be expected in future years.

   The following is a summary of the activity in the Company's Plan during the year ended December 31, 1999 and the period from inception (June 2, 1998) through December 31, 1998:

                                                 1999              1998
                                           ----------------- ----------------
                                                    Weighted         Weighted
                                                    Average          Average
                                                    Exercise         Exercise
                                           Shares    Price   Shares   Price
                                           -------  -------- ------- --------
   Options outstanding, beginning of
    period................................ 198,397   $2.82        --  $  --
   Options granted........................ 492,333    5.92   198,397   2.82
   Options forfeited...................... (85,528)   2.94        --     --
                                           -------           -------
   Options outstanding, end of period..... 605,202    5.32   198,397   2.82
                                           =======           =======

   The weighted-average remaining contractual life of options outstanding was
9.4 years, with exercise prices ranging from $2.82 to $9.40, as of December 31, 1999. None of the options granted were exercisable at December 31, 1999 or 1998. During January 2000, the Company granted options for 42,392 shares with an exercise price of $14.48 per share.

   Options outstanding as of December 31, 1999 consisted of the following:

                                                                          Weighted-Average
                               Weighted-Average                              Remaining
         Shares                 Exercise Price                            Contractual Life
         ------                ----------------                           ----------------
         239,885                    $2.82                                       8.9
         134,144                     4.00                                       9.5
          90,008                     7.57                                       9.8
         141,165                     9.40                                       9.9
         -------
         605,202                     5.32                                       9.4
         =======

   As the estimated fair market value of the Company's stock exceeded the exercise price of certain options granted, the Company has recognized total gross deferred compensation expense of $6,466 and $1,957 at

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

December 31, 1999 and 1998, respectively, of which $1,115 and $201 has been amortized to expense during the year ended December 31, 1999 and the period from inception (June 2, 1998) through December 31, 1998, respectively. The deferred compensation is amortized to expense over the vesting period of the options.

   The Company's certificate of incorporation provides that it may issue preferred stock without shareholder approval. Under certain circumstances, as defined in the certificate of incorporation and by-laws, preferred stock could be issued by the Company in connection with a shareholder rights plan. The issuance of preferred stock in connection with a shareholder rights plan could cause substantial dilution to any person or group that attempts to acquire the Company on terms not approved in advance by the Company's board of directors.

Income Taxes

   The Company had approximately $30,225 and $150 of net operating loss carryforwards for federal income tax purposes at December 31, 1999 and 1998, respectively. The net operating loss carryforwards will expire in the years 2019 and 2018, respectively, if not previously utilized. The Company has recorded a valuation allowance equal to the net deferred tax assets at December 31, 1999 and 1998, due to the uncertainty of future operating results. The valuation allowance will be reduced at such time as management believes it is more likely than not that the net deferred tax assets will be realized. Any reductions in the valuation allowance will reduce future income tax provisions.

   The deferred tax asset is comprised of the following at December 31:

                                                                1999     1998
                                                              --------  -------
   Start-up and other capitalized costs...................... $  1,117  $ 1,538
   Net operating loss carryforwards..........................   10,259       50
   Compensation related adjustments..........................      526       80
   Less: valuation allowance.................................  (11,902)  (1,668)
                                                              --------  -------
   Net deferred tax asset.................................... $     --  $    --
                                                              ========  =======

   Under existing tax law, all operating expenses incurred prior to a company commencing its principal operations are capitalized and amortized over a 60-month period for tax purposes.

Commitments and Contingencies

 Operating Lease Agreements

   The Company leases office space and certain other equipment under various operating leases that expire through 2009. The minimum aggregate payments under noncancelable leases are as follows for the years ending December 31:

   2000................................................................. $ 1,921
   2001.................................................................   1,915
   2002.................................................................   1,838
   2003.................................................................   1,790
   2004.................................................................   1,739
   Thereafter...........................................................   7,765
                                                                         -------
                                                                         $16,968
                                                                         =======

   Rent expense for the year ended December 31, 1999 and for the period from inception (June 2, 1998) through December 31, 1998 was approximately $1,111 and $186, respectively.

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

 401(k) Plan

   The Company provides a defined contribution 401(k) plan to substantially all of its employees meeting certain service and eligibility requirements. The Company pays a monthly matching contribution equal to 50 percent of the employees' contributions up to a maximum of 6 percent of their eligible compensation. Plan expenses were approximately $224 and $32 during the year ended December 31, 1999 and for the period from inception, June 2, 1998, through December 31, 1998, respectively.

 Annual Incentive Plan

   During 1998, the Company's board of directors approved the 1998/99 Bonus Plan (the "Bonus Plan"). All full-time noncommissioned Choice One employees are eligible to participate in the Bonus Plan. The total amount included in operations for these incentive bonuses was approximately $748 and $538 during the year ended December 31, 1999 and for the period from inception, June 2, 1998, through December 31, 1998, respectively.

 Other Agreements

   In 1999, the Company entered into a sponsorship agreement with Buffalo Bills, Inc. Under the sponsorship agreement, the Company obtained certain marketing and signage rights related to Ralph Wilson Stadium and the Buffalo Bills, a National Football League team, and became the exclusive telecommunications provider of Ralph Wilson Stadium during the 1999 through 2003 seasons. The agreement requires the Company to pay a total of $2.4 million during the period from September 30, 1999 through June 30, 2004.

   In 1998, the Company entered into a three-year general agreement with Lucent Technologies, Inc. ("Lucent") establishing terms and conditions for the purchase of Lucent products, services and licensed materials. The agreement requires the Company to purchase a minimum of $30.0 million of Lucent products, services and licensed materials. If the Company fails to purchase the minimum requirements, an additional price premium is charged.

   In 1998, the Company entered into a capacity agreement with Frontier Communications of the West Inc. from which the Company will purchase dedicated circuit capacity for the transport of its long distance traffic. The agreement contains certain minimum circuit term and commitment charges depending on the specific circuits selected.

   In 1998, the Company entered into a service bureau agreement with Saville Systems Inc. to process the Company's billing records. The agreement contains minimum monthly transaction fees.

 Related Parties

   The Company is a majority owned subsidiary of Choice One LLC. As of December 31, 1999, and 1998, Choice One LLC has made aggregate capital contributions to the Company of approximately $61.8 million and $17.8 million, respectively. Choice One LLC may continue to make additional capital contributions to the Company as discussed in Note 8 to these financial statements, but no such contributions will be required after the Company consummates an initial public offering of its stock. Certain investors in Choice One LLC are also employees of the Company. Upon an initial public offering by the Company, a sale of the Company or liquidation or dissolution of the Company, Choice One LLC will dissolve and its assets (which are expected to consist almost entirely of capital stock of the Company) will be distributed to the institutional investors and employee investors of Choice One LLC in accordance with an allocation formula calculated immediately prior to such dissolution. The Company will account for any increase in the allocation of assets to the employee investors in Choice One LLC in accordance with generally accepted accounting principles and SEC regulations in effect at the time of such increase, and this will result in a charge to the Company's earnings (see Note
12).

                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

   As the estimated fair market value of the Company has exceeded the price at which units of Choice One LLC have been sold to management employees since the formation of the Company, the Company has recognized total gross deferred compensation of $4,359 and $1,742 at December 31, 1999 and 1998, respectively, of which $933 and $175 has been amortized to expense during the year ended December 31, 1999 and the period from inception (June 2, 1998) through December 31, 1998, respectively. The deferred compensation charge is amortized based upon the period over which the Company has the right to repurchase the securities (at the lower of fair market value or the price paid by the employee) in the event the management employee's employment with the Company is terminated, which expires over a four or five year period from the date of issuance. Upon an initial public stock offering, the period over which the Company has the right to repurchase the securities is reduced by one year.

Subsequent Events

 Stock Authorizations

   On January 17, 2000, the Company's board of directors voted to amend the Certificate of Incorporation of the Company to include a total of 150 million authorized shares of common stock and 5 million authorized shares of preferred stock, as calculated after the stock split and the initial public offering.

 Public Stock Offering

   The Company will seek to raise approximately $114 million of gross proceeds in an initial public offering of Common Stock (the "Equity Offering"). The Company's institutional investors and management currently own 95.0 percent and
5.0 percent, respectively, of the ownership interests of Choice One LLC, an entity that owns substantially all of the Company's outstanding capital stock. If the Equity Offering is consummated, Choice One LLC will dissolve and its assets, which consist almost entirely of such capital stock, will be distributed to the Company's institutional investors and management in accordance with the LLC Agreement. The LLC Agreement provides that the Equity Allocation between the Company's institutional investors and management will range between 95.0 percent/5.0 percent and 66.7 percent/33.3 percent based upon the valuation of the Company's Common Stock implied by the Equity Offering. Based upon the current valuation of the Company's Common Stock implied by the Equity Offering, excluding the effect of options, the Equity Allocation will be
68.5 percent to the Investor Members and 31.5 percent to management. Management will receive the full 31.5 percent allocation if the value of the common stock distributable to the Company's institutional investors based on the initial public offering price exceeds certain hurdle rate thresholds specified in the LLC Agreement for the return on the equity invested by the Company's institutional investors. However, the maximum amount allocable to management was reduced based on the amount of the Company's institutional investors equity undrawn and the length of time of such equity commitment and management will earn the maximum amount to which it is entitled. Under generally accepted accounting principles, upon the consummation of the Equity Offering, the Company will be required to record the increase (based upon the valuation of the Common Stock implied by the Equity Offering) in the assets of Choice One LLC allocated to management as an increase in additional paid-in capital, a portion of which will be recorded as a noncash, nonrecurring charge to operating expense and a portion of which will be recorded as a deferred management ownership allocation charge. The deferred charge will be amortized over 2000, 2001, 2002 and 2003, which is the period over which the Company has the right to repurchase the securities (at the lower of fair market value or the price paid by the employee) in the event the management employee's employment with the Company is terminated.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Unitholders
Atlantic Connections, LLC

   We have audited the accompanying consolidated balance sheet of Atlantic Connections, LLC as of December 31, 1998, and the related consolidated statements of operations, unitholders' equity, and cash flows for the period from July 24, 1998 (date of inception) to December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Connections, LLC at December 31, 1998, and the results of its operations and its cash flows for the period from July 24, 1998 (date of inception) to December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Boston, Massachusetts
June 4, 1999, except for
Note 9, as to which the date
is November 3, 1999

                           ATLANTIC CONNECTIONS, LLC

                          CONSOLIDATED BALANCE SHEETS

                                                    December 31, September 30,
                                                        1998         1999
                                                    ------------ -------------
                                                                  (Unaudited)
                      ASSETS
Current assets:
  Cash and cash equivalents........................  $  100,585   $  227,485
  Accounts receivable, less allowance for doubtful
   amounts of $120,357 at December 31, 1998 and
   $159,099 at September 30, 1999 (Unaudited)           547,937      755,157
  Unbilled receivables.............................     150,872      197,192
  Note receivable from former owners...............     186,693           --
  Prepaid expenses and other assets................       7,530        2,500
                                                     ----------   ----------
      Total current assets.........................     993,617    1,182,334
Property and equipment:
  Switching equipment, including equipment under
   capital leases..................................     549,621      568,417
  Computer equipment...............................      16,965       56,770
  Office equipment.................................      38,299       38,497
  Vehicles.........................................       6,025        6,025
                                                     ----------   ----------
                                                        610,910      669,709
  Less accumulated depreciation and amortization...     (46,360)    (127,080)
                                                     ----------   ----------
                                                        564,550      542,629
Other assets.......................................          --        9,775
Intangible assets, net of accumulated amortization
 of $168,481 at December 31, 1998 and $545,808 at
 September 30, 1999 (Unaudited)....................   2,927,873    2,550,546
                                                     ----------   ----------
      Total assets.................................  $4,486,040   $4,285,284
                                                     ==========   ==========

      LIABILITIES AND UNITHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Line-of-credit..........................................         --  $   200,000
  Accounts payable........................................ $  857,677    1,399,684
  Accrued expenses........................................    126,788       39,431
  Current portion of capital lease obligations............     82,568       66,787
  Current portion of long-term borrowings.................     52,263       51,341
                                                           ----------  -----------
      Total current liabilities...........................  1,119,296    1,757,243
Long-term borrowings and capital lease obligations, less
 current portions.........................................  3,087,677    3,012,006
  Redeemable warrants.....................................     66,600       66,600
  Unitholders' equity (deficit):
    Common units, no par value: 500,000 units authorized;
     71,000 issued and outstanding........................    816,666      816,666
    Accumulated deficit...................................   (604,199)  (1,367,231)
                                                           ----------  -----------
      Total unitholders' equity (deficit).................    212,467     (550,565)
                                                           ----------  -----------
      Total liabilities and unitholders' equity
       (deficit).......................................... $4,486,040  $ 4,285,284
                                                           ==========  ===========

                            See accompanying notes.

                           ATLANTIC CONNECTIONS, LLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              For the period from
                                                 July 24, 1998     Nine Months
                                              (date of inception)     ended
                                                to December 31,   September 30,
                                                     1998             1999
                                              ------------------- -------------
                                                                  (Unaudited)
Net revenues.................................     $2,180,277       $ 6,239,057
Cost of revenues.............................      1,857,775         4,794,064
                                                  ----------       -----------
Gross profit.................................        322,502         1,444,993
Operating expenses:
Sales and marketing..........................         90,878           302,140
General and administrative...................        724,274         1,647,427
                                                  ----------       -----------
                                                     815,152         1,949,567
                                                  ----------       -----------
Loss from operations.........................       (492,650)         (504,574)
Interest expense.............................        111,549           258,458
                                                  ----------       -----------
Net loss.....................................     $ (604,199)      $  (763,032)
                                                  ==========       ===========


                            See accompanying notes.

                           ATLANTIC CONNECTIONS, LLC

            CONSOLIDATED STATEMENTS OF UNITHOLDERS' EQUITY (DEFICIT)

             For the period from July 24, 1998 (date of inception)
                 to December 31, 1998 and the Nine Months ended
                         September 30, 1999 (Unaudited)

                                  Common                        Total
                              --------------- Accumulated    Unitholders'
                              Units   Amount    Deficit    Equity (Deficit)
                              ------ -------- -----------  ----------------
Issuance of common units for
 cash.......................  71,000 $816,666          --     $ 816,666
Net loss....................      --       -- $  (604,199)     (604,199)
                                     -------- -----------     ---------     ---
Balance at December 31,
 1998.......................  71,000  816,666    (604,199)      212,467
Net loss (unaudited)........      --       --    (763,032)     (763,032)
                                     -------- -----------     ---------     ---
Balance at September 30,
 1999 (unaudited)...........  71,000 $816,666 $(1,367,231)    $(550,565)
                              ====== ======== ===========     =========



                            See accompanying notes.

                           ATLANTIC CONNECTIONS, LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            For the period from
                                               July 24, 1998       Nine Months
                                           (date of inception) to     ended
                                                December 31,      September 30,
                                                    1998              1999
                                           ---------------------- -------------
                                                                   (Unaudited)
Operating activities
  Net loss................................      $  (604,199)        $(763,032)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation and amortization.........          214,841           466,039
    Provision for allowance for doubtful
     amounts..............................           31,549            60,000
  Changes in operating assets and
   liabilities:
    Accounts receivable...................           36,252          (267,220)
    Unbilled receivables..................            5,295           (46,320)
    Prepaid expenses and other current
     assets...............................            8,525             5,030
    Other assets..........................               --            (9,775)
    Accounts payable......................         (229,566)          542,007
    Accrued expenses......................           61,616           (87,357)
                                                -----------         ---------
    Net cash used in operating
     activities...........................         (475,687)         (100,628)
Investing activities
  Purchase of property and equipment......          (51,356)          (58,800)
  Note receivable from former owners......         (186,693)          186,693
  Cash paid for acquired assets, including
   acquisition costs......................       (1,268,393)               --
                                                -----------         ---------
    Net cash (used in) provided by
     investing activities.................       (1,506,442)          127,893
Financing activities
  Proceeds from sale of units.............          816,666                --
  Proceeds of senior notes payable and
   redeemable warrants....................        1,500,000                --
  Proceeds from line-of-credit............               --           200,000
  Payments on long-term debt..............         (206,550)          (39,296)
  Payments on capital lease obligations...          (27,402)          (61,069)
                                                -----------         ---------
    Net cash provided by financing
     activities...........................        2,082,714            99,635
                                                -----------         ---------
  Increase in cash and cash equivalents...          100,585           126,900
    Cash and cash equivalents at the
     beginning of period..................               --           100,585
                                                -----------         ---------
    Cash and cash equivalents at the end
     of period............................      $   100,585         $ 227,485
                                                ===========         =========
Supplemental disclosures of cash flow
 information
  Cash paid for interest..................      $    91,643         $ 260,271
Noncash investing and financing
 activities:
  Long-term debt issued or assumed in
   connection with acquisitions...........        1,754,958                --
  Capital lease obligations assumed in
   acquisitions...........................          269,986                --

                            See accompanying notes.

                           ATLANTIC CONNECTIONS, LLC

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nature of Business and Organization

   Atlantic Connections, LLC (the Company) is a limited liability company incorporated in the state of Massachusetts on July 24, 1998. The term of the Company may continue until June 1, 2048 and can be extended prior to the expiration date. The Company is a local telecommunications carrier with locations in Portsmouth, NH and Worcester, MA, and is an integrated communications provider offering local, long distance, data and private line services to small and medium-sized businesses in the Northeastern United States.

   The liability of each member of the Company is limited to such member's respective capital contribution.

Significant Accounting Policies

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Atlantic Connections, Ltd. (See Note 3). All intercompany amounts have been eliminated in consolidation.

 Advertising Cost

   The Company expenses advertising costs as incurred.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

 Concentrations of Credit Risk

   The financial instruments that potentially subject the Company to concentrations of risk are cash and cash equivalents and accounts and unbilled receivables. The risk with respect to cash and cash equivalents is minimized by the Company's policy of investing in financial instruments with short-term term maturities issued by highly-rated financial institutions. The risk with respect to accounts and unbilled receivables is minimized by the large number of the Company's customers. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have been within management's expectations. Customers are located throughout the New England area.

 Impairment of Long-Lived Assets

   The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of." Under SFAS 121, the carrying value of long-lived assets are reviewed if the facts and circumstances suggest they may be impaired. If this review indicates that the affected assets may not be recoverable, as determined based upon a projection of undiscounted operating cash flows, the carrying value of the affected assets would be reduced to fair value.

 Intangible Assets

   Intangible assets result from acquisitions and principally consist of the excess of the acquisition cost over the fair value of the identifiable tangible and intangible assets of the businesses acquired, or goodwill, and amounts attributable to non-compete agreements. Goodwill is amortized on a straight-line basis over its expected life, seven years. The non-compete agreements are amortized on a straight-line basis over the term of the agreement, three years.

                           ATLANTIC CONNECTIONS, LLC

   Amortization expense was $168,481 and $377,327 for the period July 24, 1998 to December 31, 1998 and the nine months ended September 30, 1999 (Unaudited), respectively.

 Property and Equipment

   Property and equipment are stated at cost and are being depreciated using the straight-line method over the estimated useful life of three to seven years. Leasehold improvements are being amortized over the shorter of their useful lives or the remaining life of the lease. Equipment under capital leases amounted to $352,525 at December 31, 1998 and $314,754 at September 30, 1999 (Unaudited).

   Depreciation expense was $46,360 and $80,719 for the period July 24, 1998 to December 31, 1998 and the nine months ended September 30, 1999 (Unaudited), respectively. Amortization of equipment under capital leases is included with depreciation in the accompanying financial statements.

 Revenue Recognition

   Revenue is recognized in the month in which the service is provided.

 Unbilled Receivables

   Unbilled receivables represent services rendered to customers prior to the balance sheet date but unbilled at that date based on the customer's cycle date of billing.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Comprehensive Income

   The Company has no elements of comprehensive income (loss) and, accordingly, comprehensive income (loss) is the same as net income (loss) for the period from July 24, 1998 to December 31, 1998 and the nine months ended September 30, 1999.

 Interim Financial Information (Unaudited)

   The interim financial information at September 30, 1999 and for the nine months ended September 30, 1999, all of which is unaudited, was prepared by the Company on a basis consistent with the audited financial statements. In management's opinion, such information reflects all adjustments which are of a normal recurring nature and which are necessary to present fairly the results of the periods presented.

 Accrued Expenses

   Accrued expenses consist of the following:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
                                                                    (Unaudited)
   Salaries..........................................   $ 67,080      $20,598
   Professional fees.................................     36,524           --
   Interest..........................................     23,184       18,833
                                                        --------      -------
                                                        $126,788      $39,431
                                                        ========      =======

                           ATLANTIC CONNECTIONS, LLC

Acquisitions

   On September 8, 1998, the Company acquired substantially all of the business assets and assumed substantially all of the liabilities of Atlantic Connections, Inc. (ACI) and acquired the stock of Atlantic Connections, Ltd.
(ACL), effective as of September 1, 1998. ACI and ACL were related through holders of our common stock and management. The acquisitions were accounted for as purchases and the results of operations of ACI and ACL are included in the accompanying consolidated financial statements from the effective date of the acquisitions.

   The total purchase price was approximately $4,443,000, including acquisition costs, and was paid in cash, notes issued to the former owners and liabilities assumed. The purchase price was allocated approximately as follows:

   Current assets, principally accounts receivable and unbilled receivables................................................... $  788,000
   Fixed assets...................................................    559,000
   Intangibles, including non-compete agreement and goodwill......  3,096,000
                                                                   ----------
                                                                   $4,443,000
                                                                   ==========

   A reconciliation to cash paid for the acquired assets is as follows:

   Total purchase price............................................ $4,443,000
   Less current liabilities and long-term debt assumed or issued... (3,175,000)
                                                                    ----------
   Cash used to acquire assets..................................... $1,268,000
                                                                    ==========

   Subsequent to the acquisition, certain post closing adjustments were made in accordance with the arrangements between the former owners and the Company. The resulting adjustments resulted in a note receivable due from the former owners at December 31, 1998 of $186,693.

   The pro forma unaudited results of operations for the year ended December 31, 1998, assuming the purchase of ACI and ACL had consummated as of January 1, 1998, follows:

   Net Revenues..................................................... $6,473,000
   Net Loss......................................................... (1,568,000)

                           ATLANTIC CONNECTIONS, LLC

Borrowings

 Long-Term Debt

   A summary of the Company's long-term debt, including capital leases, at December 31, 1998 and September 30, 1999 (Unaudited) is as follows:

                                                           1998        1999
                                                        ----------  -----------
                                                                    (Unaudited)
Note payable to former owners, 8% interest; interest
 only for the first twenty-four months. Payments of
 principal and interest of $5,353 for months twenty-
 five through eighty-five. Due in full October 2005.
 Secured by substantially all business assets.........  $  241,343  $  241,343

Note payable to former owners, 8% interest; interest
 only for the first twenty-four months. Principal and
 interest payments of $16,201 per month for months
 twenty-five through eighty-five. Due in full October
 2005. Secured by substantially all business assets of
 the Company..........................................     713,287     713,287

Note payable to former owners, 8% interest with
 monthly principal and interest payments of $8,091
 through April 15, 2007. Secured by substantially all
 business assets of the Company.......................     591,894     552,597

Senior notes payable to venture capital firm; 12%
 interest; face amount $1,400,000, due in full March
 31, 2005. Interest due quarterly; quarterly principal
 payments of $75,000 begin June 30, 2000..............   1,333,400   1,341,392

Various capital lease obligations; interest rates
 ranging from 7% to 9%................................     242,584     181,515
                                                        ----------  ----------
                                                         3,222,508   3,130,134
Less current portions:
  Capital lease obligations...........................     (82,568)    (66,787)
  Long-term borrowings................................     (52,263)    (51,341)
                                                        ----------  ----------
                                                        $3,087,677  $3,012,006
                                                        ==========  ==========

Senior note payable to venture capital firm; 12%
 interest; convertible into units of the Company equal
 to 15% of the fully diluted equity of the Company;
 due March 31, 2005...................................     100,000     100,000


   The senior notes payable to venture capital firm above are senior in priority to other borrowings of the Company, except those, if any, in connection with the line-of-credit to a bank described below. The senior notes payable require the Company to comply with various financial covenants including maintenance of minimum working capital, minimum capital and limitations on the ratio of senior indebtedness to capital, as defined. At December 31, 1998, the Company was not in compliance with certain of the covenants and the venture capital firm waived the events of noncompliance through December 31, 1998.

   At September 30, 1999, the Company was not in compliance with certain of the covenants. Such events of non-compliance were cured by the acquisition described in Note 9.

Borrowings

   In connection with the senior notes payable, the Company issued a redeemable warrant exchangeable into 10% of the fully diluted equity of the Company. The estimated fair value of the redeemable warrant of $66,600 at September 8, 1998 has been reduced from the face of the senior notes payable. The resulting discount will be amortized to interest expense over the term of the senior notes payable. Amortization expense was $7,992 for the nine months ended September 30, 1999 (Unaudited).

                           ATLANTIC CONNECTIONS, LLC

Line-of-Credit

   On April 30, 1999, the Company obtained two credit facilities with a bank. The line-of-credit is a $500,000 facility to support working capital. The second facility is a $100,000 equipment line-of-credit to acquire equipment. The unused portion of the facilities expires May 31, 2000, with the working capital line-of-credit renewable at the Bank's discretion. Interest is at the prime rate plus 2.0% and is paid monthly in arrears. No amounts were outstanding under these facilities at December 31, 1998 and $200,000 was outstanding under these facilities at September 30, 1999 (Unaudited).

   Aggregate maturities of long-term debt as of December 31, 1998 for the next five years are as follows:

   Years ended December 31:
   1999........................................................... $    52,263
   2000...........................................................     324,294
   2001...........................................................     543,958
   2002...........................................................     564,206
   2003...........................................................     586,136
   Thereafter.....................................................     975,667
                                                                   -----------
                                                                   $ 3,046,524
                                                                   ===========

Leases

   Future minimum lease payments under noncancelable operating and capital leases as of December 31, 1998 are as follows:

                                                             Operating Capital
                                                              Leases    Leases
                                                             --------- --------
   1999....................................................  $ 35,266  $106,187
   2000....................................................    19,230    76,562
   2001....................................................    12,205    61,822
   2002....................................................        --    43,276
   2003....................................................        --     4,153
                                                             --------  --------
                                                               66,701   292,000
   Less amounts representing interest......................        --   (49,416)
                                                             --------  --------
                                                             $ 66,701  $242,584
                                                             ========  ========

   Rent expense was $14,261 and $35,901 in the period from July 24, 1998 to December 31, 1998 and the nine months ended September 30, 1999 (Unaudited).

   In June 1999, the Company entered into a five-year noncancelable operating lease for a new office facility. The Company has a one-time renewal option for either a one, three or five year extension. The minimum annual lease payments are approximately $38,000.

Unitholders' Equity

 Issuance of Common Units

   During the period July 24, 1998 to December 31, 1998, the Company authorized 500,000 units designated as no par value common units and issued 71,000 units in exchange for $816,666 in cash.

                           ATLANTIC CONNECTIONS, LLC

 Warrants

   In connection with the senior notes payable (see Note 5), the Company issued a warrant to purchase an equity interest in the Company equivalent to 10% of the fully diluted equity ownership. The warrants are immediately exercisable and expire September 8, 2008. Up to 5% of the warrants may be earned back by the Company at the rate of up to 1% for each year the Company meets or exceeds certain EBITDA targets and for each year the Company makes principal payments in accordance with the warrant agreement. The warrants are redeemable by the Company, at the option of the investor, beginning any time after the sixth year and, accordingly, are classified outside of equity.

   At December 31, 1998, the Company has reserved 10,000 units for exercise of the warrants and 15,000 units for conversion of the convertible senior notes payable.

 Income Taxes

   Since the Company is a limited liability company, all taxes are paid by the unitholders of the Company as the Company is treated as a pass-through entity for federal and state income tax purposes. Accordingly, there is no tax provision or benefit recorded for the period from July 24, 1998 to December 31, 1998 and the nine months ended September 30, 1999.

 Subsequent Event

   On November 3, 1999, Choice One Communications, Inc. acquired all of the outstanding units of Atlantic Connections, LLC in an acquisition to be accounted for as a purchase business combination. The acquisition was effective from November 1, 1999.

                         REPORT OF INDEPENDENT AUDITORS

   Board of Directors and Stockholders
   Atlantic Connections, Inc.

   We have audited the accompanying balance sheets of Atlantic Connections, Inc. as of December 31, 1997 and August 31, 1998, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1997 and the eight months ended August 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Connections, Inc. at December 31, 1997 and August 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1997 and the eight months ended August 31, 1998, in conformity with generally accepted accounting principles.

                                          s/ Ernst & Young LLP

Boston, Massachusetts
November 10, 1999

                           ATLANTIC CONNECTIONS, INC.

                                 BALANCE SHEETS

                                                        December 31, August 31,
                                                            1997        1998
                                                        ------------ ----------
                        ASSETS
Current assets:
  Accounts receivable, less allowance for doubtful
   amounts of $10,000 at December 31, 1997 and $22,802
   at August 31, 1998..................................  $ 232,026   $ 265,759
  Unbilled receivables.................................     34,394      43,426
  Prepaid expenses and other assets....................     11,720          --
                                                         ---------   ---------
  Total current assets.................................    278,140     309,185
Property and equipment:
  Switching equipment, including equipment under
   capital leases......................................    186,732     187,360
  Office equipment.....................................         --      13,400
                                                         ---------   ---------
                                                           186,732     200,760
  Less accumulated depreciation and amortization.......    (95,848)   (122,950)
                                                         ---------   ---------
                                                            90,884      77,810
                                                         ---------   ---------
  Total assets.........................................  $ 369,024   $ 386,995
                                                         =========   =========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Cash overdraft.......................................  $ 143,977   $  32,183
  Accounts payable.....................................    283,165     645,929
  Accrued expenses.....................................     21,221      46,926
  Current portion of capital lease obligations.........     17,547       5,670
  Current portion of note payable to affiliate.........     29,607      29,607
  Current portion of long-term borrowings..............      9,365       3,205
                                                         ---------   ---------
  Total current liabilities............................    504,882     763,520
Capital lease obligations..............................     70,653      77,534
Note payable to affiliate, less current portion........    177,460     189,460
Long-term borrowings, less current portion.............    115,284     115,284
Stockholders' deficit:
  Common stock, no par value: 300 shares authorized,
   issued and outstanding..............................    166,900     166,900
  Less: Treasury stock, at cost; 47 shares.............   (130,490)   (130,490)
  Accumulated deficit..................................   (535,665)   (795,213)
                                                         ---------   ---------
  Total stockholders' deficit..........................   (499,255)   (758,803)
                                                         ---------   ---------
  Total liabilities and stockholders' deficit..........  $ 369,024   $ 386,995
                                                         =========   =========

                            See accompanying notes.

                           ATLANTIC CONNECTIONS, INC.

                            STATEMENTS OF OPERATIONS

                                                                   Eight Months
                                                       Year Ended     Ended
                                                      December 31,  August 31,
                                                          1997         1998
                                                      ------------ ------------
Net revenues.........................................  $2,150,397   $2,028,891
Cost of revenues.....................................   1,613,424    1,781,367
                                                       ----------   ----------
Gross profit.........................................     536,973      247,524
Operating expenses:
  Selling, general and administrative................     588,690      476,772
                                                       ----------   ----------
Loss from operations.................................     (51,717)    (229,248)
Interest expense.....................................      30,160       30,300
                                                       ----------   ----------
Net loss.............................................  $  (81,877)  $ (259,548)
                                                       ==========   ==========



                            See accompanying notes.

                           ATLANTIC CONNECTIONS, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                          Year ended December 31, 1997
                   and the eight months ended August 31, 1998

                             Common          Treasury                      Total
                         --------------- ----------------  Accumulated Stockholders'
                         Shares  Amount  Shares  Amount      Deficit      Deficit
                         ------ -------- ------ ---------  ----------- -------------
Balance at December 31,
 1996...................  300   $166,900                    $(428,669)   $(261,769)
Purchase of treasury
 stock..................                  (47)  $(130,490)                (130,490)
Dividends paid..........                                      (25,119)     (25,119)
Net loss................                                      (81,877)     (81,877)
                          ---   --------  ---   ---------   ---------    ---------
Balance at December 31,
 1997...................  300    166,900  (47)   (130,490)   (535,665)    (499,255)
Net loss................                                     (259,548)    (259,548)
                          ---   --------  ---   ---------   ---------    ---------
Balance at August 31,
 1998...................  300   $166,900  (47)  $(130,490)  $(795,213)   $(758,803)
                          ===   ========  ===   =========   =========    =========



                            See accompanying notes.

                           ATLANTIC CONNECTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                    Eight Months
                                                        Year Ended     Ended
                                                       December 31,  August 31,
                                                           1997         1998
                                                       ------------ ------------
Operating activities
  Net loss...........................................    $(81,877)   $(259,548)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Depreciation and amortization....................      30,129       27,102
    Provision for allowance for doubtful amounts.....      10,000       12,802
    Changes in operating assets and liabilities:
    Accounts receivable..............................     (91,724)     (46,535)
    Unbilled receivables.............................      (4,986)      (9,032)
    Prepaid expenses and other assets................     (11,720)      11,720
    Accounts payable.................................      50,043      353,607
    Accrued expenses.................................      21,221       34,862
                                                         --------    ---------
    Net cash (used in) provided by operating
     activities......................................     (78,914)     124,978
Investing activities
  Purchase of property and equipment.................          --      (14,028)
                                                         --------    ---------
    Net cash used in investing activities............          --      (14,028)
Financing activities
  Proceeds of notes payable to affiliate.............      55,506       12,000
  Payments on long-term borrowings...................     (38,715)      (6,160)
  Dividends paid.....................................     (25,119)
  Payments on capital lease obligations..............          --       (4,996)
  Proceeds (payments) of cash overdraft..............      87,242     (111,794)
                                                         --------    ---------
Net cash (used in) provided by financing activities..      78,914     (110,950)
Increase in cash and cash equivalents................          --           --
  Cash and cash equivalents at the beginning of
   period............................................          --           --
                                                         --------    ---------
  Cash and cash equivalents at the end of period.....    $     --    $      --
                                                         ========    =========
Supplemental disclosures of cash flow information
Cash paid for interest...............................    $ 20,204    $   8,586
Noncash investing and financing activities:
    Long-term debt issued to purchase treasury
     stock...........................................     130,490           --
    Capital lease obligations assumed................     101,074           --

                            See accompanying notes.

                           ATLANTIC CONNECTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

Nature of Business and Organization

   Atlantic Connections, Inc. (the Company) was incorporated in the state of Massachusetts on May 31, 1991. The Company is a local telecommunications carrier located in Worcester, MA and is an integrated communications provider offering local, long distance, data and private line services to small and medium-sized businesses in the Northeastern United States.

Significant Accounting Policies

 Concentrations of Credit Risk

   The financial instruments that potentially subject the Company to concentrations of risk are cash, accounts receivables and unbilled receivables. The risk with respect to cash is minimized by the Company's policy of investing in financial instruments with short-term term maturities issued by highly-rated financial institutions. The risk with respect to accounts receivable and unbilled receivables is minimized by the large number of the Company's customers. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have been within management's expectations.

 Impairment of Long-Lived Assets

   The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of." Under SFAS 121, the carrying value of long-lived assets are reviewed if the facts and circumstances suggest they may be impaired. If this review indicates that the affected assets may not be recoverable, as determined based upon a projection of undiscounted operating cash flows, the carrying value of the affected assets would be reduced to fair value.

 Property and Equipment

   Property and equipment are stated at cost and are being depreciated using the straight-line method over the estimated useful lives of three to seven years. Leasehold improvements are being amortized over the shorter of their useful lives or the remaining life of the lease. Equipment under capital leases amounted to $80,859 at December 31, 1997 and $69,448 at August 31, 1998.

   Depreciation expense was $30,129 for the year ended December 31, 1997 and $27,102 for the eight months ended August 31, 1998. Amortization of equipment under capital leases is included with depreciation in the accompanying financial statements.

 Income Taxes

   No provision has been made for federal income taxes as each shareholder is individually liable for federal income taxes under the provisions of Subchapter S of the Federal Income Tax Code. The Company determined Massachusetts state income taxes at the applicable corporate statutory rate using the liability method as required under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Because of the Company's net loss position for 1998 and 1997, no state tax provision was recognized.

 Revenue Recognition

   Revenue is recognized in the month in which the service is provided.

                           ATLANTIC CONNECTIONS, INC.

 Unbilled Receivables

   Unbilled receivables represent services rendered to customers prior to December 31, 1997 and August 31, 1998 but unbilled at that date based on the customer's cycle date of billing.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Related Party

   The Company has a note payable to a related party, Atlantic Connections, Ltd., and relates to advances for working capital and the sharing of certain costs, such as salaries. The Company and Atlantic Connections, Ltd. are related through common management and some holders of our common stock. Total amount due as of December 31, 1997 and August 31, 1998 is $207,067 and $237,383,
respectively. No amounts have been re-paid and the remaining balance is due in full September 1, 2000. As of August 31, 1998 amounts representing interest on the outstanding principal is $18,316.

Financing Arrangements

 Long-Term Debt

   A summary of the Company's long-term debt, including capital leases, at December 31, 1997 and August 31, 1998 is as follows:

                                                              1997      1998
                                                            --------  --------
Note payable to former owner, 8% interest. Payments of
 principal and interest of $1,583 per month for 60 months
 and due in full by April 15, 2007......................... $124,649  $118,489
Note payable to affiliate, 10.5% interest with monthly
 principal and interest payments of $2,062 through
 September 1, 2000.........................................  207,067   219,067
Capital lease obligation, 9% interest. Principal and
 interest payments of $2,057 per month for 60 months and
 due in full April 2002....................................   88,200    83,204
                                                            --------  --------
                                                             419,916   420,760
Less current portions:.....................................  (56,519)  (38,482)
                                                            --------  --------
                                                            $363,397  $382,278
                                                            ========  ========

   Aggregate maturities of note payables for the next five years are as follows:

  Four months ending December 31, 1998................................ $ 32,812
  Year ending December 31, 1999.......................................   27,436
  Year ending December 31, 2000.......................................  157,151
  Year ending December 31, 2001.......................................   11,896
  Year ending December 31, 2002.......................................   12,884
  Year ending December 31, 2003.......................................   95,377
                                                                       --------
                                                                       $337,556
                                                                       ========

                           ATLANTIC CONNECTIONS, INC.

                             Financing Arrangements

Leases

   Future minimum lease payments under noncancelable operating and capital leases are as follows:

                                                              Operating Capital
                                                               Leases   Leases
                                                              --------- -------
Four months ended December 31, 1998..........................  $ 4,500  $ 8,228
Year ending December 31, 1999................................   13,500   24,682
Year ending December 31, 2000................................   13,500   24,682
Year ending December 31, 2001................................   10,125   24,682
Year ending December 31, 2002................................       --    8,228
                                                               -------  -------
                                                                41,625   90,502
Less amounts representing interest...........................       --   (7,298)
                                                               -------  -------
                                                               $41,625  $83,204
                                                               =======  =======

   Rent expense was $17,912 for the year ending December 31, 1997 and $12,449 for the eight months ended August 31, 1998.

Subsequent Event

   On September 8, 1998, substantially all of the Company's assets were acquired by Atlantic Connections, LLC. Atlantic Connections, LLC also assumed substantially all of the Company's liabilities. The transaction had an effective date of September 1, 1998.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Atlantic Connections, Ltd.

   We have audited the accompanying balance sheets of Atlantic Connections, Ltd. as of December 1, 1997 and August 31, 1998, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1997 and the eight months ended August 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Connections, Ltd. at December 31, 1997 and August 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1997 and the eight months ended August 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Boston, Massachusetts
November 10, 1999

                           ATLANTIC CONNECTIONS, LTD.

                                 BALANCE SHEETS

                                                        December 31, August 31,
                                                            1997        1998
                                                        ------------ ----------
                        ASSETS
Current assets:
  Accounts receivable, less allowance for doubtful
   amounts of $40,000 at December 31, 1997 and $45,390
   at August 31, 1998..................................  $ 277,980   $ 290,777
  Note receivable from affiliate.......................     29,607      29,607
  Unbilled receivables.................................    113,224     107,854
  Prepaid expenses and other assets....................      1,482       4,875
                                                         ---------   ---------
  Total current assets.................................    422,293     433,113
Property and equipment:
  Switching equipment, including equipment under
   capital leases......................................    361,956     489,975
  Office equipment.....................................     40,143      41,304
  Vehicles.............................................     14,095      12,946
                                                         ---------   ---------
                                                           416,194     544,225
  Less accumulated depreciation and amortization.......   (308,123)   (341,695)
                                                         ---------   ---------
                                                           108,071     202,530
Note receivable from affiliate.........................    177,460     207,776
Other assets...........................................     10,000         180
                                                         ---------   ---------
Total assets...........................................  $ 717,824   $ 843,599
                                                         =========   =========

         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Cash overdraft.......................................  $ 273,058   $ 212,759
  Line-of-credit.......................................     75,000      75,000
  Accounts payable.....................................     60,390     232,342
  Accrued expenses.....................................     63,251     250,381
  Income tax payable...................................    104,170     118,005
  Deferred taxes.......................................    114,388          --
  Current portion of capital lease obligations.........     17,547      19,909
  Current portion of long term borrowings..............    166,213     123,514
                                                         ---------   ---------
  Total current liabilities............................    874,017   1,031,910
Capital lease obligations..............................     70,653     166,874
Long-term borrowings, less current portion.............    481,045     481,045
Stockholders' deficit:
  Class A common stock, no par value: 200 shares
   authorized; 170 shares issued and outstanding.......    123,000     123,000
Class B common stock, no par value: 400 shares
 authorized; 341 shares issued and outstanding.........      7,008       7,008
  Less: Treasury stock, at cost; 170 shares............   (541,579)   (541,579)
  Accumulated deficit..................................   (296,320)   (424,659)
                                                         ---------   ---------
Total stockholders' deficit............................   (707,891)   (836,230)
                                                         ---------   ---------
Total liabilities and stockholders' deficit............  $ 717,824   $ 843,599
                                                         =========   =========

                            See accompanying notes.

                           ATLANTIC CONNECTIONS, LTD.

                            STATEMENTS OF OPERATIONS

                                                          Year     Eight months
                                                         ended        ended
                                                      December 31,  August 31,
                                                          1997         1998
                                                      ------------ ------------
Net revenues.........................................  $3,385,666   $2,263,422
Cost of revenues.....................................   2,105,777    1,647,620
                                                       ----------   ----------
Gross profit.........................................   1,279,889      615,802
Operating expenses:
Selling, general and administrative..................     954,803      794,874
                                                       ----------   ----------
Income (loss) from operations........................     325,086     (179,072)
Interest expense.....................................      53,263       19,597
                                                       ----------   ----------
Income (loss) before income tax......................     271,823     (198,669)
Tax provision (benefit)..............................     181,317      (70,330)
                                                       ----------   ----------
Net income (loss)....................................  $   90,506   $ (128,339)
                                                       ==========   ==========




                            See accompanying notes.

                           ATLANTIC CONNECTIONS, LTD.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                          Year ended December 31, 1997
                     and eight months ended August 31, 1998

                             Class A        Class B
                             Common         Common         Treasury                      Total
                         --------------- ------------- ----------------  Accumulated Stockholders'
                         Shares  Amount  Shares Amount Shares  Amount      Deficit      Deficit
                         ------ -------- ------ ------ ------ ---------  ----------- -------------
Balance at December 31,
 1996...................  170   $123,000  341   $7,008    --         --   $(286,826)   $(156,818)
Purchase of treasury
 stock..................              --            --  (170) $(541,579)         --     (541,579)
Dividends paid..........              --            --    --         --    (100,000)    (100,000)
Net income..............              --            --    --         --      90,506       90,506
                                --------        ------        ---------   ---------    ---------
Balance at December 31,
 1997...................  170    123,000  341    7,008  (170)  (541,579)   (296,320)    (707,891)
Net loss................                                                   (128,339)    (128,339)
                          ---   --------  ---   ------  ----  ---------   ---------    ---------
Balance at August 31,
 1998...................  170   $123,000  341   $7,008  (170) $(541,579)  $(424,659)   $(836,230)
                          ===   ========  ===   ======  ====  =========   =========    =========




                            See accompanying notes.

                           ATLANTIC CONNECTIONS, LTD.

                            STATEMENTS OF CASH FLOWS

                                                                   Eight months
                                                       Year ended     ended
                                                      December 31,  August 31,
                                                          1997         1998
                                                      ------------ ------------
Operating activities
  Net income (loss)..................................  $  90,506    $(128,339)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Depreciation.....................................     32,065       33,474
    Provision for allowance for doubtful amounts.....     40,000        5,390
    Deferred taxes...................................    100,715     (114,388)
    Changes in operating assets and liabilities:
      Accounts receivable............................      2,630      (18,187)
      Unbilled receivables...........................      7,515        5,370
      Prepaid expenses and other assets..............      1,561       (3,393)
      Other assets...................................    (10,000)       9,820
      Accounts payable...............................   (379,653)     171,952
      Accrued expenses...............................     (2,676)     187,130
      Income taxes payable...........................     78,963       13,835
                                                       ---------    ---------
    Net cash (used in) provided by operating
     activities......................................    (38,374)     162,664
Investing activities
  Purchase of property and equipment.................    (21,424)     (10,151)
                                                       ---------    ---------
    Net cash used in investing activities............    (21,424)     (10,151)
Financing activities
  Proceeds of notes payable..........................    140,000           --
  Dividends paid.....................................   (100,000)          --
  Advances to affiliate..............................   (101,183)     (30,316)
  Payments on long-term borrowings...................   (139,065)     (42,699)
  Payments on capital lease obligations..............    (13,300)     (19,199)
  Proceeds (payments) of cash overdraft..............    273,058      (60,299)
                                                       ---------    ---------
    Net cash (used in) provided by financing
     activities......................................     59,510     (152,513)
Decrease in cash and cash equivalents................       (288)          --
  Cash and cash equivalents at the beginning of
   period............................................        288           --
                                                       ---------    ---------
  Cash and cash equivalents at the end of period.....  $      --    $      --
                                                       =========    =========
Supplemental disclosures of cash flow information
  Cash paid for interest.............................  $  54,868    $  41,359
  Cash paid for taxes................................      1,639        9,273
Noncash investing and financing activities:
  Long-term debt issued to purchase treasury stock...    541,579           --
  Capital lease obligations assumed..................    101,500      117,782

                            See accompanying notes.

                           ATLANTIC CONNECTIONS, LTD.

                         NOTES TO FINANCIAL STATEMENTS

Nature of Business and Organization

   Atlantic Connections, Ltd. (the Company) was incorporated in the state of New Hampshire on April 29, 1988. The Company is a local telecommunications carrier located in Portsmouth, NH and is an integrated communications provider offering local, long distance, data and private line services to small and medium-sized businesses in the Northeastern United States.

Significant Accounting Policies

 Concentrations of Credit Risk

   The financial instruments that potentially subject the Company to concentrations of risk are cash, accounts receivables and unbilled receivables. The risk with respect to cash is minimized by the Company's policy of investing in financial instruments with short-term term maturities issued by highly-rated financial institutions. The risk with respect to accounts and unbilled receivables is minimized by the large number of the Company's customers. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have been within management's expectations. Customers are located throughout the New England area.

 Impairment of Long-Lived Assets

   The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of." Under SFAS 121, the carrying value of long-lived assets are reviewed if the facts and circumstances suggest they may be impaired. If this review indicates that the affected assets may not be recoverable, as determined based upon a projection of undiscounted operating cash flows, the carrying value of the affected assets would be reduced to fair value.

 Property and Equipment

   Property and equipment are stated at cost and are being depreciated using the straight-line method over the estimated useful life of three to seven years. Leasehold improvements are being amortized over the shorter of their useful lives or the remaining life of the lease. Equipment under capital leases amounted to $80,859 at December 31, 1997 and $180,787 at August 31, 1998.

   Depreciation expense was $32,065 for the year ended December 31, 1997 and $33,475 for the eight months ended August 31, 1998. Amortization of equipment under capital leases is included with depreciation in the accompanying financial statements.

 Income Taxes

   The Company provides for income taxes under the liability method prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Revenue Recognition

   Revenue is recognized in the month in which the service is provided.

                           ATLANTIC CONNECTIONS, LTD.

 Unbilled Receivables

   Unbilled receivables represent services rendered to customers prior to December 31, 1997 and August 31, 1998 but unbilled at that date based on the customer's cycle date of billing.

Significant Accounting Policies

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Related Party

   The Company has a note receivable from a related party, Atlantic Connections, Inc., and relates to advances for working capital and the sharing of certain costs, such as salaries. The Company and Atlantic Connections, Inc. are related through common management and some holders of our common stock. Total amount due as of December 31, 1997 and August 31, 1998 is $207,067 and $237,383, respectively. No amounts have been re-paid and the remaining balance is due in full September 1, 2000.

Financing Arrangements

 Long-Term Debt

   A summary of the Company's long-term debt, including capital leases, at December 31, 1997 and August 31, 1998 is as follows:

                                                           1997       1998
                                                         ---------  ---------
Note payable to bank, 10% interest. Payments of
 principal and interest of $2,975 per month for 60
 months and due in full by April 16, 2002. Note contains
 a subjective acceleration clause; amount is classified
 as current............................................. $ 124,601  $ 109,270
Note payable to former owner, 8% interest. Payments of
 principal and interest of $6,508 due on April 15,
 2007...................................................   517,852    492,830
Note payable to bank, 8.9% interest with 36 monthly
 principal and interest payments of $321 through April,
 1999...................................................     4,805      2,459
Various capital lease obligations; interest rates
 ranging from 7% to 9%..................................    88,200    186,783
                                                         ---------  ---------
                                                           735,458    791,342
Less current portion....................................  (183,760)  (143,423)
                                                         ---------  ---------
                                                         $ 551,698  $ 647,919
                                                         =========  =========

   Aggregate maturities of long-term debt for the next five years are as follows:

Four months ended December 31, 1998................................... $ 22,656
Year ending December 31, 1999.........................................   69,251
Year ending December 31, 2000.........................................   74,245
Year ending December 31, 2001.........................................   81,051
Year ending December 31, 2002.........................................   64,013
Thereafter............................................................  293,343
                                                                       --------
                                                                       $604,559
                                                                       ========

                           ATLANTIC CONNECTIONS, LTD.

Line-of-Credit

   The Company has a credit facility with a bank. The line-of-credit is a $75,000 facility to support working capital. The unused portion of the facility expires May 31, 1999. Interest is at the prime rate plus 1.5% and is paid monthly in arrears. $75,000 was outstanding under this facility at December 31, 1997 and August 31, 1998.

Leases

   Future minimum lease payments under noncancelable operating and capital leases are as follows:

                                                             Operating Capital
                                                              Leases    Leases
                                                             --------- --------
Four months ended December 31, 1998......................... $  6,199  $ 27,169
Year ending December 31, 1999...............................   19,270    81,505
Year ending December 31, 2000...............................    3,234    51,928
Year ending December 31, 2001...............................       --    37,140
Year ending December 31, 2002...............................       --    24,839
                                                             --------  --------
                                                               28,703   222,581
Less amounts representing interest..........................       --   (35,798)
                                                             --------  --------
                                                             $ 28,703  $186,783
                                                             ========  ========

   Rent expense was $16,172 for the year ended December 31, 1997 and $10,713 for the eight months ended August 31, 1998.

Income Taxes

   Significant components of the provision (benefit) for income taxes are as follows:

                                                                        Eight
                                                                        Months
                                                          Year Ended    Ended
                                                         December 31, August 31,
                                                             1997        1998
                                                         ------------ ----------
Current:
  Federal...............................................   $ 68,829    $ 36,072
  State.................................................     11,773       7,986
                                                           --------    --------
                                                             80,602      44,058
                                                           --------    --------
Deferred:
  Federal...............................................     82,876     (93,655)
  State.................................................     17,839     (20,733)
                                                           --------    --------
                                                            100,715    (114,388)
                                                           --------    --------
Total (benefit) expense.................................   $181,317    $(70,330)
                                                           ========    ========

                           ATLANTIC CONNECTIONS, LTD.

   Deferred income taxes arise principally from temporary differences related to a change from the accrual to cash method of accounting for tax purposes. The components of the Company's deferred income taxes are as follows:

                                                         December 31, August 31,
                                                             1997        1998
                                                         ------------ ----------
Deferred tax liabilities:
  Adjustment of accrual to cash basis...................  $(113,562)   $ 19,823
  Fixed assets differences..............................       (826)    (16,022)
Total deferred tax liabilities..........................   (114,388)      3,801
Deferred tax assets:
  Less valuation allowance..............................         --       3,801
                                                          ---------    --------
  Net deferred tax liability............................  $(114,388)   $     --
                                                          =========    ========

Income Taxes

   The difference between the provision (benefit) for income taxes and the amount computed by applying the statutory federal income tax rate is as follows:

                                                                 Eight Months
                                                   Year Ended        Ended
                                                  December 31,    August 31,
                                                      1997           1998
                                                  -------------  --------------
Federal taxes at statutory rates................. $ 92,420 34.0% $(67,547) 34.0%
Add/(deduct):
  Change in valuation allowance..................            --     3,801  (1.9)
  State income taxes, net of federal benefit.....   12,802  4.7    (8,413)  4.2
  Effect of graduated rates......................      781  0.3        --    --
  Additional taxes due to IRS examination........   71,508 26.3        --    --
  Other..........................................    3,806  1.4     1,829   (.9)
                                                  -------- ----  --------  ----
                                                  $181,317 66.7% $(70,330) 35.4%
                                                  ======== ====  ========  ====

Subsequent Event

   On September 8, 1998, Atlantic Connections, LLC acquired 100% of the outstanding stock of the Company. The transaction had an effective date of September 1, 1998.

                         APPENDIX A--Fairness Opinions

                                  May 14, 2000

The Board of Directors
Choice One Communications Inc.
100 Chestnut Street
Suite 700
Rochester, NY 14604

Dear Members of the Board:

   We understand that Choice One Communications Inc., a Delaware corporation ("Choice One" or the "Company"), is considering a transaction whereby a wholly owned subsidiary of the Company ("Acquiror Sub") will merge (the "Merger") with US Xchange, Inc., a Delaware corporation ("Xchange" or the "Target"). Pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement"), the aggregate consideration to be paid by the Company for all of the issued and outstanding shares of common stock, par value of $0.01 per share ("Xchange Common Stock"), of Target and all outstanding options, warrants and other stock issuance agreements (the "Consideration") will consist of: (i) cash consideration of $339 million, less the principal of, interest/1/, on and retirement premium in excess of 101% of principal amount on the 15% Senior Notes due July 1, 2008 of the Target's subsidiary (the "Notes"), the principal on other indebtedness of the Target and its subsidiaries and costs incurred by the Target in connection with the transactions contemplated by the Merger Agreement, and (ii) a number of shares of Company common stock equal to the quotient of (A) $224 million, (i) less the value of the restricted stock to be granted to continuing employees not involved in the fiber business, the principal amount of all loans made by the Company to the Target to fund operating losses and interest thereon (excluding any amounts spent towards capital expenditures), and any Deficiency (as defined below), (ii) plus any Surplus (as defined below), divided by (B) $32. The stock consideration is to adjusted for any negative difference ("Deficiency") or positive difference ("Surplus") between the Net Receivables Position (as defined below) reflected on the audited balance sheet as of March 31, 2000 and the pro forma balance sheet dated as of the closing date of the Merger. After the closing of the Merger, the cash consideration is to be adjusted for any negative difference or positive difference between the Net Receivables Position reflected on the pro forma balance sheet as of the closing date of the Merger and the audited balance sheet as of the closing date of the Merger. "Net Receivables Position" means the excess of accounts receivable over all accounts payable plus accrued expenses (excluding accrued interest) of the Target and its subsidiaries shown on any specified balance sheet of the Target and its subsidiaries.

   The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

   You have requested our opinion as to the fairness to the Company from a financial point of view of the Consideration to be paid by the Company in the Merger.

   UBS Warburg LLC ("UBSW") has acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee upon the consummation thereof. In the past, UBSW and its predecessors have provided investment banking services to the Company and received customary compensation for the rendering of such services. In the ordinary course of business, UBSW, its successors and affiliates have traded securities of the Company for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

   Our opinion does not address the Company's underlying business decision to effect the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Merger. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, and that all parties will comply with all the material terms of the Merger Agreement.

--------
/1/Includes only that interest expense incurred from signing up until the sooner of closing or 90 days after signing.

   In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and Target, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Target, including estimates and financial forecasts prepared by the managements of the Company and the Target and not publicly available, (iv) conducted discussions with members of the senior managements of the Company and the Target, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and the Target, (vi) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vii) considered certain pro forma effects of the Merger on the Company's financial statements and reviewed certain estimates of synergies prepared by Company management,
(viii) reviewed the May 14, 2000 draft of the Merger Agreement, and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

   In connection with our review, at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Target, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, pro forma effects and calculations of synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies. In addition, we have assumed with your approval that the future financial results, including the calculation of synergies, referred to above will be achieved at the times and in the amounts projected by management. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

   Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be paid by the Company in the Merger is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          UBS Warburg LLC

                                                   /s/  Aaron Hill
                                          By __________________________________
                                                       Aaron Hill
                                                    Managing Director

                                                  /s/  Brian Hanson
                                          By __________________________________
                                                      Brian Hanson
                                                    Managing Director

                                  May 14, 2000

Board of Directors
Choice One Communications, Inc.
100 Chestnut Street, Suite 700
Rochester, NY 14604

Dear Members of the Board of
 Directors:

   We understand that Morgan Stanley Dean Witter Capital Partners IV, L.P., MSDWCP IV 892 Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P. (collectively, "Morgan Stanley") are considering an investment in certain securities of Choice One Communications, Inc., a Delaware corporation (the "Company"), consisting of 200,000 shares of the Company's Series A Senior Cumulative Preferred Stock, no par value ("Series A Preferred Stock"), and warrants ("Warrants") to purchase shares of Common Stock, $.01 par value per share ("Common Stock"), of the Company representing 4.25% of the outstanding Common Stock on a pro forma fully diluted basis as of and after giving effect to the closing of the Acquisition (as defined below), for an aggregate purchase price of $200 million. The Series A Preferred Stock and the Warrants are collectively referred to as the "Securities". We understand that the closing of the sale of securities is being made in connection with, and will take place concurrently with, the closing of the proposed acquisition (the "Acquisition") by the Company of US Xchange, Inc., a Delaware corporation ("Xchange").

   You have requested our opinion as to the fairness, from a financial point of view, of the financial terms of the Securities to the Company.

   In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and certain other pro forma financial information relating to the Company after giving effect to the Acquisition; (ii) reviewed the historical market prices and trading volumes of the Common Stock; (iii) compared the financial terms of the Securities with the publicly available financial terms of certain other securities that we considered relevant; (iv) reviewed the commitment letter of Morgan Stanley, dated April 27, 2000, including the term sheet attached thereto (the "Term Sheet"), containing the financial terms of the Securities and a description of the proposed Acquisition; and (v) conducted such other financial studies, analyses and investigations, and considered such other information as we have deemed necessary or appropriate.

   In connection with our review, at your direction, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Xchange in connection with this opinion, nor have we been furnished with any such evaluation or appraisal. Our opinion is necessarily based on economic, monetary, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

   Our opinion does not address the Company's underlying business decision to effect the issuance of the Securities or the Acquisition. At your direction, we have not been asked to, nor do we, offer any opinion as to the non-financial terms of the Securities. In rendering this opinion, we have assumed, with your consent, that the final executed forms of any purchase or subscription agreement, the certificate of designation of the Securities and any other document relating to the Securities reflect in all material respects the financial terms of the Securities as set forth in the Term Sheet. We have not negotiated the terms of the Securities, and, except for three parties known to you, we have not been authorized to and have not solicited indications of interest in any similar securities of the Company from other parties.

   UBS Warburg ("UBSW") has provided in the past, and continues to provide, investment banking services to the Company and has received, and will receive, customary compensation for the rendering of such services. In the ordinary course of business, UBSW, its successors and affiliates may trade securities of the Company for their own accounts and, accordingly, may at any time hold a long or short portion in such securities.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the financial terms of the Securities are fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          UBS WARBURG LLC

                                                   /s/  Aaron Hill
                                          By __________________________________
                                                       Aaron Hill
                                                    Managing Director

                                                  /s/  Brian Hanson
                                          By __________________________________
                                                      Brian Hanson
                                                    Managing Director